Filed Pursuant to Rule 424(b)(3)

File No. 333-129439

PROSPECTUS

(Proposed Holding Company for Lake Shore Savings Bank)

Up to 2,587,500 Shares of Common Stock

Lake Shore Bancorp, Inc. is offering common stock for sale in connection with the reorganization of Lake Shore Savings and Loan Association into the mutual holding company form of organization. The shares we are offering for sale represent 45% of the to be outstanding common stock of Lake Shore Bancorp. In connection with the reorganization, Lake Shore Savings and Loan Association will convert its New York State mutual savings and loan charter to a federal stock savings bank charter and change its name to Lake Shore Savings Bank. In addition, Lake Shore Savings Bank will form Lake Shore Bancorp, which will own 100% of Lake Shore Savings Bank upon completion of the reorganization. Lake Shore, MHC, the federally-chartered mutual holding company to be formed by Lake Shore Savings Bank, will own 53% of the outstanding common stock of Lake Shore Bancorp. In connection with the reorganization, we will also form The Lake Shore Charitable Foundation. We intend to contribute to the charitable foundation an amount of authorized but unissued shares that will equal 2% of the Lake Shore Bancorp common stock outstanding after the reorganization. The common stock of Lake Shore Bancorp will be quoted on the Nasdaq National Market under the symbol “LSBK.”

We are offering up to 2,587,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,912,500 shares to complete the offering. We may sell up to 2,975,625 shares without resoliciting subscribers due to regulatory considerations, demand for our shares or changes in market conditions. The offering is expected to terminate at 11:00 a.m., Eastern Time, on March 16, 2006. We may extend this expiration date without notice to you until April 30, 2006.

Ryan Beck & Co., Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any shares of the common stock being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares are offered for sale at a price of $10.00 per share.

If you are or were a depositor of Lake Shore Savings, you may have a priority right to purchase shares of common stock. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond April 30, 2006. If the offering is extended beyond April 30, 2006, with Office of Thrift Supervision approval, subscribers will be resolicited and given the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in a segregated account at Lake Shore Savings, or at our discretion at another insured depository institution, and will earn interest at our passbook savings rate. If we terminate the offering, or if we extend the offering beyond April 30, 2006 and you rescind or modify your order, we will promptly return applicable funds with interest at our passbook savings rate.

We expect our directors and executive officers, together with their associates, to subscribe for 89,600 shares, which equals 3.8% of the shares that will be sold in the offering at the midpoint of the offering range plus shares issued to our charitable foundation.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, As Adjusted
Number of shares	1,912,500	2,587,500	2,975,625
Gross offering proceeds	$19,125,000	$25,875,000	$29,756,250
Estimated offering expenses	$1,392,000	$1,453,000	$1,489,000
Estimated net proceeds	$17,733,000	$24,422,000	$28,267,250
Estimated net proceeds per share	$9.27	$9.44	$9.50

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 24.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at (800) 806-8430.

RYAN BECK & CO.

The date of this prospectus is February 13, 2006

Lake Shore Savings

NEW YORK
PA
NJ

NEW YORK
190
East Amherst
190
990
290
78
Buffalo
190
20
90
Erie County
Lake Erie
20A
Orchard Park
Hamburg

90
Dunkirk
Lake Erie
Fredonia
90
Westfield
20
60
Chautauqua County
394
86
86
Jamestown
Lakewood
NEW YORK
62

★ **Corporate Headquarters:**

125 East Fourth Street
Dunkirk

● **Branches:**

Erie County

Orchard Park
3111 Union Road
Orchard Park

East Amherst
5751 Transit Road
East Amherst

Hamburg
59 Main Street
Hamburg

Chautauqua County

Dunkirk
128 East Fourth Street
Dunkirk

Fredonia
30 East Main Street
Fredonia

Westfield
106 East Main Street
Westfield

Jamestown
1 Green Avenue
(Lakewood Office)
Jamestown

115 East Fourth Street
Jamestown

QUESTIONS AND ANSWERS ABOUT THE OFFERING

The following are answers to frequently asked questions. You should read this entire prospectus, including “Risk Factors” beginning on page 24. The sections entitled “Summary” and “The Reorganization and Offering” beginning on page 5 and page 117, respectively, provide detailed information about the offering and placing stock orders.

Q:	What will happen as a result of the reorganization of Lake Shore Savings and Loan Association?

A:	Lake Shore Savings is undertaking a transaction referred to as a mutual holding company reorganization. As part of the reorganization, Lake Shore Savings will convert from a New York-chartered mutual savings and loan association to a federal stock savings bank. Currently, Lake Shore Savings is a New York-chartered mutual (meaning no stockholders) savings and loan association. As a result of the charter conversion and reorganization, Lake Shore Savings and Loan Association will change its name to Lake Shore Savings Bank and become a federally-chartered stock savings bank in a mutual holding company structure with two holding companies. Lake Shore Savings will form a new federally-chartered stock holding company, Lake Shore Bancorp. It will sell 45% of its common stock to the public and will issue 53% of its common stock to Lake Shore, MHC, a federal mutual holding company. In connection with the reorganization, we will also form The Lake Shore Charitable Foundation. We intend to contribute to the charitable foundation an amount of authorized but unissued shares that will equal 2% of the Lake Shore Bancorp common stock outstanding after the reorganization and offering. After the reorganization and offering, Lake Shore Bancorp will own 100% of Lake Shore Savings Bank’s outstanding common stock.

Q:	Will the reorganization affect my deposit accounts or loans?

A:	No. The reorganization is an internal change to our corporate structure. It will not affect the balance or terms of deposit or loan accounts, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts are not being converted to stock.

Q:	How many shares of common stock are being offered for sale and at what price?

A:	We are offering for sale up to 2,587,500 shares of common stock at a price of $10.00 per share. In order to complete the offering, we must sell at least 1,912,500 shares of common stock. If, as a result of regulatory considerations, demand for our shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 2,975,625 shares without giving you further notice or the opportunity to modify or cancel your stock order.

Q:	Who may purchase shares of common stock in the offering?

A:	Rights to subscribe for common stock in a subscription offering have been granted under our plan of reorganization to the following persons in the following descending order of priority:

1.	Lake Shore Savings’ depositors with deposit balances aggregating $50 or more as of June 30, 2004 (“eligible account holders”);

2.	Our tax-qualified employee benefit plans;

3.	Lake Shore Savings’ depositors with deposit balances aggregating $50 or more as of December 31, 2005 (“supplemental eligible account holders”); and

4.	Lake Shore Savings’ depositors as of February 6, 2006.

In the event that the above do not subscribe for all of the shares of common stock being offered for sale, we may offer shares in a community offering to the general public, giving a purchase preference to natural persons who reside in Chautauqua, Erie and Cattaraugus Counties, New York.

Q:	What factors should I consider when deciding whether to purchase shares of common stock in this offering?

A:	There are many important factors for you to consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section, before making your investment decision.

Q:	Will I be charged a commission if I purchase shares of common stock in the offering?

A:	No. You will not be charged a commission or fee to purchase shares in the offering.

Q:	How many shares of common stock may I buy?

A:	The minimum order is 25 shares. The individual purchase limitation is $200,000 of common stock (20,000 shares) in the offering. Furthermore, no person, together with associates and persons acting in concert with such person, may purchase more than $400,000 of common stock (40,000 shares) in all categories of the offering combined.

Q:	Will my common stock be insured by deposit insurance or guaranteed by any government agency?

A:	No. Unlike insured deposit accounts at Lake Shore Savings, our common stock, like all common stock, will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q:	When is the deadline for subscribing for common stock?

A:	We must receive at our Stock Information Center a properly signed and completed stock order form with the required payment no later than 11:00 a.m., Eastern Time, on March 16, 2006. Delivery of a stock order form may be made by:

•	mail, using the order reply envelope provided;

•	overnight delivery to the Stock Information Center address on the stock order form; or

•	hand-delivery to the Stock Information Center, located at our administrative office, at 31 East Fourth Street, Dunkirk, New York. Stock order forms may not be hand-delivered to our main banking office in Dunkirk or to any Lake Shore Savings branches.

Q:	Can I change my mind after I place a stock order?

A:	No. Once we receive your stock order, you cannot cancel or modify it, unless we are required to resolicit subscribers.

Q:	How can I pay for the common stock?

A:	You have two payment options as described on the stock order form:

•	you can pay by personal or bank check or money order made payable to Lake Shore Bancorp, Inc., which will be cashed upon receipt (please do not submit a third party check); or

•	you can authorize a withdrawal from certain types of Lake Shore Savings deposit accounts as explained on the stock order form. There will be no penalty for early withdrawal from certificate accounts.

The amount(s) designated by you for withdrawal must be available within your account(s) at the time we receive the stock order form. Funds will not be withdrawn prior to completion of the offering period, but a hold will be placed on the dollar amounts designated, so the amounts will not be available to you during the offering period.

Q:	May I obtain a loan from Lake Shore Savings to pay for my common stock?

A:	No. Federal law prohibits Lake Shore Savings from knowingly loaning funds to purchase shares of common stock in the offering. You may not submit a check drawn on a Lake Shore Savings line of credit as payment for shares.

Q:	Can I subscribe for common stock using funds in my individual retirement account at Lake Shore Savings?

A:	You may be able to use individual retirement account funds, however you may not authorize direct withdrawal from a Lake Shore Savings individual retirement account. Furthermore, using individual retirement account funds for this type of purchase requires special arrangements and additional processing time. Federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Lake Shore Savings. If you are interested in using individual retirement account funds held at Lake Shore Savings or elsewhere, please promptly call the Stock Information Center for assistance, preferably at least two weeks before the March 16, 2006 offering expiration date. We cannot guarantee that you will be able to use retirement funds held at Lake Shore Savings or elsewhere for this purchase. Your ability to use these funds may depend on timing constraints and, possibly, limitations imposed by the individual retirement account trustee.

Q:	Does Lake Shore Bancorp intend to pay dividends on the common stock?

A:	Yes. After the offering, we expect to adopt a policy of paying cash dividends, but we have not yet decided on the amount or frequency of payments or when payments, if any, may begin.

Q:	What happens if there are not enough shares of common stock to fill all orders?

A:

If there is an oversubscription, you might not receive any or all of the shares you ordered. We will allocate shares in the order of priority established in our plan of reorganization. Orders received in the subscription offering will have priority. If we are unable to fill your order, or can only fill your order in part, you will receive an appropriate refund, with interest. If you paid by check or money order, we will issue you a refund/interest check. If you paid by authorizing a withdrawal from your Lake Shore Savings deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Q:	How do I sell my common stock after I purchase it?

A:	Upon completion of the reorganization and offering, when our shares have begun trading, you may contact a firm offering investment services in order to buy or sell our shares. Our common stock will be quoted on the Nasdaq National Market under the trading symbol “LSBK.” We cannot assure you that you will be able to sell your shares at or above the $10.00 per share offering price.

Q:	Who can help answer any other questions I might have about the offering?

A:	We encourage you to read this entire prospectus. You may direct questions to our Stock Information Center at (800) 806-8430. You may also visit our Stock Information Center, which is located at our administrative office (not our main banking office in Dunkirk). This is the only location that will accept stock order forms and have supplies of offering materials. The Stock Information Center is located at 31 East Fourth Street, Dunkirk, New York. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern Time.

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To fully understand the reorganization and offering, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to Lake Shore, MHC, Lake Shore Bancorp and Lake Shore Savings, or any one of these entities, depending on the context. For assistance, please contact our Stock Information Center at (800) 806-8430.

The Companies

Lake Shore, MHC. Lake Shore, MHC will be formed upon completion of the reorganization. Upon completion of the reorganization, Lake Shore, MHC will become our federally-chartered mutual holding company parent and will own 53% of Lake Shore Bancorp’s outstanding common stock. So long as Lake Shore, MHC exists, it will own a majority of the voting stock of Lake Shore Bancorp. Lake Shore, MHC is not currently an operating company. Lake Shore, MHC will have no stockholders and current and future depositors of Lake Shore Savings will become the members of Lake Shore, MHC. We do not expect that Lake Shore, MHC will engage in any business activity other than owning a majority of the common stock of Lake Shore Bancorp.

The corporate headquarters of Lake Shore, MHC, will be the same as Lake Shore Savings, which are located at 125 East Fourth Street, Dunkirk, New York 14048. The telephone number at this address is (716) 366-4070.

Lake Shore Bancorp, Inc. This offering is made by Lake Shore Bancorp, Inc. Lake Shore Bancorp is not currently an operating company. Lake Shore Bancorp will be formed upon completion of the reorganization as a federally-chartered mid-tier stock holding company. After the reorganization, Lake Shore Bancorp will own all of Lake Shore Savings’ outstanding common stock and will direct, plan and coordinate Lake Shore Savings’ business activities. In the future, Lake Shore Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans to do so.

The corporate headquarters of Lake Shore Bancorp will be the same as Lake Shore Savings, which are located at 125 East Fourth Street, Dunkirk, New York 14048. The telephone number at this address is (716) 366-4070.

Lake Shore Savings and Loan Association. Lake Shore Savings and Loan Association, or Lake Shore Savings, is a savings and loan association, chartered in New York in 1891. As a community-oriented financial institution, Lake Shore Savings is dedicated to serving the financial service needs of consumers and businesses within its market area. We engage primarily in the business of attracting deposits from the general public and using such funds to originate loans. We emphasize the origination of loans secured by first mortgages on owner-occupied, residential real estate. To a lesser extent, we originate other types of real estate loans, commercial loans and consumer loans. As of September 30, 2005, we had total assets of $334.1 million, deposits of $251.6 million and total equity of $27.7 million.

Our corporate headquarters are located at 125 East Fourth Street, Dunkirk, New York 14048. The telephone number at this address is (716) 366-4070. Our website is www.lakeshoresavings.com.

The Lake Shore Charitable Foundation

In 1993, Lake Shore Savings created a grant program to give back to the communities where our branch offices were located. Our Community Re-investment Fund provides funds to local non-profit organizations, such as sports organizations, civic groups, hospitals, schools, and charitable organizations.

Since 1993, we have awarded in excess of $650,000 in grants from this fund. Large donations which have been awarded include $150,000 to Brooks Memorial Hospital, $75,000 to the Dunkirk Library, and $125,000 to the State University of Fredonia Alumni Foundation. All funds granted were derived from earnings in the year the grant was awarded.

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, The Lake Shore Charitable Foundation, as a non-stock Delaware corporation in connection with the reorganization. We will fund the charitable foundation with an amount of stock equal to 2% of the shares of Lake Shore Bancorp common stock outstanding after the reorganization. Based on the purchase price of $10.00 per share, we would fund the charitable foundation with 100,000 shares of our common stock at the midpoint of the offering range. Our contribution to the charitable foundation would reduce net earnings by $615,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2006. The Lake Shore Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market area. It is anticipated that the Lake Shore Charitable Foundation will distribute at least 5% of its net investment assets each year. The distributions will be made based on the following priorities:

•	potential impact and the number of people who will benefit;

•	programs which represent innovative, efficient approaches to serving community needs;

•	requests that will assist those citizens whose needs are not met by existing programs or services;

•	organizations that work cooperatively with other agencies in the community to encourage efficient use of community resources and eliminate duplicated services;

•	projects which promote volunteer participation and citizen involvement; and

•	projects and activities that expect to test or demonstrate new approaches and techniques in the solutions of community problems.

Except in unusual circumstances, contributions will not exceed $2,500. Contributions will not usually be made to capital campaigns, to establish or add to endowment funds, general operating budgets of existing organizations, publications of books or programs, conferences, or annual fund-raising campaigns. Contributions will not normally be made to supplant tax funds for projects or activities that would ordinarily receive public support. Contributions will be made for one year at a time with no commitment for ongoing projects. Special projects that are sponsored by educational or religious institutions will be considered only if they benefit the community as a whole. Careful consideration will be given to the commitment and composition of the requesting organization’s board members, officers, and project leaders. The organizations the charitable foundation contributes to must be able to demonstrate fiscal responsibility, management qualifications, and the ability to complete, deliver, or provide the services or programs for which the contribution is requested.

Currently, there are no plans to make further contributions to the charitable foundation in the future. Lake Shore Savings will review additional contribution considerations from time to time. The amount of common stock that we would offer for sale in the offering would be greater if the offering were to be completed without the contribution to The Lake Shore Charitable Foundation. The establishment of the charitable foundation requires the affirmative vote of a majority of the votes eligible to be cast by Lake Shore Savings’ depositors. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” on page 51.

Our Market Area

We conduct operations from eight full service branch offices and twelve ATMs in Chautauqua and Erie Counties, which are located on the western border of New York State. Chautauqua County contains multiple prime industrial and building sites and a skilled and productive labor force. Erie County is a metropolitan center and is home to Buffalo, the second largest city in New York State. Both Chautauqua and Erie Counties exhibit slower rates of population growth, have lower per capita income and slower growth in per capita income than the United States and New York State averages. Notwithstanding these demographic characteristics, our primary market area has historically been stable, with a diversified base of employers and employment sectors and is not dependent on one key employer.

Our Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization and offering, we plan to continue our strategy of:

•	operating as an independent community-oriented financial institution;

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase residential and commercial real estate lending in our market area, particularly in Erie County, New York;

•	increasing core deposits, particularly in Erie County, New York; and

•	managing our net interest margin and interest rate risk.

The Reorganization and Offering

Description of the Reorganization and Offering. Currently, we are a New York-chartered mutual savings and loan association with no stockholders. Our depositors currently have the right to vote on certain matters such as the election of directors. The mutual holding company reorganization and charter conversion process that we are now undertaking involves a series of transactions by which we will convert from the state-chartered mutual form of organization to the federally-chartered mutual holding company form of organization. In the process, we will change our name from Lake Shore Savings and Loan Association to Lake Shore Savings Bank. In the mutual holding company structure, Lake Shore Savings will be a federally-chartered stock savings bank and all of its outstanding common stock will be owned by newly-formed Lake Shore Bancorp. In addition and as part of the reorganization and offering, 45% of Lake Shore Bancorp’s common stock will be offered and sold to the public and our tax-qualified employee benefit plans, 2% will be issued to our charitable foundation and 53% will be issued to our newly-formed federal mutual holding company, Lake Shore, MHC. Our depositors on the closing date of the reorganization will become the members of Lake Shore, MHC and will have similar voting rights in Lake Shore, MHC as our depositors currently have in Lake Shore Savings.

The following diagrams show our current organizational structure and our organizational structure after completion of the reorganization and offering.

Our current organizational structure:

After the reorganization and offering are completed, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the reorganization and offering and the same officers and directors who currently serve us will continue to serve us after completion of the reorganization and offering.

Reasons for the Reorganization and Offering. Our primary reasons for the reorganization and offering are to permit us to control the amount of capital being raised and prudently deploy the proceeds, while enabling us to:

•	support future lending and operational growth including branch activities and acquisition of other financial institutions, although we have no such acquisition plans at this time;

•	increase our ability to serve our communities;

•	enhance existing products and services and support the development of new products and services;

•	compete more effectively with other financial institutions for new business opportunities;

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans;

•	form a charitable foundation to benefit the communities in which we maintain our corporate headquarters or a branch office; and

•	structure our business in a form that will enable us to access the capital markets.

Although we are interested in finding new possible branch locations, we do not have any specific plans or arrangements for further branch expansion, other than the branch expansion plans discussed in “Business of Lake Shore Savings Bank” that are already underway, and which are not contingent on the reorganization or the offering.

Terms of the Offering

We are offering between 1,912,500 and 2,587,500 shares of common stock of Lake Shore Bancorp for sale at an offering price of $10.00 per share. The subscription offering is made to Lake Shore Savings’ eligible depositors and our tax-qualified employee plans. Shares not sold to these persons may be made available to the public in a community offering, and shares not purchased in the subscription offering or the community offering may be offered for sale through a syndicated community offering. The maximum number of shares that we sell in the offering may increase by up to 15%, to 2,975,625 shares, as a result of demand for the shares in the offering, positive changes in financial markets in general and with respect to financial institution stocks in particular or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 2,975,625 or decreased to less than 1,912,500, or the offering is extended beyond April 30, 2006, subscribers will not have the opportunity to modify or cancel their stock orders. In addition, we intend to contribute shares of our authorized but unissued common stock to The Lake Shore Charitable Foundation, a new charitable foundation to be established, in an amount equal to 2% of the number of shares we issue in the reorganization.

All investors will pay $10.00 per share; no commission will be charged to purchase shares of common stock. Ryan Beck & Co., Inc., our selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Price Per Share

The decision to offer between 1,912,500 shares and 2,587,500 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial is of the opinion that as of December 22, 2005, the estimated pro forma market value of our common stock on a fully converted basis was between $42.5 million and $57.5 million, with a midpoint of $50.0 million. This is our established valuation range. The term “fully converted” means that RP Financial assumed that 100% of our shares of common stock had been sold to the public, as opposed to the 45% that will be sold in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual to stock conversions and reorganizations of financial institutions.

In preparing its appraisal, RP Financial considered the information contained in this prospectus, including Lake Shore Savings’ financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Lake Shore Bancorp and Lake Shore Savings, and the economic and demographic conditions in Lake Shore Savings’ existing market areas;

•	historical, financial and other information relating to Lake Shore Bancorp and Lake Shore Savings;

•	a comparative evaluation of the operating and financial statistics of Lake Shore Bancorp and Lake Shore Savings with those of other similarly situated publicly-traded thrifts and mutual holding companies;

•	the impact of the offering on Lake Shore Bancorp’s consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In reviewing the appraisal prepared by RP Financial, the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

The board of directors determined that the shares of common stock should be sold at $10.00 per share, that 45% of the to be outstanding shares of Lake Shore Bancorp common stock should be offered for sale in the offering, that 53% should be issued to Lake Shore, MHC and 2% issued to our charitable foundation. We chose to sell 45% of our to be outstanding shares of common stock in the offering, rather than a smaller portion, because we believe that we will be able to deploy the capital raised in an offering of this size and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop. Based on the estimated valuation range and the per share purchase price, the number of shares of our common stock that will be outstanding upon completion of the offering will range from 4,250,000 shares to 5,750,000 shares (subject to adjustment to 6,612,500 shares), and the number of shares of our common stock that will be sold in the offering will range from 1,912,500 shares to 2,587,500 shares (subject to adjustment to 2,975,625 shares), with a midpoint of 2,250,000 shares. The number of shares of our common stock that Lake Shore, MHC will own after the offering will range from 2,252,500 to 3,047,500 (subject to adjustment to 3,504,625 shares). The number of shares of common stock to be issued to our charitable foundation will range from 85,000 to 115,000 (subject to adjustment to 132,250 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision.

The appraisal will be updated before we complete the offering. If the estimated valuation range of the common stock at that time is either below $42.5 million or above $66.125 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the plan of reorganization and return all funds promptly;

•	return all funds, terminate the plan of reorganization and hold a new offering;

•	establish a new offering range and commence a resolicitation of subscribers; or

•	take such other actions as may be permitted by the Office of Thrift Supervision.

If we conduct a resolicitation, we will notify you, and you will have the opportunity to modify or cancel your order. Unless we receive an affirmative response from an investor in a designated period of time, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscriber, with interest at Lake Shore Savings’ passbook savings rate, and deposit account withdrawal authorizations will be cancelled. See “The Reorganization and Offering – How We Determined the Offering Range and the $10.00 Price Per Share.” In any event, the offering must be completed by no later than August 9, 2007.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to us. As mutual holding companies, the peer group is comprised of companies that operate under the same form of public ownership as Lake Shore Bancorp will be operating after the reorganization and offering. Under the mutual holding company form of ownership, the majority of the common stock outstanding is owned by the mutual holding company and the remaining shares, which constitute a minority of the common stock, are owned by the public stockholders.

The following table presents a summary of selected pricing ratios for the peer group companies analyzed by RP Financial, and the pro forma pricing ratios for Lake Shore Bancorp as calculated by RP Financial in its independent appraisal. These ratios are based on earnings for the twelve months ended September 30, 2005 and book value as of September 30, 2005.

	Price To Earnings Multiple	Price To Book Value Ratio
Lake Shore Bancorp (pro forma):
Maximum	24.88x	116.96%
Minimum	18.78x	98.23%
Peer group companies as of December 22, 2005:
Average	27.64x	162.56%
Median	25.33x	147.47%

The following table presents pro forma pricing ratios for the peer group of companies, assuming they had completed a second-step conversion, and for Lake Shore Bancorp, assuming it had also fully converted. RP Financial’s calculations of the fully-converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices on December 22, 2005. RP Financial’s calculation of the fully-converted pricing multiples for Lake Shore Bancorp assumes the pro forma impact of selling 100% of the shares of common stock to be issued to the public at $10.00 per share. Compared to the average fully-converted pricing ratios of the peer group, Lake Shore Bancorp’s pro forma fully-converted pricing ratios at the maximum of the offering range indicated a discount of 21.0% on a price-to-earnings basis and a discount of 13.3% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 17.29 times and 22.44 times Lake Shore Bancorp’s earnings. The peer group companies, as of December 22, 2005, traded on average at 28.41 times earnings. The median trading price of the peer group common stock was at 27.37 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 67.24% and 75.93% respectively, of Lake Shore Bancorp’s pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of December 22, 2005, averaged 87.62%. As of December 22, 2005, the median trading price of peer group companies was 86.43% of the book value of these companies.

	Fully Converted Equivalent at Pro Forma Price to Earnings Multiple	Fully Converted Equivalent Pro Forma Price to Book Value Ratio
Lake Shore Bancorp
Maximum	22.44x	75.93%
Minimum	17.29x	67.24%
Valuation of peer group companies as of December 22, 2005:
Average	28.41x	87.62%
Median	27.37x	86.43%

In preparing the fully-converted pricing ratio analysis, RP Financial assumed offering expenses equal to 2.0% of the gross proceeds, a pre-tax reinvestment rate of 4.01% of the net proceeds of the offering, a tax rate of 38.50%, purchases by the employee stock ownership plan equal to 8% of the offered shares, funded with a loan from Lake Shore Bancorp with a 30-year term, purchases by the management recognition plan of an amount of shares equal to 1.96% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) with a five-year vesting schedule and the adoption of a stock option plan equal to 4.90% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation). Shares of common stock purchased by the management recognition plan were assumed at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vest over a five-year period and have a term of 10 years.

The independent appraisal does not indicate stock market value. Do not assume or expect that Lake Shore Bancorp’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering.

After-Market Performance of Mutual Holding Company Reorganizations

The following table provides information regarding the after market performance of the mutual holding company initial public offerings completed from January 1, 2004 through December 22, 2005. As part of its appraisal of our pro forma market value, RP Financial considered the after market performance of mutual holding company reorganizations completed in the three months prior to December 22, 2005, which was the date of its appraisal report. RP Financial considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Mutual Holding Company Initial Public Offerings with

Completed Closing Dates between January 1, 2004 and December 22, 2005

	Price Performance from Initial Trading Date
Company Name	Ticker	IPO Date	1 Day	1 Week	1 Month	Through December 22, 2005
Equitable Financial Corp.	EQFC	11/10/05	0.0%	0.0%	-5.5%	-7.5%
Investors Bancorp, Inc.	ISBC	10/12/05	0.2%	1.0%	5.2%	10.2%
Wauwatosa Holdings, Inc.	WAUW	10/05/05	12.5%	7.3%	9.5%	16.8%
Ottawa Savings Bancorp, Inc.	OTTW	07/14/05	4.0%	5.0%	7.0%	3.0%
United Financial Bancorp, Inc.	UBNK	07/13/05	17.5%	16.0%	17.0%	18.0%
Heritage Financial Group	HBOS	06/30/05	7.5%	7.5%	9.3%	13.3%
Colonial Bancshares, Inc.	COBK	06/30/05	6.0%	9.9%	7.5%	5.6%
North Penn Bancorp, Inc.	NPEN	06/02/05	10.0%	2.5%	1.5%	3.0%
Rockville Financial, Inc.	RCKB	05/23/05	4.8%	10.5%	20.0%	35.5%
FedFirst Financial Corp.	FFCO	04/07/05	-6.6%	-9.3%	-14.5%	-11.5%
Brooklyn Federal Bancorp, Inc.	BFSB	04/06/05	-0.5%	-1.0%	-5.0%	11.1%
Prudential Bancorp of PA Inc.	PBIP	03/30/05	-1.5%	-6.5%	-12.5%	13.8%
Kentucky First Federal Bancorp	KFFB	03/03/05	7.9%	12.0%	12.4%	0.5%
Kearny Financial Corp.	KRNY	02/24/05	13.9%	15.0%	11.3%	25.5%
Home Federal Bancorp of LA	HFBL	01/21/05	-1.0%	0.5%	-0.8%	-2.5%
BV Financial, Inc.	BVFL	01/14/05	-6.5%	-5.0%	-0.7%	-14.0%
Georgetown Bancorp, Inc.	GTWN	01/06/05	2.0%	-0.5%	0.5%	-14.5%
SFSB, Inc.	SFBI	12/31/04	7.5%	-0.9%	-1.5%	-4.5%
Ocean Shore Holding Co.	OSHC	12/22/04	21.5%	22.0%	6.3%	13.5%
Lincoln-Park Bancorp, Inc.	LPBC	12/20/04	10.0%	12.5%	0.0%	-11.0%
Abington Community Bancorp, Inc.	ABBC	12/17/04	33.5%	33.0%	29.0%	31.2%
Home Federal Bancorp, Inc.	HOME	12/07/04	24.9%	26.8%	23.3%	26.2%
PSB Holdings, Inc.	PSBH	10/05/04	5.0%	6.0%	5.0%	6.0%
Atlantic Coast Federal Corp.	ACFC	10/05/04	17.5%	23.1%	30.0%	43.3%
Naugatuck Valley Financial Corp.	NVSL	10/01/04	8.0%	8.1%	8.0%	4.3%
SI Financial Group Inc.	SIFI	10/01/04	12.0%	10.6%	10.3%	8.1%
First Federal Financial Services, Inc.	FFFS	06/29/04	15.0%	22.5%	35.0%	29.2%
Monadnock Community Bancorp, Inc.	MNCK	06/29/04	3.8%	0.0%	-3.8%	25.0%
Osage Federal Financial, Inc.	OFFO	04/01/04	20.0%	22.5%	9.5%	45.4%
Wawel Savings Bank	WAWL	04/01/04	29.5%	25.0%	12.5%	1.5%
K-Fed Bancorp	KFED	03/31/04	34.9%	29.3%	15.9%	20.6%
Citizens Community Bancorp	CZWI	03/30/04	23.7%	27.5%	18.0%	30.0%
Clifton Savings Bancorp, Inc.	CSBK	03/04/04	22.5%	37.8%	32.9%	2.2%
Cheviot Financial Corp.	CHEV	01/06/04	33.2%	33.5%	34.2%	12.2%
Average			11.6%	11.9%	9.6%	11.5%
Median			9.0%	10.2%	8.7%	10.7%

This table is not intended to be indicative of how our stock may perform after the offering. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the long-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Lake Shore Bancorp, the pricing rations for their offerings may be different from the pricing ratios for Lake Shore Bancorp common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this entire prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 24.

You should be aware that, in certain market conditions, common stock prices of initial public offerings have decreased. For example, as the table above illustrates, the common stock of 10 companies traded at or below their initial offering price at various times through December 22, 2005. We can give you no assurance that our common stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual holding company initial public offerings.

Conditions to Completing the Reorganization Including the Charter Conversion

The reorganization will be conducted in accordance with the terms of the plan of reorganization. We cannot complete the reorganization and related offering unless:

•	The charter conversion of Lake Shore Savings from a state-chartered mutual savings and loan association to a federally-chartered mutual savings bank is approved by the affirmative vote of either:

•	66 2/3% of the amount of book value or all Lake Shore Savings’ outstanding deposits; or

•	75% of the amount of all Lake Shore Savings’ outstanding deposits represented at the special meeting of depositors.

•	The plan of reorganization is approved by at least a majority of votes eligible to be cast by depositors of Lake Shore Savings at the special meeting of depositors;

•	We receive all regulatory approvals necessary to complete the reorganization and offering; and

•	We sell at least the minimum number of shares offered.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefits After the Offering

We intend to adopt an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. It is expected that our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering plus shares issued to the charitable foundation. It is expected that the employee stock ownership plan will purchase such shares with the funds from a 30-year loan from Lake Shore Bancorp.

Additionally, we may implement a stock option plan and a management recognition plan that will provide for grants of stock options and of restricted stock. If such stock-based incentive plans are implemented and approved by stockholders within one year of the completion of the reorganization and offering, the number of options granted or shares awarded under the stock-based incentive plans may not exceed 4.90% and 1.96%, respectively, of the shares outstanding after the reorganization and offering (including shares issued to the Lake Shore Charitable Foundation).

The employee stock ownership plan and the stock-based incentive plans will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board and the Securities and Exchange Commission recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees by their first fiscal year beginning after June 15, 2005, which, for us, is the fiscal year beginning January 1, 2006. Since all stock options will be granted after January 1, 2006, we will expense the grant-date fair value of such stock options. Recognizing an expense equal to the grant-date fair value of stock options will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if we issue new shares of our common stock from our authorized but unissued shares of common stock to fund stock option grants and stock awards. See “Risk Factors—Risks Related to Our Business—The Implementation Of Stock-Based Benefits Will Increase Our Future Compensation Expense And Reduce Our Earnings, And May Dilute Your Ownership Interest In Lake Shore Bancorp” and “Management—Benefit Plans.”

We may obtain the shares needed for the stock-based incentive plans by issuing additional shares of common stock or through stock repurchases. However, because Lake Shore, MHC must own a majority of our outstanding shares of common stock as long as it is in existence, we will fund the plans with treasury shares acquired from stock repurchases if the issuance of authorized but unissued shares under the plans would otherwise result in Lake Shore, MHC not owning a majority of our outstanding shares of common stock.

The stock-based incentive plans will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plans cannot be established earlier than six months after the reorganization and offering and would require the approval of our stockholders by a majority of the votes of our outstanding shares of common stock eligible to be cast (excluding votes eligible to be cast by Lake Shore, MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the approval of the stock-based incentive plans by our stockholders by a majority of voting shares (excluding shares voted by Lake Shore, MHC). Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plans:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Lake Shore Savings or Lake Shore Bancorp.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 4.90% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) and a management recognition plan awarding shares of common stock equal to 1.96% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation). In the table below, it is assumed that, at the maximum of the offering range, a total of 2,702,500 shares will be sold to the public and issued to the charitable foundation, and a total of 5,750,000 shares will be outstanding after the offering, including shares issued to Lake Shore, MHC and to the charitable foundation.

Number of Shares	Plan	Individuals Eligible to Receive Awards	Value of Benefits Based on Maximum of Offering Range (1)
			(In thousands)
216,200	Employee stock ownership plan	Officers and employees	$2,162
112,700	Stock awards	Directors, officers and employees	1,127
281,750	Stock options	Directors, officers and employees	1,059

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.76 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.34% (based on the 10 year Treasury Note rate); and a volatility rate of 12.87% based on an index of publicly-traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The value of the restricted shares of common stock will be based on the price of Lake Shore Bancorp’s common stock at the time those shares are awarded, which, subject to stockholder approval, cannot occur until at least six months after the completion of the reorganization and offering. The following table presents the total value of all restricted shares to be available for grant under the management recognition plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	83,300 Shares Awarded at Minimum of Range	98,000 Shares Awarded at Midpoint of Range	112,700 Shares Awarded at Maximum of Range	129,605 Shares Awarded at Maximum of Range, As Adjusted
(In thousands, except for per share price information)
$8.00	$666	$784	$902	$1,037
$10.00	$833	$980	$1,127	$1,296
$12.00	$1,000	$1,176	$1,352	$1,555
$14.00	$1,166	$1,372	$1,578	$1,814

The grant-date fair value of the options granted under the stock option plan will be based in part on the price of Lake Shore Bancorp’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the completion of the reorganization and offering. The value will also depend on the various assumptions utilized in the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Grant-Date Fair Value Per Option	208,250 Options at Minimum of Range	245,000 Options at Midpoint of Range	281,750 Options at Maximum of Range	324,012 Options at Maximum of Range, As Adjusted
(In thousands, except for per share price information)
$8.00	$3.01	$627	$737	$848	$975
$10.00	$3.76	$783	$921	$1,059	$1,218
$12.00	$4.51	$939	$1,105	$1,271	$1,461
$14.00	$5.26	$1,095	$1,289	$1,482	$1,704

Our Issuance of Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. We will issue shares of our common stock, ranging from 85,000 shares at the minimum of the estimated valuation range to 115,000 shares at the maximum of the estimated valuation range, which shares will have a value of $850,000 at the minimum of the estimated valuation range and $1.15 million at the maximum of the estimated valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares based on the $10.00 per share offering price, we will record an after-tax expense of $522,750 at the minimum of the estimated valuation range and of $707,250 at the maximum of the estimated valuation range, during the quarter in which the offering is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

See “Risk Factors—The Contribution To The Lake Shore Charitable Foundation Will Hurt Our Profits For Fiscal Year 2006 And Dilute Your Ownership Interest,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “The Lake Shore Charitable Foundation.”

Tax Consequences of the Offering

The offering will result in no taxable gain or loss to Lake Shore, MHC, Lake Shore Bancorp or Lake Shore Savings, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers, directors or members, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. Thacher Proffitt & Wood LLP has opined, as to the United States federal income tax consequences, that it is more likely than not that the fair market value of such subscription rights is zero. In that case, there will be no taxable gain or loss to depositors who receive nontransferable subscription rights.

Persons Who Can Order Common Stock in the Offering

We have granted rights to subscribe for our shares of common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with deposits at Lake Shore Savings with balances aggregating $50 or more as of June 30, 2004, “eligible account holders”;

2.	Our tax-qualified employee benefit plans;

3.	Persons with deposits at Lake Shore Savings with balances aggregating $50 or more as of December 31, 2005, “supplemental eligible account holders”; and

4.	Lake Shore Savings’ depositors as of February 6, 2006.

In the event that the above persons do not subscribe for all the shares of common stock being offered for sale, we may offer shares for sale in a community offering. Natural persons and trusts of natural persons who are residents of Chautauqua, Erie and Cattaraugus Counties, New York, will have a purchase preference in any community offering. Shares may also be offered to the general public. The community offering, if any, may begin concurrently with, during or immediately after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of broker-dealers in what is referred to as a syndicated community offering. The syndicated community offering, if any, would be managed by Ryan Beck & Co., Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. Shares will be allocated first to categories in the subscription offering under a formula outlined in the plan of reorganization and as described in “The Reorganization and Offering.”

Minimum and Maximum Purchase Limitations

Our plan of reorganization establishes certain limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares of common stock; and

•	No individual may purchase more than $200,000 of common stock (20,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $400,000 of common stock (40,000 shares):

•	Your spouse, or relatives of you or your spouse, living in your house;

•	Companies, trusts or other entities in which you have a controlling interest or hold a management position; and

•	Other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

All persons sharing a qualifying joint deposit account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and, unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Reorganization and Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering plus issued to the charitable foundation without regard to the above purchase limitations.

How to Purchase Shares of Common Stock

If you want to place an order for shares in the subscription or community offering, you must complete an original stock order form and send it to us together with full payment. Once we receive your order, you cannot cancel or change it. You may pay for shares in the subscription offering or the community offering in the following ways:

•	By personal check, bank check or money order made payable to Lake Shore Bancorp, Inc. Funds submitted by personal check must be available in the account when the stock order is received; or

•	By authorizing us to withdraw from your deposit account(s) maintained at Lake Shore Savings. You may not authorize direct withdrawal from Lake Shore Savings checking or NOW accounts. Please submit a check instead. You may, however, authorize withdrawal from all types of money market accounts, savings accounts and certificates of deposit.

Checks and money orders received by Lake Shore Savings will be cashed immediately and placed in a segregated account at Lake Shore Savings or, or at our discretion at another insured depository institution. We will pay interest on your funds submitted by check or money order at the rate we pay on our passbook savings accounts, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts must be available in the account when the stock order form is received. Funds will remain in the accounts and continue to earn interest at the applicable account rate and will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, as a result of a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificate accounts used to pay for common stock.

Federal law prohibits us from knowingly loaning funds to purchase shares in the offering. You may not submit a check drawn on a Lake Shore Savings line of credit. Additionally, cash, wire transfers and third party checks may not be remitted. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our Stock Information Center, located at our administrative office (not our main banking office in Dunkirk). The Stock Information Center is located at 31 East Fourth Street,

Dunkirk, New York. Stock order forms may not be delivered to our main banking office in Dunkirk or to any Lake Shore Savings branches.

After we receive an order, the order cannot be revoked or modified, except with our consent. We are not required to accept copies or facsimiles of stock order forms.

For a further discussion regarding the stock ordering procedures, see “The Reorganization and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings.”

Using Individual Retirement Account Funds

You may not authorize direct withdrawal from a Lake Shore Savings individual retirement account. If you wish to use funds in your Lake Shore Savings individual retirement account to purchase shares of our common stock, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Lake Shore Savings. The transfer of such funds to a new trustee takes time. If you would like to use your individual retirement account funds held at Lake Shore Savings or elsewhere, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the March 16, 2006 offering expiration date, for assistance. We cannot guarantee that you will be able to use retirement funds held at Lake Shore Savings or elsewhere, for this purchase. Your ability to use these retirement funds may depend on time constraints and, possibly, limitations imposed by the individual retirement account trustee.

Subscription Rights are Not Transferable

Pursuant to federal law, you are not permitted to transfer or sell your subscription rights and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights. For a further discussion of subscription rights, see “The Reorganization and Offering – Subscription Offering and Subscription Rights.”

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, your properly completed and signed stock order form, together with payment for the shares, must be received (not postmarked) no later than 11:00 a.m., Eastern Time, on March 16, 2006 unless we extend this deadline.

Delivery of Prospectus

To ensure that you receive a prospectus at least 48 hours before March 16, 2006, we may not mail prospectuses any later than five days before such date, or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with or preceded by a prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond April 30, 2006 or We Amend the Offering Range Below 1,912,500 Shares or Above 2,975,625 Shares.

Because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the offering. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond April 30, 2006 or we amend the offering range as described above.

Expiration of the Offering

The subscription offering will expire at 11:00 a.m., Eastern Time, on March 16, 2006. The community offering, if any, is expected to terminate at the same time. We may extend this expiration date without notice to you, until April 30, 2006. If the offering extends beyond April 30, 2006, with Office of Thrift Supervision approval, we will be required to resolicit subscribers allowing them an opportunity to modify, cancel or maintain their stock orders, before proceeding with the offering. Unless we receive an affirmative response from an investor in a designated period of time, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscriber, with interest at Lake Shore Savings’ passbook savings rate, and deposit account withdrawal authorizations will be cancelled. In no event may we extend the offering beyond August 9, 2007.

Steps We May Take If We Do Not Receive Orders for at Least the Minimum Number of Shares

If we do not receive orders for at least 1,912,500 shares of common stock in the subscription offering, we may take several steps in order to sell the minimum number of shares of common stock in the offering range.

Specifically, we may do one or a combination of the following:

•	make shares available to the public in a community offering;

•	offer shares for sale through a syndicated community offering;

•	increase the maximum number of shares that subscribers may purchase; and/or

•	seek regulatory approval to extend the offering beyond the March 16, 2006 expiration date, provided that any such extension beyond April 30, 2006 will require us to resolicit subscriptions received in the offering. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

Alternatively, we may terminate the offering, returning subscription funds with interest and canceling deposit account withdrawal authorizations.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled to the certificates at the certificate registration address noted by them on the stock order form as soon as practicable following consummation of the offering and receipt of all regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Market for Common Stock

Our common stock will be quoted on the Nasdaq National Market under the trading symbol “LSBK.” Ryan Beck & Co., Inc. currently intends to become a market maker in our common stock, but is under no obligation to do so, and will assist us in obtaining additional market makers. After shares of the common stock begin trading, you may contact a firm offering investment services in order to buy or sell shares.

How We Intend to Use the Proceeds We Raise from this Offering

The following table summarizes how we intend to distribute the net proceeds from this offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,912,500 Shares at $10.00 Per Share	2,587,500 Shares at $10.00 Per Share
	(Dollars in thousands)
Gross offering proceeds	$19,125	$25,875
Less: offering expenses	1,392	1,453

Net offering proceeds	17,733	24,422
Less:
Proceeds contributed to Lake Shore Savings	8,867	12,211
Proceeds used for loan to the employee stock ownership plan	1,598	2,162
Proceeds to Lake Shore, MHC	100	100

Proceeds remaining for Lake Shore Bancorp	$7,168	$9,949

We may use the portion of the net proceeds that we do not contribute to Lake Shore Savings to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions or for other general corporate purposes. Lake Shore Savings may use the portion of the proceeds that it receives to fund new loans, open or acquire new branches, invest in securities, expand its business activities or for other general corporate purposes. We may also use the proceeds of the offering to diversify our business and acquire other companies, although we have no such specific plans this time.

Due to the difficult economic environment in our market area, it may take a significant amount of time for us to deploy the offering proceeds to our best advantage. For example, due to intense competition and market rates, our borrower demand may be limited. We plan to initially apply the net proceeds we receive from the offering to qualified investments in accordance with our investment policy. It is expected that the investments will include asset-backed securities, collateralized mortgage obligations, and mortgage-back securities with terms that will range from one to four years in average lives and maturities up to ten years.

Directors and Executive Officers Intend to Subscribe for 89,600 Shares

Our directors and executive officers, together with their associates, are expected to subscribe for 89,600 shares of our common stock, which represents 3.8% of the shares that would be sold in the offering and 1.8% of the total shares to be outstanding at the midpoint of the offering range, plus shares issued to our charitable foundation. Directors and executive officers will pay $10.00 per share, as will everyone else who purchases shares in the offering.

Lake Shore Bancorp’s Dividend Policy

After the reorganization, we intend to adopt a policy of paying regular cash dividends, but have not yet decided on the amount or frequency of payments or when payments, if any, may begin. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $17.7 million and $24.4 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends.

Possible Conversion of Lake Shore, MHC to Stock Form

In the future, Lake Shore, MHC may convert from the mutual (meaning no stockholders) to capital stock form of organization (fully-owned by stockholders), in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Lake Shore, MHC (eligible depositors of Lake Shore Savings) would have subscription rights to purchase common stock of Lake Shore Bancorp, or its successor, and our public stockholders would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Lake Shore, MHC. As a result of the second-step conversion, Lake Shore, MHC would cease to exist and our public stockholders would own approximately the same percentage of Lake Shore Bancorp as they owned immediately prior to the second-step conversion. As a result of a second-step transaction, our stock’s liquidity would increase and we would have additional capital that could be used to facilitate business growth. In addition, as a fully-converted stock holding company, we would have greater flexibility in structuring mergers and acquisitions. A second-step conversion would also eliminate the anti-takeover effect inherent in the mutual holding company structure because Lake Shore, MHC would no longer have voting control since it would no longer exist.

We have no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of our common stock (excluding shares held by Lake Shore, MHC) and approval of a majority of the votes held by depositors of Lake Shore Savings.

Restrictions on the Acquisition of Lake Shore Bancorp, Inc. and Lake Shore Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Lake Shore Savings, restrict the ability of any person, firm or entity to acquire Lake Shore Bancorp, Lake Shore Savings, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the outstanding capital stock of Lake Shore Bancorp or Lake Shore Savings. Because a majority of our outstanding shares of common stock must be owned by Lake Shore, MHC, any acquisition of Lake Shore Bancorp must be approved by Lake Shore, MHC, and Lake Shore, MHC would not be required to pursue or approve a sale of Lake Shore Bancorp even if such a sale were favored by a majority of our public stockholders.

Stock Information Center

If you have any questions regarding the offering or the reorganization, please call the Stock Information Center, toll-free, at (800) 806-8430. You may also visit our Stock Information Center, which is located at our administrative office (not our main banking office). The Stock Information Center is located at 31 East Fourth Street, Dunkirk, New York. This is the only location that will accept stock order forms and have supplies of offering materials. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern Time.

RISK FACTORS

You should consider carefully the following risk factors before deciding whether to invest in our common stock. Our business could be harmed by any of these risks. In assessing these risks you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related To Our Business

We Have Recently Opened New Branches And Expect To Open Additional New Branches In The Near Future. Opening New Branches Reduces Our Short-Term Profitability Due To One-time Fixed Expenses Coupled With Low Levels Of Income Earned By The Branches Until Their Customer Bases Are Built. We opened two new branches in Orchard Park and East Amherst, New York in 2003 and one more in Hamburg, New York in December 2005. We intend to continue to expand through de novo branching. The expense associated with building and staffing new branches will significantly increase our noninterest expense, with compensation and occupancy costs constituting the largest amount of increased costs. Losses are expected from the proposed new branch for some time as the expenses associated with it are largely fixed and is typically greater than the income earned as a branch builds up its customer base. Our management has projected that it will take approximately 36 to 48 months for the Hamburg branch to become profitable. The branch we opened in East Amherst in 2003 is not yet profitable. We expect it to be profitable by the end of 2006. All of our other full-service branches are individually profitable. There can be no assurance that our branch expansion strategy will result in increased earnings, or that it will result in increased earnings within a reasonable period of time. We expect that the success of our branching strategy will depend largely on the ability of our staff to market the deposit and loan products offered by us. Depending upon locating acceptable sites, we anticipate opening one or two branches in each of the next several years.

Our Loan Portfolio Includes Loans With A Higher Risk Of Loss. We originate commercial mortgage loans, commercial loans, consumer loans, and residential mortgage loans primarily within our market area. Commercial mortgage, commercial, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Mortgage Loans. Repayment is dependent upon income being generated in amounts sufficient to cover operating expenses and debt service.

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•	Consumer Loans. Consumer loans (such as personal lines of credit) may or may not be collateralized with assets that provide an adequate source of payment of the loan due to depreciation, damage, or loss.

Any downturn in the real estate market or our local economy could adversely affect the value of the properties securing the loans or revenues from the borrower’s business thereby increasing the risk of non-performing loans. At this time, however, there is no downturn in the local economy or real estate market and we are not aware of any adverse effects in property values or business declines as a result of the local economy.

If Our Allowance For Loan Losses Is Not Sufficient To Cover Actual Loan Losses, Our Earnings Could Decrease. Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

Material additions to our allowance for loan losses also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

The high percentage of traditional real estate loans in our loan portfolio has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. If we were to further increase the amount of loans in our portfolio other than traditional real estate loans, we may decide to make increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, which may have a material adverse effect on our financial condition and results of operations. We believe that the current amount of allowance for loan losses is sufficient to absorb inherent losses in our loan portfolio.

Low Demand For Real Estate Loans May Lower Our Profitability. Making loans secured by real estate, including one-to-four family and commercial real estate, is our primary business and primary source of revenue. If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily securities, generally earn less income than real estate loans. Customer demand for loans secured by real estate could be reduced due to weaker economic conditions, an increase in unemployment, a decrease in real estate values or an increase in interest rates. For example, customer demand for loans secured by real estate has decreased in our market area as a result of interest rate increases during 2004 and 2005.

We Depend On Our Executive Officers And Key Personnel To Implement Our Business Strategy And Could Be Harmed By The Loss Of Their Services. We believe that our growth and future success will depend in large part upon the skills of our management team. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. Although we have an employment agreement with our President and Chief Executive Officer that contains a non-compete provision, the loss of the services of one or more of our executive officers and key personnel could impair our ability to continue to develop our business strategy.

The Implementation Of Stock-Based Benefits Will Increase Our Future Compensation Expense And Reduce Our Earnings, And May Dilute Your Ownership Interest In Lake Shore Bancorp. We intend to adopt a stock option plan that will provide for grants to eligible officers, directors and employees of options to purchase common stock of up to 4.90% of the shares of common stock outstanding after the offering (including shares issued to the Lake Shore Charitable Foundation). We also intend to adopt a management recognition plan that will provide for awards of common stock to eligible officers, directors and employees of up to 1.96% of the shares of common stock outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation). We will fund these plans through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. These plans will increase our future costs of compensating our officers and directors, thereby reducing our earnings. In addition, stockholders will experience a 1.9% reduction or dilution in ownership interest in the event newly-issued shares are used to fund restricted stock awards and a 4.7% reduction or dilution in ownership interest in the event newly-issued shares are used to fund the stock options.

After The Offering, Our Return On Equity Will Be Low Compared To Other Companies. This Could Hurt The Price Of Your Common Stock. We will not be able to immediately deploy all of the new capital generated from this offering into high-yielding earning assets, and due to the difficult economic environment in our market area, deployment of the new capital may take a significant amount of time. For example, due to intense competition and market rates, our borrower demand may be limited. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios.

Our Ability To Grow May Be Limited If We Cannot Make Acquisitions. In an effort to fully deploy the capital we raise in the offering, we intend to seek to expand our banking franchise, internally and by acquiring other financial institutions or branches and other financial services providers. However, we have no specific plans for expansion or acquisitions at this time. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating those institutions or branches. We cannot assure you that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches.

Risks Related To The Offering

There Can Be No Assurance Of An Active And Liquid Market For Our Common Stock. As a mutual institution, Lake Shore Savings has never issued capital stock. We have received approval to have Lake Shore Bancorp’s common stock quoted on the Nasdaq National Market under the symbol “LSBK” subject to the completion of the reorganization and offering and compliance with the initial listing qualifications. An active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you of an active trading market for the common stock. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share, or at all.

Our Management Will Have Substantial Discretion Over Investment Of The Offering Proceeds And May Make Investments With Which You Disagree. The net offering proceeds are estimated to range from $17.7 million to $24.4 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See “How We Intend to Use the Proceeds From the Offering.”

Our Charter, Bylaws And Certain Laws And Regulations May Prevent Transactions You Might Favor, Including A Sale Or Merger Of Lake Shore Bancorp. Provisions of our Charter and Bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of us without the consent of our Board of Directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has required, as a condition to approval of the conversion, that Lake Shore Savings maintain a federal thrift charter for a period of three years.

•	Charter, Bylaws and statutory provisions. Provisions of our Charter and Bylaws and of Federal law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current directors or management, or the election of new directors. These provisions include:

•	limitations on voting rights of the beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain business combinations and changes to certain provisions of our Charter and Bylaws;

•	the election of directors to staggered terms of three years; and

•	provisions regarding the timing and content of stockholder proposals and nominations.

Risks Related to the Formation of Our Charitable Foundation

The Contribution To The Lake Shore Charitable Foundation Will Hurt Our Profits For Fiscal Year 2006 And Dilute Your Ownership Interest. We intend to contribute 2% of the shares of our common stock issued in the reorganization to The Lake Shore Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which The Lake Shore Charitable Foundation is established, which is expected to be the year ending December 31, 2006. Based on the pro forma assumptions, the contribution to The Lake Shore Charitable Foundation would reduce net earnings by $615,000 at the midpoint of the offering, after tax, in fiscal year 2006. In addition, purchasers of shares in the offering will have their ownership and voting interests diluted by up to 4.3% at the close of the offering when we contribute the shares of our common stock to The Lake Shore Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

Our Contribution To The Lake Shore Charitable Foundation May Not Be Tax Deductible, Which Could Hurt Our Profits. We believe that our contribution to The Lake Shore Charitable Foundation, valued at $1.0 million at the midpoint of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Risks Related To The Banking Industry

Competition In Our Primary Market Area May Reduce Our Ability To Attract And Retain Deposits And Originate Loans. We operate in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in our primary market area. Particularly in times of extremely low or extremely high interest rates, we have faced additional significant competition for investors’ funds from brokerage firms and other firms’ short-term money market securities and corporate and government securities. Our competition for loans comes principally from mortgage brokers, commercial banks, other thrift institutions, and insurance companies. Such competition for the origination of loans may limit our future growth and earnings prospects. Competition for loan originations and deposits may limit our future growth and earnings prospects.

Changes In Interest Rates Could Adversely Affect Our Results Of Operations And Financial Condition. Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

Our earnings may be adversely impacted by an increase in interest rates because the majority of our interest-earning assets are long-term, fixed rate mortgage-related assets that will not reprice as long-term interest rates increase while a majority of our interest-bearing liabilities are expected to reprice as interest rates increase. Therefore, in an increasing interest rate environment, our cost of funds is expected to increase more rapidly than the yields earned on our loan portfolio and securities portfolio. An increasing rate environment is expected to cause a narrowing of our net interest rate spread and a decrease in our net interest income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business, plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 24.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from and should be read in conjunction with the financial statements of Lake Shore Savings and the notes thereto presented elsewhere in this prospectus. The information at December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 is derived from the audited financial statements of Lake Shore Savings which are not included herewith. The information at September 30, 2005 and for the nine months ended September 30, 2005 and 2004 is derived from unaudited financial data but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year.

	At September 30, 2005	At December 31,
		2004	2003	2002	2001	2000
	(Unaudited)	(Dollars in thousands)
Selected financial condition data:
Total assets	$334,074	$329,841	$303,511	$238,056	$214,086	$201,759
Loans, net	202,417	199,525	187,138	156,740	144,600	128,991
Securities available for sale	96,420	99,170	83,027	52,225	41,934	46,892
Securities held to maturity	2,299	2,359	371	765	1,118	1,432
Federal Home Loan Bank stock	2,504	2,709	2,167	1,420	1,162	1,034
Total cash and cash equivalents	15,483	11,577	16,753	16,238	14,269	13,415
Total deposits	251,576	243,554	230,495	195,092	182,066	172,062
Short-term borrowings	9,425	11,725	11,800	4,005	1,115	475
Long-term debt	40,660	42,260	31,535	11,535	5,540	6,665
Total equity	27,732	26,915	24,947	23,942	21,705	19,405
Allowance for loan losses	1,267	1,288	1,293	1,217	924	797
Non-performing loans	1,001	792	1,052	1,408	1,402	880
Non-performing assets	1,194	932	1,506	1,520	1,481	881

	For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)		(Dollars in thousands)
Selected operating data:
Interest income	$11,846	$10,875	$14,744	$12,780	$13,182	$14,215	$13,862
Interest expense	4,651	3,903	5,332	4,694	4,946	7,053	6,860

Net interest income	7,195	6,972	9,412	8,086	8,236	7,162	7,002
Provision for loan losses	20	207	267	345	360	325	201

Net interest income after provision for loan losses	7,175	6,765	9,145	7,741	7,876	6,837	6,801
Total non-interest income	1,401	1,378	1,875	1,728	1,646	1,820	1,339
Total non-interest expense	6,129	5,869	7,939	7,218	6,201	5,576	5,449

Income before income taxes	2,447	2,274	3,081	2,251	3,321	3,081	2,691
Income taxes	873	683	902	744	1,085	1,018	898

Net income	$1,574	$1,591	$2,179	$1,507	$2,236	$2,063	$1,793

	For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Selected financial ratios and other data(1)
Performance ratios:
Return on average assets	0.64%	0.67%	0.68%	0.58%	1.00%	0.99%	0.92%
Return on average equity	7.62%	8.32%	8.45%	6.24%	9.97%	10.37%	10.92%
Interest rate spread(2)	2.95%	3.03%	3.03%	3.18%	3.68%	3.25%	3.58%
Net interest margin(3)	3.10%	3.14%	3.15%	3.32%	3.95%	3.70%	3.91%
Efficiency ratio(4)	71.30%	70.29%	70.34%	73.55%	62.75%	62.08%	65.33%
Non interest expense to average total assets	2.47%	2.47%	2.48%	2.76%	2.77%	2.67%	2.80%
Average interest-earning assets to average interest-bearing liabilities	107.38%	106.09%	106.35%	107.49%	111.21%	112.40%	108.69%

Capital ratios:
Total risk-based capital to risk weighted assets	16.74%	16.01%	16.34%	16.37%	18.47%	17.84%	15.57%
Tier 1 risk-based capital to risk weighted assets	15.71%	14.82%	15.18%	15.19%	17.10%	16.75%	14.41%
Tangible capital to tangible assets	8.32%	7.74%	7.99%	7.97%	9.56%	9.53%	9.12%
Tier 1 leverage (core) capital to adjustable tangible assets	8.32%	7.74%	7.99%	7.97%	9.56%	9.53%	9.12%
Equity to total assets	8.30%	7.93%	8.16%	8.22%	10.06%	10.14%	9.62%

Asset quality ratios:
Non-performing loans as a percent of loans	0.49%	0.54%	0.40%	0.56%	0.90%	0.97%	0.68%
Non-performing assets as a percent of total assets	0.36%	0.35%	0.28%	0.50%	0.64%	0.69%	0.44%
Allowance for loan losses as a percent of total net loans	0.63%	0.71%	0.65%	0.69%	0.78%	0.64%	0.62%
Allowance for loan losses as a percent of non-performing loans	126.57%	131.83%	162.63%	122.91%	86.43%	65.91%	90.57%

Other data:
Number of full service offices	7	7	7	7	5	5	5

(1)	Nine month ratios have been annualized.

(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents the net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The summary information presented below at or for the year ended December 31, 2004 is derived in part from and should be read in conjunction with the financial statements of Lake Shore Savings and the notes thereto presented elsewhere in this prospectus. The information at December 31, 2005 is derived from preliminary unaudited financial data since the 2005 annual financial statements have not yet been completed. But, in the opinion of management, this information reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature.

	At December 31,
	2005	2004
	(Unaudited)	(Dollars in thousands)
Selected financial condition data:
Total assets	$333,732	$329,841
Loans, net	206,168	199,525
Securities available for sale	94,082	99,170
Securities held to maturity	2,275	2,359
Federal Home Loan Bank stock	2,716	2,709
Total cash and cash equivalents	12,053	11,577
Total deposits	250,890	243,554
Short-term borrowings	11,205	11,725
Long-term debt	37,480	42,260
Total equity	28,003	26,915
Allowance for loan losses	1,232	1,288
Non-performing loans	1,361	792
Non-performing assets	1,447	932

	For the year ended December 31,
	2005	2004
	(Unaudited)	(Dollars in thousands)
Selected operating data:
Interest income	$15,956	$14,744
Interest expense	6,426	5,332

Net interest income	9,530	9,412
Provision for loan losses	20	267

Net interest income after provision for loan losses	9,510	9,145
Total non-interest income	1,847	1,875
Total non-interest expense	8,342	7,939

Income before income taxes	3,015	3,081
Income taxes	953	902

Net income	$2,062	$2,179

	For the Year Ended December 31,
	2005	2004
	(Unaudited)
Selected financial ratios and other data
Performance ratios:
Return on average assets	0.63%	0.68%
Return on average equity	7.47%	8.45%
Interest rate spread(1)	2.93%	3.03%
Net interest margin(2)	3.09%	3.15%
Efficiency ratio(3)	73.32%	70.34%
Non interest expense to average total assets	2.53%	2.48%
Average interest-earning assets to average interest-bearing liabilities	107.51%	106.35%

Capital ratios:
Total risk-based capital to risk weighted assets	17.06%	16.34%
Tier 1 risk-based capital to risk weighted assets	16.00%	15.18%
Tangible capital to tangible assets	8.47%	7.99%
Tier 1 leverage (core) capital to adjustable tangible assets	8.47%	7.99%
Equity to total assets	8.39%	8.16%

Asset quality ratios:
Non-performing loans as a percent of total net loans	0.66%	0.40%
Non-performing assets as a percent of total assets	0.43%	0.28%
Allowance for loan losses as a percent of total net loans	0.60%	0.65%
Allowance for loan losses as a percent of non-performing loans	90.52%	162.63%

Other data:
Number of full service offices	8	7

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents the net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At December 31, 2005	At September 30, 2005	At December 31, 2004
	(Dollars in thousands)
Loans past due 90 days or more but still accruing	$928	$617	$650
Nonaccrual loans	433	384	142

Total nonperforming loans	$1,361	$1,001	$792
Foreclosed real estate	86	193	140

Total nonperforming assets	$1,447	$1,194	$932

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

Total assets at December 31, 2005 were $333.7 million, an increase of $3.9 million from $329.8 million at December 31, 2004. The increase in total assets is predominantly the result of an increase in loans receivable and premises and equipment, offset by a decrease in investment securities.

Our cash and cash equivalents increased by $476,000 to $12.1 million at December 31, 2005, from $11.6 million at December 31, 2004. This is due to an increase of $3.7 million in cash and due from banks from $7.2 million at December 31, 2004 to $10.9 million at December 31, 2005, offset by a decrease in our Federal funds sold of $2.0 million and a decrease in interest bearing deposits of $1.2 million. All of our cash and cash equivalent balances reflect our liquid funds until they are deployed into lending or investment securities.

Investment securities decreased by $5.2 million to $99.1 million at December 31, 2005 from $104.2 million at December 31, 2004. More specifically, investment securities available for sale decreased by $5.1 million to $94.1 million at December 31, 2005 as compared to $99.2 million at December 31, 2004. The decrease is attributable to the proceeds from investment payoffs being used to paydown our borrowings at the Federal Home Loan Bank of New York, instead of being reinvested.

Loans receivable, net increased by $6.6 million to a total of $206.2 million at December 31, 2005 from $199.5 million at December 31, 2004. Residential mortgage loans increased $6.0 million to a total of $148.2 million at December 31, 2005 in comparison to $142.2 million at December 31, 2004. Commercial real estate loans increased by $1.5 million from December 31, 2004 to December 31, 2005 while home equity loans increased by $182,000. Mortgage loans and commercial real estate loans represented 71.9% and 8.2%, respectively, of the loan portfolio at December 31, 2005. Deferred loan fees increased by $275,000 from $891,000 at December 31, 2004 to $1.2 million at December 31, 2005 due to an increase in our loan volume. The allowance for loan losses decreased slightly by $56,000 during the period from December 31, 2004 to December 31, 2005. The remainder of the portfolio consists of commercial, consumer and construction loans.

Deposits grew by $7.3 million, or 3.0%, to $250.9 million at December 31, 2005, as compared to $243.6 million at December 31, 2004, primarily due to increased time deposit levels.

Our borrowings, consisting of advances from the Federal Home Loan Bank of New York, decreased by $5.3 million from $54.0 million at December 31, 2004 to $48.7 million at December 31, 2005. We have used these funds as a source of liquidity for loans and investment securities. The use of such funds has been particularly important to our management of our interest rate risk as we have been able to lock in longer-term rates with such borrowings.

Total equity increased by $1.1 million from $26.9 million at December 31, 2004 to $28.0 million at December 31, 2005. The increase in total equity was primarily due to net income of $2.1 million for the year ended December 31, 2005 offset by changes in the mark-to-market value of our available for sale investment securities for the year ended December 31, 2005.

Comparison of Results of Operations for the Years Ended December 31, 2005 and 2004

General. Net income was $2.1 million for the year ended December 31, 2005, a decrease of $117,000 or 5.4%, compared with net income of $2.2 million for the year ended December 31, 2004.

Net Interest Income. Net interest income increased by $118,000, or 1.3%, to $9.5 million for the year ended December 31, 2005 as compared to $9.4 million for the year ended December 31, 2004. This increase reflects increased interest income of $1.2 million for the year ended December 31, 2005, partially offset by an increase in interest expense of $1.1 million.

Interest Income. Interest income increased $1.2 million, or 8.2%, from $14.7 million for the year ended December 31, 2004 to $15.9 million for the year ended December 31, 2005. Approximately $691,000 of this increase was attributable to an increase in interest on loans, the average balance of which increased by $7.2 million over the year and had an average yield of 5.88% in 2005 as compared to an average yield of 5.74% in the prior year. $480,000 of the increase was attributable to an increase from interest on investment securities, the average balance of which increased by $5.5 million over the year and had an average yield of 3.96% in 2005 as compared to an average yield of 3.69% in the prior year.

Interest Expense. Interest expense increased by $1.1 million, or 20.5%, from $5.3 million for the year ended December 31, 2004 to $6.4 million for the year ended December 31, 2005. The interest paid on deposits increased by $842,000 from $3.7 million for the year ended December 31, 2004 to $4.5 million for the year ended December 31, 2005. This was due to an increase in the average yield paid on interest-bearing deposits over the year of 0.58% and an increase in the average balance of interest-bearing deposits of $5.2 million over the year. The interest expense related to advances from the Federal Home Loan Bank of New York increased by $231,000 from $1.6 million for the year ended December 31, 2004 to $1.8 million for the year ended December 31, 2005 due to increased borrowings at the beginning of 2005.

Provision for Loan Losses. For the year ended December 31, 2005, the provision for loan losses was $20,000, a decrease as compared to the provision for loan losses for the prior year which was $267,000. Despite growth in our loan portfolio and an increase in the percent of nonperforming loans to total net loans, we were able to decrease the provision for loan losses based on the quality of our loan portfolio and the adequacy of reserves already in place.

We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

Non-interest Income. For the year ended December 31, 2005, non-interest income, which is a total of service charges and fees, net gains or losses on sales of available-for-sale securities and loans, as well as other income, not including interest and dividends, totaled $1.8 million, which was a decrease of $28,000 in comparison to the corresponding period in the prior year.

Non-interest Expense. Non-interest expense increased $403,000 from $7.9 million for the year ended December 31, 2004 to $8.3 million for the year ended December 31, 2005. Non-interest expense includes the expense of salaries and employee benefits, occupancy and equipment costs, data processing and other items not related to expenses on deposits or borrowings. The increase in non-interest expense was attributable in large part to a loss expense recorded as a result of a check kiting matter involving one of our customers. The total loss recorded was $188,000. This situation is an isolated incident. Our advertising expenditures increased $107,000, or 55.4%, and our professional service expenditures increased $95,000, or 23.2%. Advertising expense increased due to continuing efforts to obtain name recognition in the Erie County, New York market area, where we have opened three branches in the last two years. Professional service expenditures increased as a result of outsourcing our back-office check processing operations to a third-party processor during 2005. These increases were offset by a decrease in salaries and employee benefits expense of $96,000, or 2.2%. The decrease in salaries and employee benefits was due to a new health care plan that was introduced to our employees during 2005.

Income Tax Expense. Income tax expense increased by $51,000 from $902,000 for the year ended December 31, 2004 to $953,000 for the year ended December 31, 2005. The increase is largely attributed to a decrease in our New York State tax credits in 2005, as compared to 2004.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The net proceeds will depend on the total number of shares of common stock sold in the offering, which will in turn depend on RP Financial’s appraisal, regulatory and market considerations, and the expenses incurred in connection with the reorganization and offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $17.7 million and $24.4 million, or $28.3 million if the offering is increased by 15%.

We intend to distribute the net proceeds from the offering as follows:

	1,912,500 Shares at $10.00 per Share at Minimum of Offering Range		2,250,000 Shares at $10.00 per Share at Midpoint of Offering Range		2,587,500 Shares at $10.00 per Share at Maximum of Offering Range		2,975,625 Shares at $10.00 per Share at Adjusted Maximum of Offering Range
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$19,125		$22,500		$25,875		$29,756
Less:
Estimated commissions and expenses	217		247		278		314
Other estimated offering expenses	1,175		1,175		1,175		1,175

Total estimated offering expenses	1,392		1,422		1,453		1,489

Net offering proceeds	17,733	100.0%	21,078	100.0%	24,422	100.0%	28,267	100.0%
Less:
Proceeds contributed to Lake Shore Savings	8,867	50.0%	10,539	50.0%	12,211	50.0%	14,134	50.0%
Proceeds used for loan to employee stock ownership plan	1,598	9.0%	1,880	8.9%	2,162	8.9%	2,486	8.8%
Proceeds used to capitalize Lake Shore, MHC	100	0.6%	100	0.5%	100	0.4%	100	0.4%

Proceeds retained by Lake Shore Bancorp	$7,168	40.4%	$8,559	40.6%	$9,949	40.7%	$11,547	40.8%

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Lake Shore Bancorp. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Lake Shore Savings’ deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

How We May Use The Proceeds We Retain From The Offering

The net proceeds raised in the offering will allow us to:

•	invest in permissible investment securities;

•	finance acquisitions of other financial institutions and branches or other businesses related to financial services, although no mergers or acquisitions are planned at the present time;

•	pay dividends to our stockholders;

•	repurchase shares of our common stock;

•	fund management and employee stock benefit plans; and

•	have capital for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval.

The net proceeds raised in the offering will allow Lake Shore Savings to better serve the needs of our community by:

•	funding increased residential and commercial lending, particularly in Erie County, New York;

•	potentially expanding the products and services it currently offers;

•	expanding its retail banking franchise by establishing new branches or by acquiring other financial institutions or financial services companies, although no acquisitions are specifically being considered at this time; and

•	investing in the physical structures of our corporate office, branch offices and ATMs.

Due to the difficult economic environment in our market area, it may take a significant amount of time to deploy the net offering proceeds to our best advantage. For example, due to intense competition and market rates, our borrower demand may be limited. Initially, both Lake Shore Bancorp and Lake Shore Savings intend to invest the net proceeds from the offering in short-term investments and mortgage-backed and asset-backed securities until these proceeds can be deployed for other purposes discussed above.

OUR POLICY REGARDING DIVIDENDS

After consummation of the reorganization and offering, we intend to pay dividends depending upon our capital structure, earnings and financial condition, need for capital in connection with possible future acquisitions, and other factors, including economic conditions, regulatory restrictions, and tax considerations. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

If we pay dividends, we also will be required to pay dividends to Lake Shore, MHC. Pursuant to Office of Thrift Supervision regulations, Lake Shore, MHC may elect to waive the receipt of dividends. We anticipate that Lake Shore, MHC will waive receipt of any dividends that we may pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public shareholders would not be diluted in a “second-step conversion” transaction by Lake Shore, MHC as a result of any dividends waived by Lake Shore, MHC.

The only funds available for the payment of dividends on our common stock will be cash and cash equivalents held by us, earnings from the investment of proceeds from the sale of common stock retained by us, dividends paid by Lake Shore Savings to us, and borrowings. Lake Shore Savings will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Lake Shore Savings’ capital below required capital levels. See “The Reorganization and Offering—Effects of Reorganization on Deposits, Borrowers and Members—Effect on Liquidation Rights.”

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

Lake Shore Savings’ ability to pay dividends will be governed by the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision. Under such statute and regulations, all dividends by a federal savings bank must be paid out of current or retained net profits. In addition, the prior approval of the Office of Thrift Supervision is required for the payment of a dividend if the total of all dividends declared by a federal savings bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

MARKET FOR THE COMMON STOCK

We have not previously issued any capital stock and there is no established market for our common stock. We have received approval to have our common stock quoted on the Nasdaq National Market under the symbol “LSBK” subject to completion of the offering, and in compliance with certain conditions, including the presence of at least three registered market makers. Ryan Beck & Co., Inc. intends to become a market maker in our common stock following the offering, but is under no obligation to do so. Ryan Beck & Co., Inc. also plans on assisting us to obtain other market makers for our common stock. We cannot assure you that other market makers will agree to make a market in our common stock, or that if any market develops it can or will be sustained.

The development and maintenance of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in our common stock.

REGULATORY CAPITAL COMPLIANCE

At September 30, 2005, Lake Shore Savings exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America (“GAAP”) and our compliance with regulatory capital standards at September 30, 2005, on a historical and pro forma basis under Office of Thrift Supervision regulations. We have assumed that the indicated number of shares were sold as of September 30, 2005 and that Lake Shore Savings received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the employee stock ownership plan and the cost of shares expected to be acquired by the management recognition plan and used to fund a stock option plan is deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Lake Shore Savings, see “Regulation—Regulation of Federal Savings Associations –Capital Requirements.”

			Pro Forma at September 30, 2005
	Actual, As of September 30, 2005		Minimum 1,912,500 shares at $ 10.00 per share		Midpoint 2,250,000 shares at $ 10.00 per share		Maximum 2,587,500 shares at $ 10.00 per share		Maximum, as adjusted 2,975,625 shares at $ 10.00 per share(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Total GAAP Equity	$27,732	8.29%	$34,167	9.97%	$35,411	10.29%	$36,654	10.60%	$38,083	10.96%

Tangible Capital (3)	$27,846	8.32%	$34,283	10.00%	$35,527	10.32%	$36,770	10.63%	$38,199	10.99%
Requirement	5,022	1.50%	5,143	1.50%	5,166	1.50%	5,189	1.50%	5,215	1.50%

Excess	$22,824	6.82%	$29,140	8.50%	$30,361	8.82%	$31,581	9.13%	$32,984	9.49%

Tier 1 (Leverage)(4)	$27,846	8.32%	$34,283	10.00%	$35,527	10.32%	$36,770	10.63%	$38,199	10.99%
Requirement	13,393	4.00%	13,715	4.00%	13,776	4.00%	13,837	4.00%	13,907	4.00%

Excess	$14,453	4.32%	$20,568	6.00%	$21,751	6.32%	$22,933	6.63%	$24,292	6.99%

Tier 1 Risk Based (5)	$27,846	15.71%	$34,283	18.92%	$35,527	19.52%	$36,770	20.12%	$38,199	20.80%
Requirement	7,089	4.00%	7,250	4.00%	7,280	4.00%	7,311	4.00%	7,346	4.00%

Excess	$20,757	11.71%	$27,033	14.92%	$28,247	15.52%	$29,459	16.12%	$30,853	16.80%

Total Risk-Based	$29,667	16.74%	$36,104	19.92%	$37,348	20.52%	$38,591	21.11%	$40,020	21.79%
Risk-Based Requirement	14,178	8.00%	14,499	8.00%	14,561	8.00%	14,622	8.00%	14,692	8.00%

Excess	$15,489	8.74%	$21,605	11.92%	$22,787	12.52%	$23,969	13.11%	$25,328	13.79%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Core capital levels are shown as a percentage of “total assets,” and risk-based capital levels are calculated on the basis of a percentage of “risk-weighted assets,” each as defined in the Office of Thrift Supervision regulations.

(3)	Pro forma capital levels assume receipt by Lake Shore Savings of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint, maximum and 15% above maximum of the offering range.

(4)	The current core capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current core capital ratio applicable to all other savings banks is 4%.

(5)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

CAPITALIZATION

The following table presents the historical capitalization of Lake Shore Savings at September 30, 2005, and the pro forma capitalization of Lake Shore Bancorp after giving effect to the reorganization and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.” A change in the number of shares to be sold in the offering may materially affect our capitalization.

	Pro Forma as of September 30, 2005
	Actual, As of September 30, 2005	Minimum 1,912,500 shares at $ 10.00 per share	Midpoint 2,250,000 shares at $ 10.00 per share	Maximum 2,587,500 shares at $ 10.00 per share	Maximum as adjusted 2,975,625 shares at $ 10.00 per share(1)
	(Dollars in thousands)
Deposits (2)	$251,576	$251,576	$251,576	$251,576	$251,576
Short-term borrowings	9,425	9,425	9,425	9,425	9,425
Long-term debt	40,660	40,660	40,660	40,660	40,660

Total deposits and borrowed funds	$301,661	$301,661	$301,661	$301,661	$301,661

Stockholders’ equity:
Common stock, $0.01 par value, 25,000,000 shares authorized; shares to be issued as reflected(3)	—	43	50	58	66
Additional paid-in capital (4)	—	18,440	21,928	25,414	29,424
Retained earnings (5)	27,846	27,846	27,846	27,846	27,846
Less:
Expense of stock contribution to charitable foundation	—	(850)	(1,000)	(1,150)	(1,323)
Expense of cash contribution to charitable foundation	—	—	—	—	—
Accumulated other comprehensive loss (6)	(114)	(114)	(114)	(114)	(114)
Plus:
Tax benefit of contribution to charitable foundation	—	327	385	443	509
Less:
Common stock acquired by the employee stock ownership plan (7)	—	(1,598)	(1,880)	(2,162)	(2,486)
Common stock acquired by the management recognition plan (8)	—	(833)	(980)	(1,127)	(1,296)

Total stockholders’ equity	$27,732	$43,261	$46,235	$49,208	$52,626

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Reflects the total shares to be outstanding after the reorganization and offering: 4,250,000 shares at the minimum of the estimated valuation range, 5,000,000 shares at the midpoint, 5,750,000 shares at the maximum, and 6,612,500 at 15% above the maximum.

(4)	The sum of the par value and additional paid-in capital equals the net offering proceeds plus the value of shares contributed to the charitable foundation less the proceeds contributed to capitalize Lake Shore, MHC. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering.

(5)	The retained earnings of Lake Shore Savings will be substantially restricted after the offering.

(6)	Represents the unrealized gain (loss) on securities classified as available-for-sale, net of related taxes.

(footnotes continue on next page)

(7)	Assumes that the employee stock ownership plan purchases 8% of our shares of common stock sold in the offering plus shares issued to the charitable foundation with funds borrowed from us. The loan will be repaid principally from Lake Shore Savings’ contributions to the employee stock ownership plan. Since we will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on our consolidated financial statements. Accordingly, the amount of shares acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(8)	Assumes that, subsequent to the offering, an amount equal to 1.96% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation), is purchased by a management recognition plan through open market purchases with funds provided by us. The new management recognition plan is intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders’ equity.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $17.7 million and $24.4 million, or $28.3 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	our to-be-formed employee stock ownership plan will purchase 8% of the aggregate of shares of common stock both sold in the offering and contributed to the charitable foundation, with a loan from Lake Shore Bancorp. The loan will be repaid in substantially equal principal and interest payments over a period of 30 years;

•	total expenses of the offering, excluding fees and expenses paid to Ryan Beck & Co., Inc., will be approximately $1.2 million;

•	89,600 shares of our common stock will be purchased by our executive officers and directors and their immediate families; and

•	Ryan Beck & Co., Inc. will receive a reorganization and proxy vote and advisory services fee of $50,000 and 1.0% of the aggregate dollar amount of our common stock sold in the offering, excluding shares purchased by the employee stock ownership plan, our officers and directors and their immediate family members.

We calculated the pro forma consolidated net income and stockholders’ equity of Lake Shore Bancorp for the nine months ended September 30, 2005 and the year ended December 31, 2004, as if the common stock had been sold at the beginning of each such period and the net proceeds had been invested at 4.01% for the nine months ended September 30, 2005 and 2.75% for the year ended December 31, 2004. These yields represent the yield on one-year U.S. Treasury securities at September 30, 2005 and December 31, 2004, respectively (which we consider to more accurately reflect the pro forma investment rate than an arithmetic average method in light of current market interest rates). This rate is used because we believe it reflects the yield that we will receive on the net proceeds of the offering. We assumed a combined federal and state effective tax rate of 38.5% for both periods. This results in annualized after-tax yields of 2.47% for the nine months ended September 30, 2005 and 1.69% for the year ended December 31, 2004.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical stockholders’ equity to reflect the earnings on the estimated net proceeds. The loan to the employee stock ownership plan is assumed to be repaid in substantially equal principal and interest payments over a period of thirty years.

An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber’s ownership interest and the pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis.

The following pro forma tables do not give effect to:

•	withdrawals from deposit accounts to purchase common stock in the offering;

•	our results of operations after the reorganization and offering; or

•	changes in the market price of the common stock after the reorganization and offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table as an indicator of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Lake Shore Bancorp computed in accordance with generally accepted accounting principles generally accepted in the United States. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Stockholders’ equity does not reflect the effect of bad debt reserves in the event of liquidation. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

At or for the nine months ended September 30, 2005
Minimum 1,912,500 shares at $10.00 per share	Midpoint 2,250,000 shares at $10.00 per share	Maximum 2,587,500 shares at $10.00 per share	Maximum, as Adjusted 2,975,625 shares at $10.00 per share(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$19,125	$22,500	$25,875	$29,756
Plus: shares issued to charitable foundation	850	1,000	1,150	1,323

Pro forma market capitalization	$19,975	$23,500	$27,025	$31,079

Gross proceeds of offering	$19,125	$22,500	$25,875	$29,756
Less: expenses	(1,392)	(1,422)	(1,453)	(1,489)

Estimated net proceeds	$17,733	$21,078	$24,422	$28,267
Less: common stock purchased by the employee stock ownership plan (2)	(1,598)	(1,880)	(2,162)	(2,486)
Less: common stock purchased by the management recognition plan (3)	(833)	(980)	(1,127)	(1,296)
Less: capitalization of Lake Shore, MHC	(100)	(100)	(100)	(100)

Estimated net proceeds, as adjusted	$15,202	$18,118	$21,033	$24,385

For the nine months ended September 30, 2005:
Consolidated net income:
Historical	$1,574	$1,574	$1,574	$1,574
Pro forma income on net proceeds	281	335	389	451
Pro forma employee stock ownership plan adjustment (2)	(25)	(29)	(33)	(38)
Pro forma management recognition plan adjustment (3)	(77)	(91)	(104)	(120)
Pro forma stock option plan adjustment (4)	(104)	(122)	(140)	(162)

Pro forma net income	$1,649	$1,667	$1,686	$1,705

Per share net income (reflects SOP 93-6):
Historical	$0.38	$0.33	$0.28	$0.25
Pro forma income on net proceeds, as adjusted	0.07	0.07	0.07	0.07
Pro forma employee stock ownership plan adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma management recognition plan adjustment (3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option plan adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.39	$0.34	$0.29	$0.26

Offering price as a multiple of pro forma net income per share	19.23	x	22.06	x	25.86	x	28.85	x
Number of shares outstanding for pro forma net income per share calculations	4,092,198	4,814,350	5,536,503	6,366,978

	At or for the nine months ended September 30, 2005
	Minimum 1,912,500 shares at $10.00 per share	Midpoint 2,250,000 shares at $10.00 per share	Maximum 2,587,500 shares at $10.00 per share	Maximum, as Adjusted 2,975,625 shares at $10.00 per share(1)
	(Dollars in thousands, except per share amounts)
At September 30, 2005:
Stockholders’ equity:
Historical	$27,732	$27,732	$27,732	$27,732
Estimated net proceeds	17,733	21,078	24,422	28,267
Less: capitalization of Lake Shore, MHC	(100)	(100)	(100)	(100)
Plus: shares issued to charitable foundation	850	1,000	1,150	1,323
Less: shares issued to charitable foundation	(850)	(1,000)	(1,150)	(1,323)
Plus: tax benefit of contribution to charitable foundation	327	385	443	509
Less: common stock acquired by employee stock ownership plan (2)	(1,598)	(1,880)	(2,162)	(2,486)
Less: common stock acquired by management recognition plan (3)	(833)	(980)	(1,127)	(1,296)

Pro forma stockholders’ equity	$43,261	$46,235	$49,208	$52,626

Stockholders’ equity per share (does not reflect SOP 93-6):
Historical	$6.53	$5.55	$4.82	$4.19
Estimated net proceeds	4.17	4.22	4.25	4.27
Less: capitalization of Lake Shore, MHC	(0.02)	(0.02)	(0.02)	(0.02)
Plus: shares issued to charitable foundation	0.20	0.20	0.20	0.20
Less: shares issued to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Plus: tax benefit of contribution to charitable foundation	0.08	0.08	0.08	0.08
Less: common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: common stock acquired by management recognition plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$10.18	$9.25	$8.55	$7.94

Offering price as a percentage of pro forma stockholders’ equity per share	98.23%	108.11%	116.96%	125.95%
Number of shares outstanding for pro forma book value per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(footnotes continue on next page)

(2)	We have assumed that 8% of the aggregate shares of common stock sold in the offering (including shares issued to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from us. The amount to be borrowed is reflected as a reduction of stockholders’ equity. The employee stock ownership plan expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for an employee stock ownership plan loan are committed to be released from the loan (i.e., as the loan is repaid), employee stock ownership plan expense is recorded based upon the fair value of the shares at the time. Lake Shore Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Lake Shore Savings’ total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal and interest. The pro forma net income assumes that (i) that Lake Shore Savings’ contribution to the employee stock ownership plan is equivalent to the debt service requirement for the nine months ended September 30, 2005, and was made at the end of the period; (ii) 3,995 shares at the minimum of the offering range, 4,700 shares at the midpoint of the offering range, 5,405 shares at the maximum of the offering range and 6,216 shares at the 15% above the maximum of the offering range (based upon a 30-year loan term), were committed to be released during the nine months ended September 30, 2005 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.

(3)	We have assumed that 1.96% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) will be awarded by a management recognition plan either through open market purchases or from authorized but unissued shares of common stock of Lake Shore Bancorp, if any. Before the management recognition plan is implemented, it must be approved by our stockholders. The dollar amount of the common stock to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital, which could increase or decrease our capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. Funds used by the management recognition plan to purchase the shares will initially be contributed by Lake Shore Bancorp. As we accrue compensation expenses to reflect the vesting of such shares over five years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of our authorized but unissued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Lake Shore Bancorp would be proportionally reduced and to the extent the interest of existing public and charitable foundation stockholders would be diluted by approximately 1.9%.

(4)	We have assumed that 4.9% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) will be awarded pursuant to the stock option plan. In calculating the pro forma effect of the stock option expense, it is assumed that the exercise price of the stock options and trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.76 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options and that 30.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed federal and state combined tax rate of 38.5%. Under the above assumption, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 per share price. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share may decrease. This will also have a dilutive effect of up to 4.7% on the ownership interests of existing public and charitable foundation stockholders.

At or for the year ended December 31, 2004
Minimum 1,912,500 shares at $10.00 per share	Midpoint 2,250,000 shares at $10.00 per share	Maximum 2,587,500 shares at $10.00 per share	Maximum, as adjusted 2,975,625 shares at $10.00 per share(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$19,125	$22,500	$25,875	$29,756
Plus: shares issued to charitable foundation	850	1,000	1,150	1,323

Pro forma market capitalization	$19,975	$23,500	$27,025	$31,079

Gross proceeds of offering	$19,125	$22,500	$25,875	$29,756
Less: expenses	(1,392)	(1,422)	(1,453)	(1,489)

Estimated net proceeds	$17,733	$21,078	$24,422	$28,267
Less: common stock purchased by employee stock ownership plan (2)	(1,598)	(1,880)	(2,162)	(2,486)
Less: common stock purchased by management recognition plan (3)	(833)	(980)	(1,127)	(1,296)
Less: capitalization of Lake Shore, MHC	(100)	(100)	(100)	(100)

Estimated net proceeds, as adjusted	$15,202	$18,118	$21,033	$24,385

For the year ended December 31, 2004:
Consolidated net income:
Historical income	$2,179	$2,179	$2,179	$2,179
Pro forma income on net proceeds, as adjusted	257	306	356	412
Pro forma employee stock ownership plan adjustment (2)	(33)	(39)	(44)	(51)
Pro forma management recognition plan adjustment (3)	(102)	(121)	(139)	(159)
Pro forma stock option plan adjustment(4)	(139)	(163)	(187)	(216)

Pro forma net income	$2,162	$2,162	$2,165	$2,165

Per share net income (reflects SOP 93-6):
Historical Income	$0.53	$0.45	$0.39	$0.34
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Pro forma employee stock ownership plan adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma management recognition plan adjustment (3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option plan adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.53	$0.45	$0.39	$0.34

Offering price as a multiple of pro forma net income per share	18.87	x	22.22	x	25.64	x	29.41	x
Number of shares outstanding for pro forma net income per share calculations	4,092,863	4,815,133	5,537,403	6,368,014
At December 31, 2004:
Stockholders’ equity:
Historical	$26,915	$26,915	$26,915	$26,915
Estimated net proceeds	17,733	21,078	24,422	28,267
Less: capitalization of Lake Shore, MHC	(100)	(100)	(100)	(100)
Plus: shares issued to charitable foundation	850	1,000	1,150	1,323
Less: shares issued to charitable foundation	(850)	(1,000)	(1,150)	(1,323)
Plus: tax benefit of contribution to charitable foundation	327	385	443	509
Less: common stock acquired by employee stock ownership plan (2)	(1,598)	(1,880)	(2,162)	(2,486)
Less: common stock acquired by management recognition plan (3)	(833)	(980)	(1,127)	(1,296)

Pro forma stockholders’ equity	$42,444	$45,418	$48,391	$51,809

	At or for the year ended December 31, 2004
	Minimum 1,912,500 shares at $10.00 per share	Midpoint 2,250,000 shares at $10.00 per share	Maximum 2,587,500 shares at $10.00 per share	Maximum, as adjusted 2,975,625 shares at $10.00 per share(1)
Stockholders’ equity per share
(does not reflect SOP 93-6):
Historical	$6.33	$5.38	$4.68	$4.07
Estimated net proceeds	4.17	4.22	4.25	4.27
Less: capitalization of Lake Shore, MHC	(0.02)	(0.02)	(0.02)	(0.02)
Plus: shares issued to charitable foundation	0.20	0.20	0.20	0.20
Less: shares issued to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Plus: tax benefit of contribution to charitable foundation	0.08	0.08	0.08	0.08
Less: common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: common stock acquired by management recognition plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$9.98	$9.08	$8.41	$7.82

Offering price as a percentage of pro forma stockholders’ equity per share	100.20%	110.13%	118.91%	127.88%
Number of shares outstanding for pro forma equity per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	We have assumed that 8% of the aggregate shares of common stock sold in the offering (including shares issued to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from us. The amount to be borrowed is reflected as a reduction of stockholders’ equity. The employee stock ownership plan expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for the employee stock ownership plan loan are committed to be released from the loan (i.e., as the loan is repaid), employee stock ownership plan expense is recorded based upon the fair value of the shares at the time. Lake Shore Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Lake Shore Savings’ total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal and interest. The pro forma net income assumes that (i) that Lake Shore Savings’ contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended December 31, 2004, and was made at the end of the period; (ii) 5,327 shares at the minimum of the offering range, 6,267 shares at the midpoint of the offering range, 7,207 shares at the maximum of the offering range and 8,288 shares at the 15% above the maximum of the offering range (based upon a 30-year loan term), were committed to be released during the year ended December 31, 2004 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.

(3)	We have assumed that 1.96% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) will be awarded by a management recognition plan either through open market purchases or from authorized but unissued shares of common stock of Lake Shore Bancorp, if any. Before the management recognition plan is implemented, it must be approved by our stockholders. The dollar amount of the common stock to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital, which could increase or decrease our capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. Funds used by the management recognition plan to purchase the shares will initially be contributed by Lake Shore Bancorp. As we accrue compensation expenses to reflect the vesting of such shares over five years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of our authorized but unissued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Lake Shore Bancorp would be proportionally reduced and to the extent the interest of existing public and charitable foundation stockholders would be diluted by approximately 1.9%.

(footnotes continue on next page)

(4)	We have assumed that 4.9% of the shares outstanding after the offering (including shares issued to The Lake Shore Charitable Foundation) will be awarded pursuant to the stock option plan. In calculating the pro forma effect of the stock option expense, it is assumed that the exercise price of the stock options and trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.76 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options and that 30.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed federal and state combined tax rate of 38.5%. Under the above assumption, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 per share price. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share may decrease. This will also have a dilutive effect of up to 4.7% on the ownership interests of existing public and charitable foundation stockholders.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As set forth in the following table, if we did not make a contribution to The Lake Shore Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would increase the amount of common stock offered for sale. Without the charitable foundation, the amount of common stock offered for sale at the midpoint of the offering would be $24.0 million. If The Lake Shore Charitable Foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the reorganization would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at closing time, including, among other things, market and economic conditions. The offering amounts referred to in the table below relate to the value of the shares sold to the public.

	At the Minimum of the Offering Range (1,912,500 Shares)				At the Midpoint of the Offering Range (2,250,000 Shares)				At the Maximum of the Offering Range (2,587,500 Shares)				At the Maximum, As Adjusted, of the Offering Range (2,975,625 Shares)
	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$19,125		$20,375		$22,500		$23,970		$25,875		$27,566		$29,756		$31,700
Pro forma market capitalization	$19,975		$20,375		$23,500		$23,970		$27,025		$27,566		$31,079		$31,700
Estimated full value	$42,500		$43,350		$50,000		$51,000		$57,500		$58,650		$66,125		$67,448
Total assets	$349,603		$350,465		$352,577		$353,590		$355,550		$356,715		$358,968		$360,308
Total liabilities	$306,342		$306,342		$306,342		$306,342		$306,342		$306,342		$306,342		$306,342
Pro forma stockholders’ equity	$43,261		$44,123		$46,235		$47,248		$49,208		$50,373		$52,626		$53,966
Pro forma net income (nine months ended September 30, 2005)	$1,649		$1,668		$1,667		$1,689		$1,686		$1,710		$1,705		$1,733
Pro forma stockholders’ equity per share	$10.18		$10.18		$9.25		$9.26		$8.55		$8.58		$7.94		$8.00
Pro forma net income per share (nine months ended September 30, 2005)	$0.39		$0.39		$0.34		$0.33		$0.29		$0.29		$0.26		$0.25
Pro Forma Pricing Ratios
Offering price as a percentage of pro forma stockholders’ equity per share	98.23%		98.23%		108.11%		107.99%		116.96%		116.55%		125.95%		125.00%
Offering price to pro forma net income per share	19.23	x	19.23	x	22.06	x	22.73	x	25.86	x	25.86	x	28.85	x	30.00	x
Pro Forma Financial Ratios
Return on assets (annualized)	0.63%		0.63%		0.63%		0.64%		0.63%		0.64%		0.63%		0.64%
Return on equity (annualized)	5.08%		5.04%		4.81%		4.77%		4.57%		4.53%		4.32%		4.28%
Equity/assets	12.37%		12.59%		13.11%		13.36%		13.84%		14.12%		14.66%		14.98%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Lake Shore Savings’ financial statements and other relevant statistical data and is intended to enhance your understanding of Lake Shore Savings’ financial condition and results of operations. You should read the information in this section in conjunction with Lake Shore Savings financial statements and accompanying notes to financial statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Upon completion of the reorganization, Lake Shore Savings will become the wholly-owned subsidiary of Lake Shore Bancorp. At that time, the financial information presented herein will be part of the consolidated financial information for Lake Shore Bancorp. Prior to completion of the reorganization, Lake Shore Bancorp will not exist.

General

Our results of operations depend primarily on our net interest income, which is the difference between the interest income we earn on loans and investments and the interest we pay on deposits and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates we earn or pay on these balances. For the nine months ended September 30, 2005 and the year ended December 31, 2004, our net income was $1.6 million and $2.2 million, respectively.

Our operations are also affected by non-interest income, such as service fees and gains and losses on the sales of securities and loans, our provision for loan losses and non-interest expenses which include salaries and employee benefits, occupancy costs, and other general and administrative expenses.

Financial institutions like us, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. Our operations and lending are principally concentrated in the Western New York area, and our operations and earnings are influenced by local economic conditions. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in our primary market area. Since 1993, following the appointment of our current chief executive officer, and despite the fact that the Western New York market area has been economically stagnant, we have tripled in asset size and gone from being a two office institution to having eight branches. Since 1998 our asset size has more than doubled and we have opened three new branches.

Management Strategy

Our Reputation. Our primary management strategy has been to retain our perceived image as one of the most respected and recognized community banks in Western New York with 115 years of service to our community. Our management strives to accomplish this goal by continuing to emphasize our high quality customer service and financial strength. We are one of the largest lenders in market share of residential mortgages in Chautauqua County.

Branching. In 2003, we opened new branch offices in Orchard Park and East Amherst, New York. These new offices have generated deposits of $29.2 million and $19.2 million as of September 30, 2005, respectively. We opened an additional new branch office in Hamburg, New York in December 2005. Our offices are located in Dunkirk, Fredonia, Jamestown, Lakewood and Westfield, in Chautauqua County, New York and in East Amherst, Hamburg and Orchard Park in Erie County, New York.

Saturation of the market in Chautauqua County led to our expansion plan in Erie County which is a critical component of our future profitability and growth.

Our People. A large part of our success is related to customer service and customer satisfaction. Having employees who understand and value our clientele and their business is a key component to our success. We believe that our present staff is one of our competitive strengths and thus the retention of such persons and our ability to continue to attract high quality personnel are high priorities. The offering will be a means to compensate and reward employees by aligning their compensation to our financial performance, business goals and objectives.

Residential Mortgage and Other Lending. Historically, our lending portfolio has been composed predominantly of residential mortgage loans. At September 30, 2005, December 31, 2004 and December 31, 2003, we held $145.7 million, $142.2 million and $135.3 million of residential mortgage loans, respectively, which constituted 71.9%, 71.1% and 72.1% of our total loan portfolio, at such respective dates. Due to the historically low interest rates in recent past years, we experienced an increase of mortgage lending and refinancing in 2003 and 2002. Mortgage lending and refinancing has slowed in the past year as interest rates have risen and the competition for residential mortgage loans, which had previously increased to meet the higher number of loans being generated and refinanced, remained strong. We originate commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. At September 30, 2005 and December 31, 2004, our commercial real estate loan portfolio consisted of loans totaling $14.9 million and $15.3 million respectively, or 7.4% and 7.7%, respectively, of total loans. In addition to commercial real estate loans, we also engage in small business commercial lending, including business installment loans, lines of credit, and other commercial loans. Other loan products offered to our customers include home equity loans, construction loans and consumer loans, including auto loans, overdraft lines of credit and share loans. At September 30, 2005 and December 31, 2004, our commercial loan portfolio consisted of loans totaling $8.1 million and $8.6 million, respectively, or 4.0% and 4.3%, respectively, of total loans. We will sell loans when appropriate and will retain servicing rights to those loans. We will invest excess funds in permissible investments such as mortgage-backed securities and asset-backed securities, when such investment opportunities are prudent. Residential mortgage loans will continue to be the dominant type of loan in our lending portfolio.

Investment Strategy. Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity within established guidelines. At September 30, 2005, our investment securities totaled $101.2 million. Investment securities available for sale, which constituted approximately 95% of investment securities, totaled $96.4 million at September 30, 2005.

Flattening Yield Curve. As with all community banks, we face a challenge in monitoring our interest rate risk with a “flattening yield curve.” Banks generate revenue on the difference between the interest earned on loans, which are generally for longer terms, and the interest paid on deposits, which are generally for shorter terms. Banks try to match interest-earning assets and interest-paying liabilities against one another. As the Federal Reserve Board has increased the federal funds rate, short-term interest rates have risen; however, long-term rates, which are generally responsive to the bond market, have not been increasing, and have even decreased. Thus, the margin between interest earning assets and interest bearing liabilities is shrinking resulting in reduced net interest income. Our strategy of maintaining and increasing our interest income in a flattening yield curve environment is two-fold. First, we seek protection by locking in lower long-term rates with advances from the Federal Home Loan Bank of New York. At September 30, 2005, we had total Federal Home Loan Bank borrowings of $50.1 million with an average interest rate of 3.63%. Second, we have engaged a third party financial advisor to assist us in investing such borrowed funds in attractive permissible investment securities. At September

30, 2005, we had $96.4 million in investment in securities available for sale, the majority of which are mortgage-backed or asset backed securities.

Expected Increases In Non-interest Expenses. Following completion of the reorganization and offering, our non-interest expenses will increase.

•	To have publicly-traded common stock, Lake Shore Bancorp must register as a public company with the Securities and Exchange Commission and under the Securities and Exchange Act of 1934, as amended, and will thus be subject to periodic reporting requirements and associated disclosure controls and procedures and internal control over financial reporting standards. It is expected that in complying with these requirements, we will incur additional costs in preparing the necessary filings. It is also expected that our common stock will be quoted on the Nasdaq National Market. To commence and to maintain such listing we must pay fees. Additionally, as a publicly-held stock corporation structure, Lake Shore Bancorp will retain a stock transfer agent and will incur miscellaneous operating expenses such as stockholder communications expenses, all of which will be new and recurring costs.

•	As part of the reorganization, we plan to convert Lake Shore Savings from a New York-chartered mutual savings and loan association to a federal stock savings bank. Lake Shore Bancorp and Lake Shore, MHC are also expected to have federal charters. As a result, the Office of Thrift Supervision will be the primary federal regulator for all three entities. As a state-chartered savings and loan association, Lake Shore Savings has been subject to the regulation of and assessments by each of the New York State Banking Department, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision. We expect cost savings by having the Office of Thrift Supervision as our primary regulator; however, these cost savings may be diminished by having three regulated entities rather than just a mutual savings bank.

•	As discussed in greater detail in “Pro Forma Data,” “Management-Future Stock Benefits” and “The Lake Shore Charitable Foundation,” as part of the reorganization and offering, we intend to: (i) make a loan to an employee stock ownership plan to purchase up to 8% of the shares sold in the offering plus issued to the charitable foundation, (ii) establish a charitable foundation to which will be issued an amount of authorized but unissued shares that will equal 2% of the Lake Shore Bancorp common stock outstanding after the offering and reorganization and (iii) no earlier than six months after the closing of the offering, subject to stockholder approval, reserve for issuance up to 1.96% and 4.90% of the shares outstanding after the offering (including shares issued to charitable foundation) for a management recognition plan and a stock option plan, respectively. The funding of each of these intentions, will cause Lake Shore Bancorp to recognize additional expenses on a consolidated basis.

After completion of the reorganization and offering, we expect to continue to grow our base of interest-earning assets by expanding our loan portfolio and by using borrowings, where appropriate, to supplement deposits as a funding source. We also intend to grow by adding new branch offices. We may also use proceeds from the offering to establish or acquire branch offices, to fund the building of new offices and to make other acquisitions, although no acquisitions or new branches are being specifically considered at this time. See “How We Intend to Use the Proceeds from the Offering.”

Critical Accounting Policies

It is management’s opinion that accounting estimates covering certain aspects of our business have more significance than others due to the relative importance of those areas to overall performance,

or the level of subjectivity required in making such estimates. Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance for loan losses required for probable credit losses and the material effect that such judgments can have on the results of operations. Management’s quarterly evaluation of the adequacy of the allowance considers our historical loan loss experience, review of specific loans, current economic conditions, and such other factors considered appropriate to estimate loan losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions, or economic conditions. Significant factors that could give rise to changes in these estimates include, but are not limited to, changes in economic conditions in the local area, concentrations of risk and decline in local property values.

Management also considers the accounting policy relating to the impairment of investments to be a critical accounting policy due to the subjectivity and judgment involved and the material effect an impairment loss could have on the results of operations. A decline in the fair value of investments below cost deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis for an asset. Management continually reviews the current value of its investments for evidence of other than temporary impairment.

These critical policies and their application are reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, we encourage the reader to review each of the policies included in Note 2 to the Notes to the Financial Statements to better understand how our financial performance is reported.

Management Of Market Risk

The majority of our assets and liabilities are monetary in nature. Consequently, interest rate risk is our most significant market risk. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of our business operations. Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on our net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity, and/or cash flow characteristics of assets and liabilities. In periods of falling interest rates, prepayments of loans typically increase, which would lead to reduced net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling interest rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, a flat yield curve may lead to smaller net interest margins thereby reducing net interest income. The net effect of these circumstances is reduced net interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

Managing interest rate risk is of primary importance to us. The responsibility for interest rate risk management is the function of our Asset/Liability Committee, which includes our Chief Executive Officer and President, Chief Financial Officer and certain members of our Board of Directors. Our Asset/Liability Committee meets every other month to review our asset/liability policies and identify and measure potential risks to earnings due to changes in interest rates. The primary goal of our interest rate risk management is to minimize the potential loss in net interest income that could arise from changes in interest rates given our business strategy, operating environment, capital, liquidity and performance objectives. Our Chief Financial Officer also receives recommendations from a third party financial advisor regarding permissible investment securities, the use of which are part of our management of interest rate risk.

Net Interest Income At Risk

In past years, many savings banks have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision’s simulation model uses discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not prepare a net portfolio value calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth as of September 30, 2005 and December 31, 2004, the estimated changes in our net portfolio value that would result from designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	As of September 30, 2005			As of December 31, 2004
Change in Interest Rates (basis points) (1)	Amount	Dollar Change from Base	Percentage Change from Base	Amount	Dollar Change From Base	Percentage Change from Base
			(Dollars in thousands)
+300	$22,746	$(17,401)	(43%)	$21,985	$(17,304)	(44%)
+200	28,786	(11,361)	(28%)	28,435	(10,854)	(28%)
+100	34,893	(5,254)	(13%)	34,441	(4,848)	(12%)
0	40,147	—	—	39,289	—	—
-100	42,863	2,716	7%	40,957	1,668	4%

(1)	Assumes an instantaneous uniform change in interest rates. A basis point equals 0.01%.

Our earnings may be adversely impacted by an increase in interest rates because the majority of our interest-earning assets are long-term, fixed rate mortgage-related assets that will not reprice as long-term interest rates increase, while a majority of our interest-bearing liabilities are expected to reprice. At September 30, 2005, 78.0% of our loans with contractual maturities of greater than one year had fixed rates of interest, and 95.7% of our total loans had contractual maturities of five or more years. Overall, at September 30, 2005 , 90.7% of our total interest-earning assets had contractual maturities of more than five years. Conversely, our interest-bearing liabilities generally have much shorter contractual maturities. A significant portion of our deposits have no contractual maturities and are likely to reprice quickly as short-term interest rates increase. In addition, 63.9% of our certificates of deposit will mature within one year, and 35.3% of our borrowed funds contractually mature within one year. Therefore, in an increasing rate environment, our cost of funds is expected to increase more rapidly than the yields earned on our loan portfolio and securities portfolio. An increasing rate environment is expected to cause a narrowing of our net interest rate spread and a decrease in our earnings.

We anticipate short-term market interest rates will continue to increase in 2006, and long-term market interest rates will begin to increase, but not as fast as short-term interest rates. This potential market interest rate scenario would cause the spread between long-term interest rates and short-term interest rates to decrease. If this occurs, the resulting interest rate environment is expected to have a negative impact on our results of operations as our interest-bearing liabilities, both deposits and borrowed funds, generally price off short-term interest rates, while our interest-earning assets, both mortgage loans and securities, generally price off long-term interest rates.

Analysis Of Net Interest Income

Net interest income represents the difference between the interest we earn on our interest-earning assets, such as mortgage loans and investment securities and the expense we pay on interest-bearing liabilities, such as time deposits. Net interest income depends on both the volume of our interest-earning assets and interest-bearing liabilities and the interest rates we earn or pay on them.

Average Balances, Interest and Average Yields. The following table sets forth certain information relating to our average balance sheets and reflects the average yield on interest-earnings assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. Interest income on securities include a tax equivalent adjustment for bank qualified municipals.

	At September 30, 2005		For the nine months ended September 30, 2005			For the nine months ended September 30, 2004			For the Year ended December 31, 2004			For the Year ended December 31, 2003			For the Year ended December 31, 2002
	Actual Balance	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$2,632	—	$2,286	—	—	$1,364	—	—	$1,142	—	—	$1,709	—	—	$1,463	—	—
Federal funds sold	4,675	3.41%	5,278	120	3.02%	10,005	86	1.14%	8,251	101	1.22%	10,651	122	1.15%	10,909	183	1.68%
Securities	101,223	3.92%	101,669	2,981	3.90%	92,875	2,552	3.65%	96,075	3,541	3.69%	68,026	2,586	3.80%	46,692	2,513	5.38%
Loans	202,417	5.74%	199,453	8,745	5.83%`	191,364	8,237	5.72%	193,435	11,102	5.74%	162,886	10,072	6.18%	149,418	10,486	7.02%

Total interest-earning assets	310,947	5.07%	308,686	11,846	5.10%	295,608	10,875	4.89%	298,903	14,744	4.93%	243,272	12,780	5.25%	208,482	13,182	6.32%
Other assets	23,127		20,772			20,777			20,681			17,965			15,600

Total assets	$334,074		$329,458			$316,385			$319,584			$261,237			$224,082

Interest-bearing liabilities:
Demand and NOW accounts	$37,957	0.37%	$38,019	106	0.37%	$38,348	79	0.27%	$38,344	110	0.29%	$36,099	176	0.49%	$31,587	297	0.94%
Money market accounts	27,099	1.00%	29,941	203	0.90%	30,785	202	0.87%	30,922	275	0.89%	24,404	276	1.13%	22,564	364	1.61%
Savings accounts	29,942	0.51%	30,275	115	0.51%	31,595	120	0.51%	31,391	159	0.51%	30,951	287	0.93%	28,084	417	1.48%
Time deposits	139,687	2.69%	134,982	2,823	2.78%	126,399	2,306	2.43%	127,658	3,130	2.45%	111,908	3,148	2.81%	95,722	3,426	3.58%
Borrowed funds	50,085	3.59%	51,979	1,351	3.46%	49,518	1,147	3.08%	50,760	1,593	3.14%	21,447	747	3.48%	8,095	403	4.98%
Advances from borrowers on taxes and insurance	1,240	3.65%	1,902	34	2.38%	1,624	30	2.46%	1,610	40	2.48%	1,342	35	2.61%	1,410	39	2.77%
Other interest-bearing liabilities	361	6.63%	366	19	6.90%	381	19	6.63%	379	25	6.60%	164	25	15.24%	—	—	—

Total interest bearing liabilities	286,371	2.16%	287,464	4,651	2.15%	278,650	3,903	1.86%	281,064	5,332	1.90%	226,315	4,694	2.07%	187,462	4,946	2.64%
Other non-interest bearing liabilities	19,971		14,529			12,289			12,737			10,764			14,190
Equity	27,732		27,465			25,446			25,783			24,158			22,430

Total liabilities and equity	$334,074		$329,458			$316,385			$319,584			$261,237			$224,082

Net interest income				$7,195			$6,972			$9,412			$8,086			$8,236

Interest rate spread					2.95%			3.03%			3.03%			3.18%			3.68%
Net interest margin					3.10%			3.14%			3.15%			3.32%			3.95%

Rate Volume Analysis. The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Rate	Volume	Net Change	Rate	Volume	Net Change	Rate	Volume	Net Change
				(Dollars in thousands)
Interest-earning assets:
Federal funds sold and other interest-bearing deposits	$70	$(36)	$34	$10	$(31)	$(21)	$(61)	$–	$(61)
Securities	178	251	429	(81)	1,036	955	(870)	943	73
Loans	155	353	508	(761)	1,791	1,030	(1,311)	897	(414)

Total interest-earning assets	403	568	971	(832)	2,796	1,964	(2,242)	1,840	(402)

Interest-bearing liabilities:
Demand and NOW accounts	28	(1)	27	(76)	10	(66)	(159)	38	(121)
Money market accounts	7	(6)	1	(66)	65	(1)	(116)	28	(88)
Savings accounts	—	(5)	(5)	(132)	4	(128)	(169)	39	(130)
Time deposits	353	164	517	(431)	413	(18)	(803)	525	(278)

Total deposits	388	152	540	(705)	492	(213)	(1,247)	630	(617)
Other interest-bearing liabilities:
Borrowed funds	146	59	205	(81)	927	846	(152)	496	344
Advances from borrowers on taxes and insurance and other interest-bearing liabilities	(1)	4	3	(22)	27	5	11	10	21

Total interest-bearing liabilities	533	215	748	(808)	1,446	638	(1,388)	1,136	(252)

Net change in interest income	$(130)	$353	$223	$(24)	$1,350	$1,326	$(854)	$704	$(150)

Comparison Of Financial Condition at September 30, 2005 and December 31, 2004

Total assets at September 30, 2005 were $334.1 million, an increase of $4.3 million from $329.8 million at December 31, 2004. The increase in total assets is predominantly the result of an increase in cash and cash equivalents, offset by a decrease in investment securities.

Our cash and cash equivalents increased by $3.9 million to $15.5 million at September 30, 2005, from $11.6 million at December 31, 2004. This is due to an increase in federal funds sold of $1.9 million from $2.8 million at December 31, 2004 to $4.7 million at September 30, 2005, an increase in our interest-bearing deposits from $1.6 million at December 31, 2004, to $2.6 million at September 30, 2005, and an increase of $1.0 million in cash and due from banks from $7.2 million at December 31, 2004 to $8.2 million at September 30, 2005. All of our cash and cash equivalent balances reflect our liquid funds until they are deployed into lending or investment securities.

Investment securities decreased by $3.0 million to $101.2 million at September 30, 2005 from $104.2 million at December 31, 2004. More specifically, investment securities available for sale, which constituted approximately 95% of investment securities, decreased by $2.8 million to $96.4 million at September 30, 2005 as compared to $99.2 million at December 31, 2004. The decrease is attributable to the paydown of our borrowings at the Federal Home Loan Bank of New York of $3.9 million.

Loans receivable, net increased by $2.9 million to a total of $202.4 million at September 30, 2005 from $199.5 million at December 31, 2004. Home equity loans increased by $780,000 from December 31, 2004 to September 30, 2005. As interest rates on mortgages have steadily risen during the last twelve to 24 months, more homeowners have been using home equity loans to tap into the equity in their homes as an additional source of funds. Home equity loans represented 14.4% of our loan portfolio at September 30, 2005. Commercial real estate loans decreased by $394,000 from December 31, 2004 to September 30, 2005 while residential mortgage loans increased by $3.4 million. The decrease in commercial real estate loans is attributable to the increase in the prime rate during the same period. The majority of our commercial real estate loans are tied to the prime rate and demand for this product is sensitive to rate changes. Mortgage loans and commercial real estate loans represented 71.9% and 7.4%, respectively, of the loan portfolio at September 30, 2005. Deferred loan fees increased by $186,000 from $891,000 at December 31, 2004 to $1.1 million at September 30, 2005 due to an increase in our loan volume. The allowance for loan losses decreased slightly by $21,000 during the period from December 31, 2004 to September 30, 2005. The remainder of the portfolio consists of commercial, consumer and construction loans.

Total deposits grew by $8.0 million, or 3.3%, to $251.6 million at September 30, 2005, as compared to $243.6 million at December 31, 2004, primarily due to an increase in time deposits and non-interest bearing deposits. The increase is attributable to our branch expansion in Erie County, New York.

Our borrowings, consisting of advances from the Federal Home Loan Bank of New York, decreased by $3.9 million from $54.0 million at December 31, 2004 to $50.1 million at September 30, 2005. We have used these funds as a source of liquidity for loans and investment securities. The use of such funds has been particularly important to our management of our interest rate risk as we have been able to lock in longer-terms rates with such borrowings.

Total equity increased by $817,000 from $26.9 million at December 31, 2004 to $27.7 million at September 30, 2005. The increase in total equity was primarily due to net income of $1.6 million for the nine months ended September 30, 2005 offset by changes in the mark-to-market value of our available for sale investment securities for the nine months ended September 30, 2005.

Comparison of Results of Operations for the Nine Months Ended September 30, 2005 and 2004

General. Net income was $1.6 million for the nine months ended September 30, 2005, a decrease of $17,000, or 1.1%, compared with net income for the nine months ended September 30, 2004. The decrease in net income is attributable to increased interest expense, non-interest expense and increased income taxes, offset in part by an increase in net interest income and a decrease in the provision for loan losses.

Net Interest Income. Net interest income increased by $223,000, or 3.2%, to $7.2 million for the nine months ended September 30, 2005 as compared to $7.0 million for the nine months ended September 30, 2004. This increase reflects increased interest income of $971,000 for the nine months ended September 30, 2005, partially offset by an increase in interest expense of $748,000.

Interest Income. Interest income increased $971,000, or 8.9%, from $10.9 million for the nine months ended September 30, 2004 to $11.8 million for the nine months ended September 30, 2005. Approximately $508,000 of this increase was attributable to an increase in interest on loans, the average balance of which increased by $8.1 million over the year and had an average yield of 5.83% as compared to an average yield of 5.72% in the prior year. $429,000 of the increase was attributable to an increase from interest on investment securities, the average balance of which increased by $8.8 million over the year and had an average yield of 3.90% as compared to an average yield of 3.65% in the prior year.

Interest Expense. Interest expense increased by $748,000, or 19.2%, from $3.9 million for the nine months ended September 30, 2004 to $4.7 million for the nine months ended September 30, 2005. The interest paid on deposits increased by $540,000 from $2.7 million for the nine months ended September 30, 2004 to $3.2 million for the nine months ended September 30, 2005. This was due to an increase in the average yield paid on interest-bearing deposits over the year of 0.48% and an increase in the average balance of interest-bearing deposits of $6.1 million over the year. The interest expense related to advances from the Federal Home Loan Bank of New York increased by $204,000 from $1.2 million for the nine months ended September 30, 2004 to $1.4 million for the nine months ended September 30, 2005, as our borrowings increased in comparison to the prior year’s nine month period.

Provision for Loan Losses. For the nine months ended September 30, 2005, the provision for loan losses was $20,000, a $187,000 decrease as compared to the provision for loan losses for the corresponding period in the prior year which was $207,000. Despite increasing our loan portfolio, we were able to decrease the provision for loan losses based on the quality of our loan portfolio and the amount of allowance for loan losses already in place. Management has determined this based on a detailed review of our existing loan portfolio, historical charge-off rates and non-performing loans.

We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

Non-interest Income. For the nine months ended September 30, 2005, non-interest income, which is a total of service charges and fees, net gains or losses on sales of available for sale securities and loans, as well as other income, not including interest and dividends, totaled $1.4 million, which was an increase of $23,000 in comparison to the corresponding period in the prior year.

Non-interest Expense. Non-interest expense increased $260,000 from $5.9 million for the nine months ended September 30, 2004 to $6.1 million for the nine months ended September 30, 2005. Non- interest expense includes the expense of salaries and employee benefits, occupancy and equipment costs, data processing and other items not related to expenses on deposits or borrowings. The majority of the increase in non-interest expense was attributable to advertising expenditures, which increased $83,000, or 60.1%, and salaries and employee benefits which increased $85,000, or 2.7%. The increase in salaries and employee benefits was primarily due to annual salary increases.

Income Tax Expense. Income tax expense increased by $190,000 from $683,000 for the nine months ended September 30, 2004 to $873,000 for the nine months ended September 30, 2005 due to increased net income.

Comparison Of Financial Condition at December 31, 2004 and December 31, 2003

Total assets at December 31, 2004 were $329.8 million, an increase of $26.3 million or 8.7% from $303.5 million at December 31, 2003. The increase in total assets is predominantly the result of increases in our investment securities and our loan portfolio, which is composed primarily of residential mortgage loans.

Our cash and cash equivalents decreased by $5.2 million to $11.6 million at December 31, 2004, from $16.8 million at December 31, 2003. This is due to a decrease in federal funds sold of $5.9 million from $8.7 million at December 31, 2003 to $2.8 million at December 31, 2004, offset by an increase in our interest-bearing deposits from $71,000 at December 31, 2003, to $1.6 million at December 31, 2004. Since the federal funds rate was low at December 31, 2004, as compared to December 31, 2003, we endeavored to invest funds into investment securities as rapidly as sound investments practices allowed. All of our cash and cash equivalent balances at year-end reflect our liquid funds until deployed into lending or investment securities.

Investment securities increased by $18.6 million to $104.2 million at December 31, 2004 from $85.6 million at December 31, 2003. More specifically, investment securities available for sale, which constituted approximately 95% of investment securities, increased by $16.2 million to $99.2 million at December 31, 2004 as compared to $83.0 million at December 31, 2003. The increase in the balance of investment securities is a result of our management electing to invest borrowed funds, deposits and income from loans in such securities, as lending opportunities became less available.

Loans receivable, net increased by $12.4 million, or 6.6%, to $199.5 million at December 31, 2004 from $187.1 million at December 31, 2003. Approximately $6.9 million of this increase was attributable to residential mortgage loans. Mortgage loans represented 71.3% of the loan portfolio as of December 31, 2004. Home equity loans increased by $2.5 million from $25.9 million at December 31, 2003, to $28.4 million at December 31, 2004. The increase can be attributable to interest rates rising from historic lows in 2003. The rising interest rate environment influenced homeowners to use home equity loans as a source of funds instead of refinancing their mortgages at higher rates. Home equity loans represented 14.2% of the loan portfolio at December 31, 2004. Commercial real estate loans increased by $682,000 from $14.6 million at December 31, 2003 to $15.3 million at December 31, 2004, representing 7.7% of the loan portfolio. The increase is due to our expansion into Erie County, New York. The remainder of the portfolio consists of commercial and consumer loans.

Deposits grew by $13.1 million, or 5.7%, to $243.6 million at December 31, 2004, as compared to $230.5 million at December 31, 2003. This increase was primarily due to the opening of the two new branch offices in East Amherst and Orchard Park, New York in 2003. In addition, all of our offices generated additional deposits.

Our advances from the Federal Home Loan Bank of New York increased by $10.7 million from an outstanding balance of $43.3 million at December 31, 2003 to a balance of $54.0 million at December 31, 2004. We have used these funds as a source of liquidity for loans and investment securities. The use of such funds has been an important tool in managing our interest rate risk as we have been able to lock in rates with such borrowings.

Total equity increased by $2.0 million from $24.9 million at December 31, 2003 to $26.9 million at December 31, 2004. The increase in total equity was primarily due to net income of $2.2 million offset by changes in the mark-to-market value or our available for sale investment securities for the year ended December 31, 2004.

Comparison of Results of Operations for the Years Ended December 31, 2004 and 2003

General. Net income was $2.2 million for the year ended December 31, 2004, an increase of $672,000, or 44.6%, compared with net income of $1.5 million for the year ended December 31, 2003. The increase in net income is attributable to two new branch offices that we opened in 2003. Operating expenses associated with the new branches were recorded during 2003.

Net Interest Income. Net interest income increased by $1.3 million, or 16.4%, to $9.4 million for the year ended December 31, 2004 as compared to $8.1 million for the year ended December 31, 2003. This increase reflects increased interest income of $1.9 million for the year ended December 31, 2004 as compared to the prior year, partially offset by an increase in interest expense of $638,000 over the same period.

Interest Income. Interest income increased $1.9 million, or 15.4%, from $12.8 million for the year ended December 31, 2003 to $14.7 million for the year ended December 31, 2004. Approximately $1.0 million of this increase was attributable to an increase in interest on loans, the average balance of which increased by $30.6 million over the year and had an average yield of 5.74% as compared to an average yield of 6.18% in the prior year. The remaining $1.0 million of the increase was attributable to an increase from interest on investment securities, the average balance of which increased by $28.0 million over the year and had an average yield of 3.69% as compared to an average yield of 3.80% in the prior year.

Interest Expense. Interest expense increased by $638,000, or 13.6%, from $4.7 million for the year ended December 31, 2003 to $5.3 million for the year ended December 31, 2004. The interest paid on deposits decreased by $213,000 from $3.9 million for the year ended December 31, 2003 to $3.7 million for the year ended December 31, 2004. This was due to an decrease in the average yield paid on deposits over the year of 1.22% off-set by an increase in the average balance of deposits of $25.0 million over the year. The interest expense related to advances from the Federal Home Loan Bank of New York increased from $747,000 for the year ended December 31, 2003 to $1.6 million for the year ended December 31, 2004 as our borrowings increased.

Provision for Loan Losses. For the year ended December 31, 2004, the provision for loan losses was $267,000, a decrease as compared to the provision for loan losses for the prior year which was $345,000. Despite increasing our loan portfolio, we were able to decrease the provision for loan losses based on the quality of the loan portfolio and the amount of allowance for loan losses already in place. Management has determined this based on a detailed review of our existing loan portfolio, historical charge-off rates and non-performing loans.

Non-interest Income. Non-interest income increased by $147,000 between the years ended December 31, 2004 and 2003. For the year ended December 31, 2004, non-interest income totaled $1.9 million, whereas for the prior year it totaled $1.7 million. The increase is attributable to increased overdraft service charges and increased gains on sales of available for sale securities, offset in part by decreased net gains on sales of loans and decreased other income.

Non-interest Expense. Non-interest expense increased $721,000 from $7.2 million for the year ended December 31, 2003 to $7.9 million for the year ended December 31, 2004. The majority of the increase in non-interest expense was attributable to salaries and employee benefits which increased $614,000, or 15.9%, from $3.9 million for the year ended December 31, 2003 to $4.5 million for the year ended December 31, 2004. The increase in salaries and employee benefits was primarily due to annual salary increases and hiring additional personnel to staff new branch offices opened during 2003 in Erie County.

Income Tax Expense. Income tax expense increased by $158,000 from $744,000 for the year ended December 31, 2003 to $902,000 for the year ended December 31, 2004. The increase reflects an increase in our pretax income from $2.3 million in 2003 to $3.1 million in 2004.

Comparison of Results of Operations For the Years Ended December 31, 2003 and 2002

General. Net income was $1.5 million for the year ended December 31, 2003, a decrease of $729,000, or 32.6%, compared with net income of $2.2 million for the year ended December 31, 2002. This decrease was primarily a result of a decrease in net interest income of $150,000 and a $1.0 million increase in non-interest expense offset in part by lower income taxes. Non-interest expense increased largely due to the expenses associated with the opening of two new branch offices and their lack of operating income for a part of the year in which such expenses were incurred.

Net Interest Income. Net interest income decreased by $150,000 from $8.2 million for the year ended December 31, 2002 to $8.1 million for the year ended December 31, 2003. This decrease reflects a decrease in interest income only partially offset by a decrease in interest expense on deposits as we on average offered lower yields on our core deposits. Furthermore, there was an increase in interest paid on borrowings as we increased our borrowings through advances from the Federal Home Loan Bank of New York. In 2003, we sold $4.0 million in residential mortgage loans to the Federal Home Loan Mortgage Corporation and retained servicing rights on these loans. The rationale for the sale of loans was due to anticipated increased speed of pre-payments of higher rate mortgages in the portfolio. The impact of such loan servicing fee income, which we include in “other non-interest income” was minimal.

Interest Income. Interest income decreased by $402,000, or 3.1%, from $13.2 million at December 31, 2002 to $12.8 million at December 31, 2003. Almost all of this decrease can be attributed to a decline in income from loans receivable from $10.5 million for the year ended December 31, 2002 to $10.1 million for the year ended December 31, 2003. This decline was a result of a decline in rates due to both refinancings as our customers sought lower rates on their mortgage loans and reduced yields on our adjustable rate mortgages also due to the lower rates.

Interest Expense. Interest expense decreased by $252,000, or 5.1%, from $5.0 million for the year ended December 31, 2002 to $4.7 million for the year ended December 31, 2003. The interest paid on deposits decreased $617,000 between comparable years while the interest paid on borrowings increased by $344,000 between the years ended 2003 and 2002. The decrease in interest paid on deposits is attributable to a decrease on the average yield on deposits to 1.92% as compared to 2.54% for the prior year, while the average balance of deposits for the year ended December 31, 2003 increased by $25.4 million. Our increase in borrowing expense was due to an increase in the average balance of our advances from the Federal Home Loan Bank of New York at an average yield of 3.48% for the year ended 2003, compared to an average yield of 4.98% in 2002.

Provision for Loan Losses. For the year ended December 31, 2003 the provision for loan losses was $345,000, a decrease from the provision of $360,000 for the year ended December 31, 2002. Despite increasing our loan portfolio, we were able to decrease the provision for loan losses based on the equity of the loan portfolio and the amount of allowance for loan losses already in place. Management has determined this based on a detailed review of our existing loan portfolio, historical charge-off rates and non-performing loans.

Non-interest Income. Non-interest income remained relatively constant at approximately $1.7 million in both 2003 and 2002. For the year ended December 31, 2003, we experienced a loss of $9,000 from sales of securities. In the prior year, we realized $176,000 from the sale of securities. In 2003, we realized $129,000 from the sale of both residential mortgage and student loans as compared to only $2,000 from the sale of student loans in 2002.

In November 2002, we established and funded a 50% interest in the Lake Shore Title & Abstract, LLC, a third party title agency for the purpose of providing abstracting and title services in connection with real estate transactions. There was no income or loss attributed to this venture in 2002. In 2003, the net income generated by this joint venture was $62,000.

Non-interest Expense. Non-interest expense increased by $1.0 million from $6.2 million for the year ended December 31, 2002 to $7.2 million for the year ended December 31, 2003. This increase was largely the result of expenses attributable to the opening of the new branches in Orchard Park and East Amherst New York, including the retention of additional employees. Also contributing to this increase were salary expenses and employee benefits, including health care expenses, which increased by $607,000 from $3.3 million for the year ended December 31, 2002 to $3.9 million for the year ended December 31, 2003. Increased non-interest expense was, to a lesser extent, attributable to an increase in advertising expenses to $338,000 for the year ended December 31, 2003 in comparison to $147,000 for the year ended December 31, 2002. The $191,000 increase in advertising expense was due to the opening of our two new branches in Erie County, New York during 2003. The branch expansion was in a new market area and additional advertising was necessary to establish name recognition and visibility.

Income Tax Expense. Income tax expense decreased by $341,000 from $1.1 million for the year ended December 31, 2002 to $744,000 for the year ended December 31, 2003. This reduction is due to the fact that taxable income was less in 2003 than in 2002.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business. Liquidity is primarily needed to meet the lending and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds consist of deposits, scheduled amortization and prepayments of loans and mortgage-backed and asset-backed securities, maturities and sales of other investments, interest bearing deposits at other financial institutions and funds provided from operations. We have written agreements with the Federal Home Loan Bank of New York, which as of September 30, 2005, allowed us to borrow up to $23.4 million on an overnight line of credit and $23.4 million on a one-month overnight repricing line of credit. We have no borrowings through either of these agreements. We also have a third agreement to obtain advances from the Federal Home Loan Bank collateralized by a pledge of our mortgage loans. At September 30, 2005, we had outstanding advances totaling $50.1 million.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions, and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

Our primary investing activities include the origination of loans and, to a lesser extent, the purchase of investment securities. For the nine months ended September 30, 2005, we originated loans of approximately $29.9 million in comparison to approximately $41.0 million of loans originated in the nine months ended September 30, 2004. In 2004, we originated approximately $49.6 million in loans compared to approximately $91.7 million in 2003. Purchases of investment securities totaled $16.8 million in the nine months ended September 30, 2005 and $44.1 million in the year ended December 31, 2004.

At September 30, 2005, we had loan commitments to borrowers of approximately $7.9 million and overdraft lines of protection and unused home equity lines of credit of approximately $20.6 million.

Total deposits were $251.6 million at September 30, 2005, as compared to $243.6 million at December 31, 2004. Time deposit accounts scheduled to mature within one year were $33.9 million at September 30, 2005. Based on our deposit retention experience, current pricing strategy, and competitive pricing policies, we anticipate that a significant portion of these time deposits will remain with us.

We are committed to maintaining a strong liquidity position, therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. The marginal cost of new funding, however, whether from deposits or borrowings from the Federal Home Loan Bank, will be carefully considered as we monitor our liquidity needs. Therefore, in order to minimize our cost of funds, we may consider additional borrowings from the Federal Home Loan Bank in the future.

We do not anticipate any material capital expenditures in 2005 other than $150,000 for the Hamburg branch that opened in December 2005 and a projected expense of $200,000 for a new phone system and upgraded computer software. We do not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than debt as described in Note 8 to the Financial Statements and the commitments and unused lines and letters of credit noted above.

We are contractually obligated to make payments as of September 30, 2005 as follows:

	Total	Payments due by Period:
		1 year	1-3 years	3-5 years	5 years
	(Dollars in thousands)
Long term debt	$40,660	$8,280	$17,000	$11,880	$3,500
Capital Leases	3,290	124	285	304	2,577
Operating Leases	870	88	167	159	456
Data processing contract	902	261	641	—	—

Total contractual obligations	$45,722	$8,753	$18,093	$12,343	$6,533

The net proceeds raised in the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities. In addition, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. See “Risk Factors - After The Offering, Our Return On Equity Will Be Low Compared To Other Companies. This Could Hurt The Price Of Your Common Stock.”

Off-Balance Sheet Arrangements

Other than loan commitments, the Lake Shore Savings does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors. Refer to Note 14 of the Financial Statements beginning at page F-1 for a summary of loan commitments outstanding as of September 30, 2005.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), “Shared-Based Payment.” Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which was permitted under Statement 123, as originally issued. The revised Statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. At present, Lake Shore Savings and Loan Association has not issued any stock options or other equity-based compensation.

In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 Also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have any effect on Lake Shore Savings and Loan Association’s financial statements.

BUSINESS OF LAKE SHORE BANCORP

Lake Shore Bancorp has not engaged in any business to date. Upon completion of the reorganization, Lake Shore Bancorp will own Lake Shore Savings Bank. Lake Shore Bancorp will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Lake Shore Bancorp may pursue other business activities, including the acquisition of other financial institutions or other entities, borrowing funds for investment in Lake Shore Savings and diversification of Lake Shore Bancorp’s operations. Lake Shore Bancorp has no current plans for such activities. Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Lake Shore Bancorp receives from Lake Shore Savings. Initially, Lake Shore Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Lake Shore Savings. At the present time, we intend to employ only persons who are officers of Lake Shore Savings, to serve as officers of Lake Shore Bancorp. However, we will use the support staff of Lake Shore Savings from time to time. Lake Shore Bancorp will not separately compensate these employees, Lake Shore Bancorp will hire additional employees, as appropriate, to the extent it expands its business in the future. See “How We Intend to Use the Proceeds from the Offering.”

BUSINESS OF LAKE SHORE SAVINGS BANK

General

Our principal business consists of attracting retail deposits from the general public in the areas surrounding our corporate headquarters in Dunkirk, New York and eight branch offices in Chautauqua and Erie Counties, New York and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, home equity loans and lines of credit and commercial real estate loans and, to a lesser extent, commercial business loans, consumer loans, and investment securities. Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

For 115 years we have served the local community of Dunkirk, New York. Lake Shore Savings was chartered as a New York savings and loan association in 1891. In 1987, we opened our second office in Fredonia, New York. Since 1993, we have tripled our asset-size and expanded to eight branch offices. In addition, we have added three administrative office buildings which comprise our corporate headquarters in Dunkirk, New York.

We are a community and customer oriented savings bank that offers residential real estate mortgage loans, including home equity loans, consumer loans, commercial real estate loans, and commercial loans as well as traditional deposit products. We purchase securities issued by the U.S. Government and government agencies, municipal securities, mortgage-backed and asset-backed securities and other investments permitted by applicable laws and regulations. Our revenues are derived principally from interest generated from our loans and interest earned and dividends paid on our investment securities. Our primary sources of funds for lending and investments are deposits, payments of loan principal payments on mortgage-backed and asset-backed securities, maturities and calls of investment securities and income resulting from operations in prior periods.

Market Area

Our operations are conducted out of our corporate headquarters in Dunkirk, New York and eight branch offices. Our branches are located in Dunkirk, Fredonia, Jamestown, Lakewood and Westfield in Chautauqua County, New York. In Erie County, New York our branch offices are located in Orchard Park, East Amherst and Hamburg, which opened in April and August of 2003 and December of 2005, respectively. We also have four stand-alone ATMs. The opening of the Orchard Park, East Amherst and Hamburg offices demonstrates the implementation of our growth strategy which is focused on expansion within Erie County while preserving our market share in Chautauqua County. We believe we are among the top residential mortgage lenders in Chautauqua County.

Our geographic market area for loans and deposits is principally Chautauqua and Erie Counties, New York. Additionally, Cattaraugus County, New York is part of our designated lending area, although we have no branches in the market area. Northern Chautauqua County is located on Lake Erie in the western portion of New York and is approximately 45 miles from Buffalo, New York. There are multiple prime industrial and building sites in this county and a skilled and productive labor force. Northern Chautauqua County is served by three accredited hospitals and offers higher education opportunities. We have lending and deposit relationships with such institutions. Southern Chautauqua County is more of a tourist attraction, featuring Chautauqua Lake, but it also hosts a broad diversity of industry, commercial establishments and financial institutions as well as a skilled and productive workforce. Jamestown, New York, where we opened the first of two branch offices in 1996, is the most populous city in Chautauqua County. It is also the ninth largest metropolitan region in the State of New York.

Erie County is a metropolitan center located on the Western border of New York covering 1,058 square miles. Located within Erie County is the city of Buffalo, the second largest city in the State of New York. As the city of Buffalo has redeveloped, so too have its suburbs throughout Erie County, which also host the Buffalo Niagara International Airport in Cheektowaga, New York and professional sports franchises. One of the main commercial thorough-fares in Erie County is Transit Road, which has experienced robust development in recent years and is the location of our most recent branch office. Our newest branch office, which opened in December 2005, is in Hamburg, New York, also located in Erie County.

The demographic characteristics of our market area are less attractive than national and state measures. Both Chautauqua and Erie Counties exhibit slower rates of population growth when compared to the United States and New York State averages. In addition, both Chautauqua and Erie Counties have lower per capita income and slower growth in per capita income when compared to the United States and the New York State averages. Since Chautauqua County has historically exhibited less attractive demographic characteristics, Lake Shore Savings may have limited growth opportunities in Chautauqua County. However, Erie County displays a stronger housing market and Erie County’s population base is five times larger than Chautauqua County, which may offer Lake Shore a new source of customers in the form of deposit and lending opportunities. Notwithstanding these demographic characteristics, our primary market area has historically been stable, with a diversified base of employers and employment sectors. The local economies that we serve are not dependent on one key employer. Transportation equipment is the largest manufacturing industry in the Buffalo area, as well as production of component parts. The principal employment sectors are service-related (excluding financial), wholesale and retail trade, and durable-goods manufacturing. Similar to national trends, most of the job growth currently realized in Chautauqua and Erie Counties has been in service-related industries, and service jobs now account for the largest portion of the workforce.

The following table compares the historical population and per capita income levels and growth rates for Chautauqua and Erie Counties, New York State and the United States.

	Year		Growth Rate
	2000	2005	2000-2005
Population (in thousands)
United States	281,422	298,728	1.2%
New York State	18,976	19,412	0.5%
Chautauqua County	140	139	-0.1%
Erie County	950	948	0.0%
Per Capita Income
United States	$21,586	$26,228	4.0%
New York State	23,389	28,677	4.2%
Chautauqua County	16,840	20,058	3.6%
Erie County	20,357	24,506	3.8%

Sources: SNL Financial, L.C. and ESRI Business Information Solutions

Our future growth will be influenced by opportunities and stability in our regional economy, other demographic trends and the competitive environment. We believe that we have developed lending products and marketing strategies to address the credit-related needs of the residents in our local market area.

Competition

We face intense competition both in making loans and attracting deposits. New York has a high concentration of financial institutions, many of which are branches of large money centers and regional banks which have resulted from the consolidation of the banking industry in New York and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, we do not offer trust or investment services. Customers who seek “one stop shopping” may be drawn to our competitors who offer such services.

Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies, and brokerage and investment banking firms. The most direct competition for deposits has historically come from credit unions, commercial banks, savings banks and savings and loan associations. Specifically, we compete with regional financial institutions such as Greater Buffalo Savings Bank, Jamestown Savings Bank and Evans National Bank; state-wide financial institutions such as Manufacturers and Traders’ Trust Company (M&T Bank) and Key Bank; and nation-wide financial institutions such as HSBC Bank USA and Bank of America. We are significantly smaller than institutions like Bank of America, HSBC Bank USA and Key Bank. We face additional competition for deposits from short-term money market funds, corporate and government securities funds, and from brokerage firms, mutual funds and insurance companies.

To remain competitive, we provide superior customer service and are active participants in our local community. The following are examples of our commitment to customer service:

•	We have built additional branch offices to both grow our customer base and to provide greater convenience to our existing customers.

•	In 1999, we began offering a Direct Access Secure Hotline (“DASH”) with 24 hour 7 days a week access to all customer accounts via telephone access.

•	In 2001, we added a Secure Account Management (“SAM”) on-line banking website allowing customers instant access via the internet. We have continued to upgrade our online banking as technology evolves and now offer check imaging through our website.

•	Customers with a Smart Account, which is a checking account, Free & Easy Checking or Money Market Checking, may have a “Navigator Card,” our no-annual fee ATM/Debit card which may be used at ATM machines throughout Chautauqua and Erie Counties for deposits and withdrawals and as a debit card anywhere MasterCard is accepted.

•	In 2003, we entered into alliances with Key Bank, NA and Evans National Bank to provide customers free access to their accounts with us through the ATMs of these institutions as well as our own.

•	We have continued to upgrade our corporate headquarters and established branches, our ATMs and drive-through facilities to ensure that we are providing a high level of customer satisfaction.

•	Recently, we have added six new mortgage loan products: 5/1, 7/1 and 7/23 adjustable rate mortgages, an 80/10/10 loan, which is a combined mortgage and home equity product, a construction end loan and an FHA 203(b) loan product.

•	In our last three Community Reinvestment Act evaluations by the Office of Thrift Supervision, most recently concluding on November 17, 2004, we consistently received an “Outstanding” rating.

•	During 2005, online bill pay was added as a new service for our customers.

Lending Activities

General. We have a long-standing commitment to the origination of residential mortgage loans, including home equity loans, and we also originate commercial real estate, commercial and consumer loans. We currently retain substantially all of the loans that we originate; however, we have sold and may in the future sell residential mortgage and student loans into the secondary market, retaining servicing rights for the residential mortgage loans. At September 30, 2005, we had total loans of $202.6 million, of which $145.7 million, or 71.9%, were one-to-four family residential mortgages. Of residential mortgage loans outstanding at that date, 6.0% were adjustable-rate mortgage loans and 94.0% were fixed rate loans. At September 30, 2005, 14.4% of the loan portfolio was comprised of home equity loans, of which 80.0% were adjustable rate mortgage loans and 20.0% which were fixed rate loans. The remainder of our loans at September 30, 2005, amounting to $27.7 million, or 13.7% of total loans, consisted of 7.4% commercial real estate loans, 1.0% construction loans, 4.0% commercial loans and 1.3% consumer loans, which includes personal loans, home improvement loans, overdraft lines of credit, automobile loans and guaranteed student loans.

Our loans are subject to federal and state laws and regulations. The Office of Thrift Supervision has been and will continue to be our primary federal regulator. We have also been subject to regulation by the New York State Banking Department, which will cease once we have completed the reorganization to a federal savings bank charter. The interest rates we offer for loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board and legislative tax policies.

Loan Portfolio. The following table sets forth the composition of our loan portfolio, by type of loan, in dollar amounts and in percentages at the dates indicated.

	At September 30,		At December 31,
	2005		2004		2003		2002		2001		2000
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans:
One-to-four family	$145,653	71.89%	$142,222	71.14%	$135,293	72.12%	$107,115	68.01%	$99,542	68.51%	$88,427	68.13%
Commercial real estate	14,916	7.36	15,310	7.66	14,628	7.80	13,628	8.65	10,866	7.48	9,149	7.05
Construction loans	2,002	0.99	2,463	1.23	2,531	1.35	3,300	2.10	2,739	1.88	2,539	1.96
Home equity loans and lines of credit	29,222	14.42	28,442	14.23	25,876	13.79	23,742	15.07	21,085	14.51	21,042	16.21

	191,793	94.66	188,437	94.26	178,328	95.06	147,785	93.83	134,232	92.38	121,157	93.35

Other loans:
Commercial loans	8,081	3.99	8,615	4.30	5,957	3.18	6,229	3.96	7,338	5.05	4,798	3.70
Consumer loans	2,733	1.35	2,870	1.44	3,310	1.76	3,482	2.21	3,734	2.57	3,833	2.95

	10,814	5.34	11,485	5.74	9,267	4.94	9,711	6.17	11,072	7.62	8,631	6.65

Total loans	202,607	100.00%	199,922	100.00%	187,595	100.00%	157,496	100.00%	145,304	100.00%	129,788	100.00%

Less:

Deferred loan costs (fees)(1)	1,077		891		836		461		220		—
Allowance for loan losses	(1,267)		(1,288)		(1,293)		(1,217)		(924)		(797)

Loans, net	$202,417		$199,525		$187,138		$156,740		$144,600		$128,991

(1)	Prior to February 2001, Lake Shore Savings did not record deferred loan costs in accordance with FASB 91, as the effect on financial statements was immaterial.

Loan Maturity. The following table presents the contractual maturity of our loans at December 31, 2004. The table does not include the effect of prepayments or scheduled principal amortization. Loans having no stated repayment schedule or maturity and overdraft loans are reported as being due in one year or less.

	Real Estate One-to-Four Family	Real Estate Commercial	Home Equity	Construction	Commercial	Consumer	Total
	(Dollars in thousands)
Amounts due in:
One year or less	$77	$3	$17	$—	$113	$806	$1,016
After one year through five years	2,577	835	2,341	—	2,699	814	9,266
Beyond five years	139,568	14,472	26,084	2,463	5,803	1,250	189,640

Total	$142,222	$15,310	$28,442	$2,463	$8,615	$2,870	$199,922

Interest rate terms on amounts due after one year:
Fixed rate	$133,952	$5,684	$5,694	$2,463	$6,131	$1,694	$155,618
Adjustable rate	8,193	9,623	22,731	—	2,371	370	43,288

Total	$142,145	$15,307	$28,425	$2,463	$8,502	$2,064	$198,906

The following table presents our loan originations, purchases, sales, and principal payments for the periods indicated.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands)
Total loans:
Balance outstanding at beginning of period	$199,922	$187,595	$187,595	$157,496	$145,304	$129,788	$116,067

Originations:
Mortgage loans	25,217	33,951	40,737	85,146	52,320	43,921	34,472
Commercial and consumer loans	4,680	7,061	8,819	6,595	4,049	7,717	5,197

Total originations	29,897	41,012	49,556	91,741	56,369	51,638	39,669

Deduct:
Principal repayments:
Mortgage loans	22,453	23,183	31,235	47,877	39,850	29,755	22,925
Commercial and consumer loans	4,190	3,420	4,724	8,080	3,541	5,447	1,539

Total principal payments	26,643	26,605	35,959	55,957	43,391	35,202	24,464

Transfers to foreclosed real estate	118	150	374	761	302	373	238
Loan sales – Sonyma(1) and Freddie Mac	—	—	—	4,046	—	—	—
Loan sales – guaranteed student loans	396	511	592	603	405	354	1,128
Loans charged off	55	96	304	275	79	193	118

Total deductions	27,212	27,362	37,229	61,642	44,177	36,122	25,998

Balance outstanding at end of period	$202,607	$201,245	$199,922	$187,595	$157,496	$145,304	$129,788

(1)	State of New York Mortgage Agency.

Residential Mortgage Lending. We emphasize the origination of residential mortgage loans secured by one-to-four family properties. At September 30, 2005, loans on one-to-four family residential properties accounted for $145.7 million, or 71.9%, of our total loan portfolio. Of residential mortgage loans outstanding on that date and at December 31, 2004, 6.0% and 5.7%, respectively of our loans were adjustable rate mortgage loans and 94.0% and 94.3%, respectively, were fixed rate loans. At September 30, 2005, approximately 84% of our residential mortgage portfolio was secured by property located in Chautauqua County, 14% by property located in Erie County and 2% by property located elsewhere. Approximately 9% of all residential loan originations during fiscal 2004 were refinancings of loans already in our portfolio.

Our loan originations are from customers, residents of our local communities or referrals from local real estate agents, attorneys and builders. Management believes that the Erie County branch offices could be a significant source of new loan generation. Following the reorganization, we may seek to expand residential lending activities with the proceeds received in the offering primarily through the origination of residential mortgage and commercial real estate loans. Management believes that expanding our residential mortgage lending will continue to enhance our reputation as a service-oriented institution particularly in Erie County, where we are actively developing and expanding our market presence.

Residential mortgage loan originations are generally for terms of 15, 20 or 30 years, amortized on a monthly basis with interest and principal due either bi-weekly or monthly. Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Conventional residential mortgage loans originated by us customarily contain “due-on-sale” clauses that permit us to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property. We do not offer 40-year mortgage loans, “interest only” mortgage loans or “negative amortization” mortgage loans.

Our residential lending policies and procedures ensure that our residential mortgage loans generally conform to secondary market guidelines. We originate residential mortgage loans with a loan to value ratio up to 97%. Mortgages originated with a loan-to-value ratio exceeding 80% normally require private mortgage insurance. Private mortgage insurance is not required on loans with an 80% or less loan to value ratio.

We offer adjustable rate mortgage loans with a maximum term of 30 years. Our adjustable rate mortgage loans include loans that provide for an interest rate based on the interest paid on U.S. treasury securities of varying maturities plus varying margins. We currently offer adjustable rate mortgage loans with initial rates below those which would prevail under the foregoing computation, based upon a determination of market factors and competitive rates for adjustable-rate loans in our market area. For adjustable rate mortgage loans, borrowers are qualified at the initial fully indexed rate.

Our adjustable rate mortgage loans include limits on increases or decreases in the interest rate of the loan. The interest rate may increase or decrease by a maximum of 2% or 5% per adjustment period with a ceiling rate of 6% over the life of the loan. The retention of adjustable rate mortgage loans in our loan portfolio helps reduce exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the pricing of adjustable rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable rate mortgage loans may increase due to the increase of interest cost to the borrower.

We regularly provide a loan product to our customers that is underwritten using the same criteria required by the State of New York Mortgage Agency for its own loan products. After a loan is originated and funded, we may sell the loan to the State of New York Mortgage Agency. We have also sold loans to the Federal Home Loan Mortgage Corporation in the past and may do so again, from time to time. We retain all servicing rights for residential mortgage loans that we sell.

Home Equity Loans and Lines of Credit. We provide home equity loans and home equity lines of credit to our customers. We offer a home equity loan or line of credit with a minimum balance of $5,000 up to a maximum of 90% of the total loan to value ratio. Home equity lines of credit products, which have interest rates tied to prime, generally have a 15 year draw period and a 15 year payback period. Fixed rate home equity loans range from terms of 5 to 15 years. These loans, as a group, totaled $29.2 million and $28.4 million at September 30, 2005 and December 31, 2004, respectively. Approximately 80.0% of such loans have adjustable rates and 20.0% have fixed rates. At September 30, 2005 and December 31, 2004, such loans constituted 14.4% and 14.2% of our total loan portfolio.

Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. In underwriting commercial real estate loans, consideration is given to the property’s historic cash flow, current and projected occupancy, location, and physical condition. At September 30, 2005 and December 31, 2004, our commercial real estate loan portfolio consisted of loans totaling $14.9 million and $15.3 million respectively, or 7.4% and 7.7%, respectively, of total loans. Of the commercial real estate portfolio at September 30, 2005, approximately 95% consisted of loans that are collateralized by properties in Chautauqua County and 5% by properties in Erie County. Our commercial real estate loan portfolio is diverse and does not have any significant loan concentration by type of industry or borrower. We lend up to a maximum loan-to-value ratio of 80% on commercial properties and require a minimum debt coverage ratio of 1.2 to 1. Commercial real estate lending involves additional risks compared with one-to-four family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or economic conditions. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our loan policies limit the amount of loans to a single borrower or group of borrowers to reduce this risk and are designed to set such limits within those prescribed by applicable federal and state statutes and regulations.

Construction Loans. We originate loans to finance the construction of both one-to-four family homes and commercial real estate. These loans typically have a one-year construction period, whereby draws are taken and interest only payments are made. As part of the draw process, inspection and lien checks are required prior to the disbursement of the proceeds. At the end of the construction period, the loan automatically converts to either a conventional or commercial mortgage, as applicable. At September 30, 2005 and December 31, 2004, our construction loan portfolio consisted of loans totaling $2.0 million and $2.5 million, respectively, or 1.0% and 1.2%, respectively, of total loans.

Commercial Loans. In addition to commercial real estate loans, we also engage in small business commercial lending, including business installment loans, lines of credit, and other commercial loans. We have fewer than 10 loans with balances in excess of $1.0 million and the average commercial loan is for a principal amount ranging from $100,000 to $300,000. At September 30, 2005 and December 31, 2004, our commercial loan portfolio consisted of loans totaling $8.1 million and $8.6 million, respectively, or 4.0% and 4.3%, respectively, of total loans. Many commercial loans have variable interest rates tied to the prime rate, and are for terms generally not in excess of 15 years. Whenever possible, we collateralize these loans with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Interest rates on commercial loans generally have higher yields than residential mortgages. We offer commercial loan services designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases, and the refinancing of existing corporate debt.

Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral underlying the loans may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. We conduct on-site reviews of the commercial loan portfolio to ensure adherence to our underwriting standards and policy requirements.

Consumer Loans. We offer a variety of consumer loans. At September 30, 2005 and December 31, 2004, our consumer loan portfolio totaled $2.7 million and $2.9 million, respectively, or 1.4% and 1.4%, respectively, of total loans. The largest component of our consumer loan portfolio are personal consumer loans and overdraft lines of credit, which are available for amounts up to $5,000 for unsecured loans and greater amounts for secured loans depending on the type of loan and value of the collateral. Consumer loans, excluding overdraft lines of protection, generally are offered for terms of up to 10 years, depending on the collateral, at fixed interest rates. Our consumer loan portfolio also consists of:

•	new and used automobile loans;

•	recreational vehicle loans;

•	motorcycle loans;

•	guaranteed student loans;

•	other unsecured consumer loans up to $3,500;

•	secured and unsecured property improvement loans; and

•	other secured loans.

Generally, the volume of consumer lending has declined as borrowers have opted for home equity lines, where a mortgage-interest federal tax deduction is available, as compared to unsecured loans or loans secured by property other than residential real estate. We continue to make automobile loans directly to the borrowers and primarily on used vehicles. We also maintain a portfolio of guaranteed student loans. Our student loans are typically resold to the Student Loan Marketing Association, Sallie Mae, when the loans go into repayment. We make other consumer loans, which may or may not be secured. The terms of such loans vary depending on the collateral.

Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk due to the loans being either unsecured or secured by rapidly depreciable assets. Despite these risks, our level of consumer loan delinquencies generally has been low. No assurance can be given, however, that our delinquency rate or losses will continue to remain low in the future.

Loan Approval Procedures and Authority. Our lending policies are established by our Board of Directors. Currently, our President and Chief Executive Officer and Executive Vice President, Chief Operating and Commercial Officer have authority to approve loans for principal amounts of up to $100,000. Loans in excess of $100,000 in principal amount, but less than $500,000 must be approved by the Executive Committee of our Board of Directors, which meets once a month. Loans with principal amounts in excess of $500,000 must be reviewed and approved by a vote of our Board of Directors, which meets once a month. Additionally, branch managers are granted authority to approve loans, mainly consumer loans, in smaller amounts deemed appropriate by our Board of Directors.

Current Lending Procedures. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and verify certain other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans, including loans made to refinance existing mortgage loans. Appraisals are performed by licensed third-party appraisal firms that have been approved by our Board of Directors. We require title insurance on all secondary market mortgage loans and certain other loans. We also require borrowers to obtain hazard insurance, and if applicable, we may require borrowers to obtain flood insurance prior to closing. Based on loan to value ratios and lending guidelines, escrow accounts may be required for such items as real estate taxes, hazard insurance, flood insurance, and private mortgage insurance premiums.

Asset Quality

One of our key operating objectives has been, and continues to be, maintaining a high level of asset quality. Our high proportion of one-to-four family mortgage loans, the maintenance of sound credit standards for new loan originations and loan administration procedures have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have contributed to our strong financial condition.

Collection Procedures. We have adopted a loan collection policy to maintain adequate control on the status of delinquent loans and to ensure compliance with the Fair Debt Collection Practices Act. When a borrower fails to make required payments on a residential or commercial loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. Our collections department documents every time a borrower is contacted either by phone or in writing and maintains records of all collection efforts. Once an account becomes delinquent for 15 days, a late notice is mailed to the borrower and any guarantors on a loan. A second notice is mailed following the 30th day of delinquency. At this time, we also directly contact the borrower. Such contact may be repeated if a loan is delinquent between 60-89 days. Once a loan has been delinquent for 90 days or more, the loan is deemed a “classified asset” and is reported to our board of directors. A final letter is sent to the borrower demanding payment in full by a certain date. Failure to pay after 90 days of the original due date generally results in legal action, notwithstanding ongoing collection. In the case of a secured loan, the collateral is reviewed to determine whether its possession would be cost-effective for us. In cases where the collateral fails to fully secure the loan, we may also sue on the note and not just repossess any collateral.

The collection procedures for consumer loans include the sending of periodic late notices and letters to a borrower once a loan is past due. On a monthly basis, a review is made of all consumer loans which are 30 days or more past due. Consumer loans that are 180 days delinquent, where the borrowers have failed to demonstrate repayment ability, are classified as loss and charged-off. Once a charge-off decision has been made, the collections manager or management pursues legal action such as small claims court, judgments, salary garnishment, repossessions and attempt to collect the deficiency from the borrower.

Loans Past Due and Non-performing Assets. We define non-performing loans as loans that are either non-accruing or accruing whose payments are 90 days or more past due. Non-performing assets, including non-performing loans and foreclosed real estate, totaled $1.2 million at September 30, 2005 and $934,000 at December 31, 2004.

The following table presents information regarding our non-accrual loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.

	At September 30, 2005	At December 31,
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Loans past due 90 days or more but still accruing:
Mortgage loans on real estate:
One-to-four family	$339	$419	$368	$417	$733	$462
Construction	—	—	—	—	—	—
Commercial real estate	227	101	55	—	—	—
Home equity loans and lines of credit	11	106	31	81	151	16
Other loans:
Commercial loans	32	—	—	7	—	—
Consumer loans	8	24	14	—	5	1

Total	$617	$650	$468	$505	$889	$479
Loans accounted for on a nonaccrual basis:
Mortgage loans on real estate:
One-to-four family	$299	$127	$230	$674	$237	$120
Construction	—	—	194	—	90	—
Commercial real estate	40	—	—	—	—	268
Home equity loans and lines of credit	34	6	8	118	—	—
Other loans:
Commercial loans	—	—	126	94	161	—
Consumer loans	11	9	26	17	25	13

Total non-accrual loans	384	142	584	903	513	401

Total nonperforming loans	1,001	792	1,052	1,408	1,402	880

Foreclosed real estate	193	140	454	112	79	1
Restructured loans	—	—	—	—	—	—

Total nonperforming assets	$1,194	$932	$1,506	$1,520	$1,481	$881

Ratios:
Nonperforming loans as a percent of gross loans:	0.49%	0.40%	0.56%	0.89%	0.97%	0.68%
Nonperforming assets as a percent of total assets:	0.36%	0.28%	0.50%	0.64%	0.69%	0.44%

Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal, or when a loan becomes 90 days past due, unless an evaluation by the Asset Classification Committee indicates that the loan is well-secured or in the process of collection. Our Asset Classification Committee designates loans on which we stop accruing interest income as non-accrual loans and we reverse outstanding interest income that was previously credited. We may again recognize income in the period that we collect such income, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist.

Our recorded investment in non-accrual loans totaled $384,000 and $142,000 at September 30, 2005 and December 31, 2004, respectively. If all non-accrual loans had been current in accordance with their terms during the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, interest income on such loans would have amounted to $44,000, $19,000 and $51,000, respectively. At September 30, 2005, we did not have any loans not included above which are “troubled debt restructurings” as defined in SFAS No. 15.

Real estate acquired as a result of foreclosure is classified as other real estate owned until such time as it is sold. We carry foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at a foreclosure sale or sell the property as soon thereafter as practical.

Classification of Assets. Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have all the weaknesses inherent in substandard assets with the additional characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at September 30, 2005, classified assets consisted of special mention assets of $1.2 million, substandard assets of $2.1 million, doubtful assets of $16,000 and loans classified as loss assets of $1,000. The classified assets total includes $1.0 million of nonperforming loans.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At September 30, 2005	At December 31,
		2004	2003	2002
	(Dollars in thousands)
Special mention assets	$1,228	$680	$1,089	$1,287
Substandard assets	2,146	1,522	1,618	2,056
Doubtful assets	16	13	337	465
Loss assets	1	—	—	—

Total classified assets	$3,391	$2,215	$3,044	$3,808

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At September 30, 2005		At December 31,
			2004		2003		2002
	60-89 Days Past Due	90 + Days Past Due	60-89 Days Past Due	90 + Days Past Due	60-89 Days Past Due	90 + Days Past Due	60-89 Days Past Due	90 + Days Past Due
				(Dollars in thousands)
Residential real estate(1)	$742	$683	$524	$658	$230	$637	$184	$1,290
Commercial real estate	54	266	111	101	–	249	–	7
Commercial business	1	32	39	–	39	126	–	94
Consumer loans	13	8	18	33	26	40	18	17

Total	$810	$989	$692	$792	$295	$1,052	$202	$1,408

(1)	Includes home equity loans and lines of credit and construction loans.

Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of the loan is unlikely.

Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: historical loan loss experience; payment status; the estimated value of the underlying collateral; loans originated in areas outside of the historic market area for loan activity; trends in loan volume; and national and local economic conditions. There may be other factors that may warrant consideration in maintaining an allowance at a level sufficient to provide for probable loan losses. Although our management believes that it has established and maintained the allowance for loan losses to reflect losses inherent in our loan portfolio, based on its evaluation of the factors noted above, future additions may be necessary if economic and other conditions differ substantially from the current operating environment.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies, including the Office of Thrift Supervision, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their evaluation of the information available to them at the time of their examination, thereby adversely affecting our results of operations.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard, or special mention. See “Asset Quality – Classification of Assets.” For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Qualitative factors include past loss experience, loans originated in areas outside of the historic market area for loan activity, trends in loan volume, type and volume of loans, changes in lending policies and procedures, underwriting standards, collections, chargeoffs and recoveries, national and local economic conditions, concentrations of credit and the effect of external factors on the level of estimated credit losses in the current portfolio. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses, such as downturns in the local economy. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will not be able to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payment when due. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures. At September 30, 2005, we did not have any impaired loans.

For the nine months ended September 30, 2005, a significant increase to our allowance for loan losses through a provision for loan losses was not deemed necessary based on our evaluation of the items discussed above. We believe that the allowance for loan losses accurately reflects the level of risk inherent in the loan portfolio and the risk of lending in our community.

The following table sets forth activity in our allowance for loan losses and other ratios at or for the dates indicated.

	At or for the Nine Months Ended At September 30,		At or for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
				(Dollars in thousands)
Balance at beginning of period:	$1,288	$1,293	$1,293	$1,217	$924	$797	$708
Provision for loan losses	20	207	267	345	360	325	201

Charge-offs:
Mortgage loans on real estate:
One-to-four family	24	71	24	200	43	34	24
Construction	—	—	—	—	—	—	—
Commercial real estate	—	—	117	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	8	—	12
Other loans:
Commercial loans	12	—	126	17	5	141	49
Consumer loans	19	25	37	58	23	43	46

Total charge-offs:	55	96	304	275	79	218	131

Recoveries:
Mortgage loans on real estate:
One-to-four family	—	23	23	4	4	6	—
Construction	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	1	4	3
Other loans:
Commercial loans	13	—	—	—	—	1	8
Consumer loans	1	3	9	2	7	9	8

Total Recoveries	14	26	32	6	12	20	19

Net charge-offs	41	70	272	269	67	198	112

Balance at end of period	$1,267	$1,430	$1,288	$1,293	$1,217	$924	$797

Average loans outstanding	$199,453	$191,364	$193,428	$162,810	$149,260	$145,524	$122,411
Ratio of net charge-offs to average loans outstanding	0.02%	0.04%	0.14%	0.17%	0.04%	0.14%	0.09%

The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated. The allowance for loan losses allocated to each category is not necessarily indicative of inherent losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At September 30, 2005			2004			2003
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One-to-four family	$601	47.4%	71.9%	$527	40.9%	71.2%	$379	29.3%	72.1%
Home equity loans and lines of credit	108	8.5%	14.4%	110	8.5%	14.2%	61	4.7%	13.8%
Commercial real estate	255	20.1%	7.4%	197	15.3%	7.7%	430	33.3%	7.8%
Construction	—	—	1.0%	—	—	1.2%	—	—	1.3%

	964	76.0%	94.7%	834	64.7%	94.3%	870	67.3%	95.0%

Other loans:
Commercial loans	130	10.4%	4.0%	139	10.8%	4.3%	156	12.1%	3.2%
Consumer loans	27	2.1%	1.3%	27	2.1%	1.4%	35	2.7%	1.8%

	157	12.5%	5.3%	166	12.9%	5.7%	191	14.8%	5.0%

Total allocated	$1,121	88.5%	100.0%	$1,000	77.6%	100.0%	$1,061	82.1%	100.0%

Total unallocated	$146	11.5%		$288	22.4%		$232	17.9%

Balance at end of period	$1,267	100.0%		$1,288	100.0%		$1,293	100.0%

	At December 31,
	2002			2001			2000
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One-to-four family	$503	41.3%	68.0%	$353	38.2%	68.5%	$352	44.2%	68.1%
Home equity loans and lines of credit	107	8.8%	15.0%	86	9.3%	14.5%	46	5.8%	16.2%
Commercial real estate	189	15.5%	8.7%	143	15.5%	7.5%	249	31.2%	7.0%
Construction	—	—	2.1%	—	—	1.8%	—	—	2.0%

	799	65.6%	93.8%	582	63.0%	92.3%	647	81.2%	93.3%

Other loans:
Commercial loans	145	11.9%	4.0%	119	12.9%	5.1%	88	11.0%	3.7%
Consumer loans	25	2.1%	2.2%	43	4.6%	2.6%	47	5.9%	3.0%

	170	14.0%	6.2%	162	17.5%	7.7%	135	16.9%	6.7%

Total allocated	$969	79.6%	100.0%	$744	80.5%	100.0%	$782	98.1%	100.0%

Total unallocated	$248	20.4%		$180	19.5%		$15	1.9%

Balance at end of period	$1,217	100.0%		$924	100.0%		$797	100.0%

The allowance for loan losses allocated to the commercial real estate portfolio increased significantly in 2003, due to loans classified as a loss at the end of 2003.

We will consider various qualitative factors when establishing our allowance for loan losses. Some of the factors cannot be assigned to a specific loan category, such as commercial real estate loans or consumer loans. An example of this type of factor is national and local economic conditions. Changes in economic conditions could affect the financial strength of our borrowers or the value of collateral securing our loans. The majority of our loans are made to borrowers located in Chautauqua County, New York or are secured by properties located in Chautauqua County. In recent years, economic conditions in Chautauqua County have been stagnant, with limited opportunities for business expansion, minimal growth in real estate values and limited job growth. In the event that these economic conditions decline in the future, some of our borrowers may be unable to make the required contractual payments on their loans. As a result, Lake Shore Savings may be unable to realize the full carrying value of such loans through foreclosure.

Investment Activities

General. Our Board of Directors reviews and approves our investment policy on an annual basis. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The Board of Directors has delegated primary responsibility for ensuring that the guidelines in the investment policy are followed by the President and the Chief Financial Officer. Our Chief Executive Officer and Chief Financial Officer are responsible for making securities portfolio decisions in accordance with established policies and have the authority to purchase and sell securities within the specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Asset/Liability Committee which meets every other month.

Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate or credit risk, to complement our lending activities and to provide and maintain liquidity within established guidelines. In establishing our investment strategies, we consider our interest rate sensitivity, the types of securities to be held, liquidity and other factors. We have also engaged an independent financial advisor to recommend investment securities according to a plan which has been approved by the Asset/Liability Committee and the Board of Directors. Federal savings banks have authority to invest in various types of assets, including U.S. Government obligations, securities of various federal agencies, obligations of states and municipalities, mortgage-backed and asset-backed securities, collateralized-mortgage obligations, certain time deposits of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and commercial paper.

Nearly our entire portfolio is classified as “available for sale” and is reported at fair market value. Our portfolio consists of collateralized mortgage obligations, U.S. Government agency backed securities, asset-backed securities, U.S. Government obligations and municipal bonds. Nearly all our mortgage backed securities are directly or indirectly insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association or the Federal Home Loan Mortgage Association.

Beginning in 2005, we also invested in privately insured state and municipal obligations with maturities of twenty years or less. We invest in these securities because of their favorable after tax yields in comparison to U.S. Government and U.S. Government Agency securities of comparable maturity. These securities are classified as available for sale. Finally, we have investments in Federal Home Loan Bank of New York stock, which must be held as a condition of membership in the Federal Home Loan Bank system.

The following table presents the composition of our securities portfolio (excluding Federal Home Loan Mortgage Corporation common stock) in dollar amount of each investment type at the dates indicated.

	At September 30, 2005		At December 31,
			2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government agencies	$—	$—	$—	$—	$1,000	$1,063	$1,000	$1,109
U.S. Government obligations	2,115	2,241	2,118	2,162	2,123	2,084	—	—
State and municipal obligations	2,006	1,992	—	—	—	—	—	—
Mortgage-backed securities:
Collateralized mortgage obligations	49,932	49,113	47,306	46,933	34,160	33,879	16,443	16,530
Federal Home Loan Mortgage Association	7,467	7,377	9,158	9,175	6,322	6,398	3,985	4,099
Federal Home Loan Mortgage Corporation	16,670	16,249	19,151	18,923	14,193	14,201	5,169	5,287
Asset-backed securities:	18,390	18,186	20,395	20,328	23,828	24,097	23,454	23,879

Total available for sale	$96,580	$95,158	$98,128	$97,521	$81,626	$81,722	$50,051	$50,904

Securities held to maturity:
Mortgage-backed securities:
Government National Mortgage Association	$73	$79	$80	$88	$86	$95	$144	$158
Federal Home Loan Mortgage Association	113	114	136	139	176	182	414	439
Federal Home Loan Mortgage Corporation	54	55	76	80	109	112	207	221
U.S. Government obligations:	2,059	2,264	2,067	2,196	—	—	—	—
Total held to maturity	2,299	2,512	2,359	2,503	371	389	765	818

Total investment securities	$98,879	$97,670	$100,487	$100,024	$81,997	$82,111	$50,816	$51,722

At September 30, 2005, non-U.S. Government and Government agency securities that exceeded 10.0% of equity were as follows:

Issuer	Book Value	Fair Value
	(In thousands)
Asset backed securities
Countrywide Asset Backed Certificates	$4,500	$4,462
Chase Funding Mortgage Asset Backed	$3,589	$3,545
Residential Asset Securities Corporation	5,673	5,599

Total	$13,762	$13,606

Investment Securities Portfolio, Maturities and Yields. The following table sets forth the scheduled maturities, amortized cost and weighted average yields for our investment portfolio, with the exception of equity securities, at September 30, 2005. Due to repayments of the underlying loans, the average life maturities of mortgage-backed and asset-backed securities generally are substantially less than the final maturities.

	One year or less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for Sale Securities:
U.S. Government agencies	$—	—	$—	—	$—	—	$2,115	4.96%	$2,115	$2,241	4.96%
State and municipal obligations(1)	—	—	—	—	1,604	3.61%	402	3.82%	2,006	1,992	3.65%
Mortgage-backed securities	59	6.25%	12,222	3.82%	13,857	3.95%	47,931	4.02%	74,069	72,739	3.98%
Asset-backed securities	—	—	654	3.64%	—	—	17,736	3.94%	18,390	18,186	3.93%
Held to Maturity securities:
U.S. Government securities	$—	—	$—	—	—	—	$2,059	5.44%	2,059	2,264	5.44%
Mortage-backed securities	—	—	$32	8.41%	22	6.49%	$186	7.69%	240	248	7.68%

Total debt securities:	$59	6.25%	$12,908	3.82%	$15,483	3.92%	$70,429	4.08%	$98,879	$97,670	4.02%

(1)	Yields are presented on a tax-equivalent basis.

Sources Of Funds

General. Deposits, borrowings, repayments and prepayments of loans and securities principal, proceeds from the sale of securities, proceeds from maturing securities, and cash flows provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits (consisting of a Christmas Club, passbook and statement savings accounts), money market accounts, interest bearing and non-interest bearing checking accounts, retirement accounts, time deposits and Interest on Lawyer Accounts.

Deposit balances in our NOW account constituted 69% and 78% of our checking account balances at September 30, 2005 and December 31, 2004, respectively. These accounts provide interest-earning checking, with a weighted average rate at September 30, 2005 of 0.44%.

Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits, and competition. Our deposits are primarily obtained from communities surrounding our offices and we rely primarily on paying competitive rates, service, and long-standing relationships with customers to attract and retain these deposits. We normally do not use brokers to obtain deposits.

When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings, and the rates charged on other sources of funds. Core deposits (defined as savings deposits, money market accounts, demand accounts and other interest bearing accounts) represented 44.5% and 45.8% of total deposits on September 30, 2005 and December 31, 2004, respectively. At September 30, 2005 and December 31, 2004, time deposits with remaining terms to maturity of less than one year amounted to $89.2 million and $76.6 million, respectively.

The following table presents our time deposit accounts categorized by interest rates which mature during each of the periods set forth below and the amounts of such time deposits by interest rate at each of September 30, 2005, December 31, 2004 and 2003.

	Period to maturity from September 30, 2005				At September 30,	At December 31,
	Less than One Year	More than One Year to Two Years	More Than Two Years to Three Years	More than Three Years	2005	2004	2003
	(Dollars in thousands)
Interest Rate Range
1.99% and below	$11,646	$1,050	$73	$4	$12,773	$36,591	$48,497
2.00% to 2.99%	39,495	6,955	148	144	46,742	66,497	41,299
3.00% to 3.99%	36,574	23,784	7,777	2,645	70,780	27,226	19,740
4.00% to 4.99%	1,402	5,569	1,483	354	8,808	1,141	14,233
5.00% to 5.99%	100	331	—	153	584	572	773
6.00% and above	—	—	—	—	—	59	182

Total	$89,217	$37,689	$9,481	$3,300	$139,687	$132,086	$124,724

The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio:

	At September 30, 2005		At December 31,
			2004		2003		2002
	Amount	Percent of total deposits	Amount	Percent of total deposits	Amount	Percent of total deposits	Amount	Percent of total deposits
	(Dollars in thousands)
Deposit type:
Savings	$29,942	11.91%	$30,007	12.32%	$31,483	13.66%	$28,546	14.63%
Money market	27,099	10.77%	30,765	12.63%	26,219	11.38%	23,448	12.02%
Interest bearing demand	37,957	15.09%	39,488	16.21%	37,076	16.09%	32,771	16.80%
Noninterest bearing demand	16,891	6.71%	11,208	4.60%	10,993	4.77%	9,869	5.06%

Total core deposits	111,889	44.48%	111,468	45.76%	105,771	45.90%	94,634	48.51%

Time deposits with original maturities of:
Three months or less	2,152	0.85%	1,861	0.76%	2,763	1.20%	2,614	1.34%
Over three months to twelve months	31,718	12.60%	31,069	12.77%	35,889	15.57%	42,425	21.75%
Over twelve months to twenty-four months	57,305	22.78%	57,634	23.66%	70,934	30.77%	49,480	25.36%
Over twenty-four months to thirty-six months	41,578	16.53%	35,692	14.66%	12,283	5.33%	3,465	1.78%
Over thirty-six months to forty-eight months	5,335	2.12%	4,416	1.81%	1,568	0.68%	1,309	0.67%
Over forty-eight months to sixty months	1,078	0.43%	1,100	0.45%	1,258	0.54%	1,137	0.58%
Over sixty months	521	0.21%	314	0.13%	29	0.01%	28	0.01%

Total time deposits	139,687	55.52%	132,086	54.24%	124,724	54.10%	100,458	51.49%

Total deposits	$251,576	100.00%	$243,554	100.00%	$230,495	100.00%	$195,092	100.00%

At September 30, 2005, we had $31.6 million in time deposits with balances of $100,000 or more maturing as follows:

Maturity Period	Amount
(In thousands)
Three months or less	$7,720
Over three months through six months	7,877
Over six months through twelve months	6,137
Over twelve months	9,906

Total	$31,640

Borrowings. Our borrowings consist of short-term Federal Home Loan Bank advances. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated. We have an available line of credit of $23.4 million at September 30, 2005 and a one month overnight repricing line of credit of $23.4 million. We did not have any outstanding borrowings on the lines of credit as of September 30, 2005.

	At September 30, 2005	At December 31,
		2004	2003	2002
	(Dollars in thousands)
At December 31 or September 30
Amount outstanding	$9,425	$11,725	$11,800	$3,000
Weighted average interest rate	3.74%	2.30%	1.35%	1.50%
For the period ended December 31 or September 30
Highest amount at a month-end	$11,025	$13,700	$12,100	$3,000
Daily average amount outstanding	10,224	12,501	4,073	1,005
Weighted average interest rate	3.03%	2.24%	2.90%	1.74%

Subsidiary Activities

Upon completion of the reorganization, Lake Shore Savings will be the only subsidiary of Lake Shore Bancorp. Lake Shore Savings has no subsidiaries.

Properties

We conduct our business through our corporate headquarters, administrative offices, and eight branch offices. At December 31, 2004, the net book value of the computer equipment and other furniture, fixtures, and equipment of our offices totaled $1.7 million. For more information, see Note 5 of Notes to our Financial Statements.

Location	Leased or Owned		Original Date Acquired	Net Book Value December 31, 2004 (In thousands)
Corporate Headquarters:
125 East Fourth Street
Dunkirk, NY 14048	Owned		1995	$99
Branch Offices:
Chautauqua County
128 East Fourth Street
Dunkirk, NY 14048	Owned		1930	855
30 East Main Street
Fredonia, NY 14063	Owned		1996	853
1 Green Avenue
Jamestown, NY 14701	Owned/Leased	(1)	1996	808
115 East Fourth Street
Jamestown, NY 14701	Owned		1997	355
106 East Main Street
Westfield, NY 14787	Leased	(2)	1998	360
Erie County
5751 Transit Road
East Amherst, NY 14051	Owned		2003	1,233
3111 Union Road
Orchard Park, NY 14127	Leased	(3)	2003	217
59 Main Street
Hamburg, NY 14075	Leased	(4)	2005	0
Administrative Offices:
31 East Fourth Street
Dunkirk, NY 14048	Owned		2003	324
123 East Fourth Street
Dunkirk, NY 14048	Owned		1995	107

(1)	The building is owned. The land is leased. The lease expires in September 2015.

(2)	The building is owned. Parking is leased on a monthly basis.

(3)	The lease expires in January 2017.

(4)	The lease expires in 2028.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.

Personnel

As of September 30, 2005, we had 96 full-time employees and 9 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

REGULATION

General

Lake Shore Savings is currently a New York-chartered savings and loan association. It is currently subject to regulation, examination, and supervision by the New York State Banking Department and pursuant to the Federal Deposit Insurance Act, as a state-chartered savings association, Lake Shore Savings is also currently subject to the regulation, examination and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation as its deposit insurer. As a result of the reorganization, Lake Shore Savings will convert to a federal stock savings bank and will thereby become subject solely to the regulation, examination and supervision of the Office of Thrift Supervision with the Federal Deposit Insurance Incorporation as its deposit insurer.

Lake Shore Savings is a member of the Savings Association Insurance Fund, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Incorporation. All of the deposit premiums paid by Lake Shore Savings to the Federal Deposit Insurance Incorporation for deposit insurance are currently paid to the Savings Association Insurance Fund. Lake Shore Savings is also a member of the Federal Home Loan Bank of New York, which is one of the 12 regional Federal Home Loan Banks. Lake Shore Savings must file reports with the Office of Thrift Supervision concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The Office of Thrift Supervision conducts periodic examinations to assess Lake Shore Savings’ compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. As a savings and loan holding company, Lake Shore Bancorp will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision and of the Securities and Exchange Commission under the federal securities laws.

The Office of Thrift Supervision and the Federal Deposit Insurance Incorporation have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Incorporation, the Securities and Exchange Commission or the United States Congress, could have a material adverse impact on us, Lake Shore Savings, and our operations and stockholders.

The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their savings and loan holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Lake Shore Savings derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and Office of Thrift Supervision regulations. Under these laws and regulations, Lake Shore Savings may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. Lake Shore Savings may also establish service corporations that may engage in activities not otherwise permissible for Lake Shore Savings, including certain real estate equity investments and securities and insurance brokerage. Lake Shore Savings’ authority to invest in certain types of loans or other investments is limited by federal law.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Loans to One Borrower. Lake Shore Savings is generally subject to the same limits on loans to one borrower as is a national bank. With specified exceptions, Lake Shore Savings’ total loans or extensions of credit to a single borrower cannot exceed 15% of Lake Shore Savings’ unimpaired capital and surplus, which does not include accumulated other comprehensive income. Lake Shore Savings may lend additional amounts up to 10% of its unimpaired capital and surplus which does not include accumulated other comprehensive income, if the loans or extensions of credit are fully-secured by readily-marketable collateral. Lake Shore Savings currently complies with applicable loans-to-one borrower limitations.

Qualified Thrift Lender Test. The Home Owners’ Loan Act requires that Lake Shore Savings, as a savings association, to comply with the qualified thrift lender test. Under the qualified thrift lender test, Lake Shore Savings is required to maintain at least 65% of its portfolio assets in certain “qualified thrift investments” for at least nine months of the most recent twelve-month period. “Portfolio assets” means, in general, Lake Shore Savings’ total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used to conduct Lake Shore Savings’ business.

Lake Shore Savings may also satisfy the qualified thrift lender test by qualifying as a domestic building and loan association as defined in the Internal Revenue Code of 1986, as amended. Lake Shore Savings met the qualified thrift lender test at September 30, 2005 and in each of the prior 12 months, and, therefore, qualified as a thrift lender. If Lake Shore Savings fails the qualified thrift lender test, it must either operate under certain restrictions on its activities or convert to a national bank charter.

Capital Requirements. The Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: (i) a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; (ii) a leverage ratio requirement of 3.0% of core capital to such adjusted total assets, if a savings association has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; and (iii) a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulation based on the risks found by the Office of Thrift Supervision to be inherent in the type of asset.

Tangible capital is defined, generally, as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights), and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in tier 2 capital. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

At September 30, 2005, Lake Shore Savings met each of its capital requirements, in each case on a fully phased-in basis.

Capital Distributions. The Office of Thrift Supervision imposes various restrictions or requirements on Lake Shore Savings’ ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file a notice with the Office of Thrift Supervision at least 30 days before making a capital distribution. Lake Shore Savings must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to Lake Shore Savings’ net income for that year plus Lake Shore Savings’ retained net income for the previous two years.

The Office of Thrift Supervision may disapprove of a notice of application if:

•	Lake Shore Savings would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns;

•	the capital distribution would violate a prohibition contained in any statute, regulation, or agreement; or

•	our ability to pay dividends, service our debt obligations, and repurchase our common stock is dependent upon receipt of dividend payments from Lake Shore Savings.

Branching. Subject to certain limitations, Home Owners’ Loan Act and Office of Thrift Supervision regulations permit federally-chartered savings associations to establish branches in any State of the United States. The authority to establish such a branch is available: (i) in States that expressly authorize branches of savings associations located in another State; and (ii) to an association that qualifies as a “domestic building and loan association” under the Internal Revenue Code, which imposes qualification requirements similar to those for a qualified thrift lender under the Home Owners’ Loan Act. See “—Qualified Thrift Lender Test.” The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association’s activities. This authority under the Home Owners’ Loan Act and Office of Thrift Supervision regulations preempts any State law purporting to regulate branching by federal savings associations.

Community Reinvestment and Fair Lending Laws. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the association’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The Community Reinvestment Act also requires all institutions to publicly disclose their Community Reinvestment Act ratings.

The Community Reinvestment Act regulations establish an assessment system that bases an association’s rating on its actual performance in meeting community needs. In particular, the assessment system focuses on three tests: (i) a lending test, to evaluate the institution’s record of making loans in its assessment areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs, and other offices.

Lake Shore Savings has an on-going commitment to work with the Chautauqua Home Rehabilitation and Improvement Corporation in obtaining Federal Home Loan Bank grants to assist with community improvement efforts. There are many homes in Chautauqua County that are in need of repairs to enable such homes to be in compliance with applicable housing codes. Lake Shore Savings works with the Chautauqua Home Rehabilitation and Improvement Corporation to locate blighted properties and apply for grant assistance for repairs. Lake Shore Savings also participates in the Chautauqua Home Rehabilitation and Improvement Corporation Family Loan program which is a consumer lending program. Through this program, it makes secured and insured consumer loans at below market rates to lower and moderate income borrows who have been qualified by this agency and who are trying to improve their credit score. The agency guarantees these loans and will make the final $1,000 payment on a loan if the borrower is current and in good standing with us. These commitments are ways Lake Shore Savings strives to improve its community and which has contributed to its receiving an “Outstanding” Community Reinvestment Act rating on its last three evaluations the most recent being as of November 17, 2004.

Transactions with Related Parties. Lake Shore Savings’ authority to engage in transactions with its Aaffiliates@ is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. In general, these transactions must be on terms which are as favorable to Lake Shore Savings as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of Lake Shore Savings= capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from Lake Shore Savings. In addition, the Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that engage in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Effective April 1, 2003, the Federal Reserve Board rescinded its interpretations of Sections 23A and 23B of the Federal Reserve Act and replaced these interpretations with Regulation W. In addition, Regulation W makes various changes to existing law regarding Sections 23A and 23B, including expanding the definition of what constitutes an affiliate subject to Sections 23A and 23B and exempting certain subsidiaries of state-chartered banks from the restrictions of Sections 23A and 23B. Under Regulation W, all transactions entered into on or before December 12, 2002, which either became subject to Sections 23A and 23B solely because of Regulation W, and all transactions covered by Sections 23A and 23B, the treatment of which will change solely because of Regulation W, became subject to Regulation W on July 1, 2003. All other covered affiliate transactions become subject to Regulation W on April 1, 2003. The Federal Reserve Board expects each depository institution that is subject to Sections 23A and 23B to implement policies and procedures to ensure compliance with Regulation W.

Lake Shore Savings’ authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Lake Shore Savings capital. The regulations allow small discounts on fees on residential mortgages for directors, officers and employees. In addition, extensions for credit in excess of certain limits must be approved by Lake Shore Savings’ Board of Directors.

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as Lake Shore Savings, that are subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations, including Lake Shore Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Standards for Safety and Soundness. Under federal law, the Office of Thrift Supervision has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. In addition, the Office of Thrift Supervision adopted regulations that authorize, but do not require, the Office of Thrift Supervision to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan of compliance or fails in any material respect to implement an accepted plan, the Office of Thrift Supervision must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If an institution fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Real Estate Lending Standards. The Office of Thrift Supervision and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that: (i) are secured by real estate; or (ii) are made for the purpose of financing the construction of improvements on real estate. The Office of Thrift Supervision regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying Office of Thrift Supervision guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

Prompt Corrective Regulatory Action. Under the Office of Thrift Supervision prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of the following four categories based on the association’s capital:

•	well-capitalized;

•	adequately capitalized;

•	undercapitalized; or

•	critically undercapitalized.

At September 30, 2005, Lake Shore Savings met the criteria for being considered “well-capitalized.” When appropriate, the Office of Thrift Supervision can require corrective action by a savings association holding company under the “prompt corrective action” provision of federal law.

Insurance of Deposit Accounts. Lake Shore Savings is a member of the Savings Association Insurance Fund. Under federal law, the Federal Deposit Insurance Incorporation established a risk based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the Federal Deposit Insurance Incorporation assigns an institution to one of three capital categories based on the institution’s financial information as of the quarter ending three months before the beginning of the assessment period. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine risk assessment classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The Federal Deposit Insurance Incorporation is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%.

In addition, all Federal Deposit Insurance Incorporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Incorporation at an annual rate of approximately 0.0168% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

Federal Home Loan Bank System. Lake Shore Savings is a member of the Federal Home Loan Bank of New York, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions: (i) the greater of $1,000 or 0.20% of the member’s mortgage-related assets; and (ii) 4.50% of the dollar amount of any outstanding advances under such member’s advances, collateral pledge and security agreement with the Federal Home Loan Bank of New York. Lake Shore Savings, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York in an amount at least equal to 0.12% of the total assets of Lake Shore Savings. Lake Shore Savings is also required to own activity based stock, which is based on 4.45% of Lake Shore Savings’ outstanding advances. These percentages are subject to change by the Federal Home Loan Bank. Lake Shore Savings was in compliance with this requirement with an investment in Federal Home Loan Bank of New York stock at September 30, 2005 of $2.5 million. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Lake Shore Savings’ net interest income would be affected.

Under the Gramm-Leach-Bliley Act, membership in the Federal Home Loan Bank is now voluntary for all federally-chartered savings associations, such as Lake Shore Savings. The Gramm-Leach-Bliley Act also replaces the existing redeemable stock structure of the Federal Home Loan Bank System with a capital structure that requires each Federal Home Loan Bank to meet a leverage limit and a risk-based permanent capital requirement. Two classes of stock are authorized: Class A (redeemable on six-months notice) and Class B (redeemable on five-years notice).

Privacy Regulations. Pursuant to the Gramm-Leach-Bliley Act, the Office of Thrift Supervision has published final regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. The new regulations generally require that Lake Shore Savings disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Lake Shore Savings is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Lake Shore Savings currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Prohibitions Against Tying Arrangements. Federal savings banks are subject to the prohibitions of 12 U.S.C. § 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Reserve System

Lake Shore Savings is subject to provisions of the Federal Reserve Act and the Federal Reserve Board’s regulations pursuant to which depository institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained in the amount of 3.0% of the aggregate of transaction accounts up to $42.1 million. The amount of aggregate transaction accounts in excess of $42.1 million are currently subject to a reserve ratio of 10.0%. The Federal Reserve Board regulations currently exempt $6.0 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the Federal Reserve Board at the end of each year. Lake Shore Savings is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Lake Shore Savings’ interest-earning assets. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve discount window, but Federal Reserve Board regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

The USA PATRIOT Act

Lake Shore Savings is subject to the USA PATRIOT Act, which gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

•	Pursuant to Section 326, on May 9, 2003, the Secretary of the Department of Treasury, in conjunction with other bank regulators, issued Joint Final Rules that provide for minimum standards with respect to customer identification and verification. These rules became effective on October 1, 2003.

•	Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering, or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Holding Company Regulation

Lake Shore Bancorp and Lake Shore, MHC will be savings and loan holding companies regulated by the Office of Thrift Supervision. As such, Lake Shore Bancorp and Lake Shore, MHC will be registered with and subject to Office of Thrift Supervision examination and supervision, as well as certain reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Lake Shore Bancorp and Lake Shore, MHC and any of their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve System.

Restrictions Applicable to Lake Shore Bancorp. Because Lake Shore Savings will have been acquired after May 4, 1999, under the Gramm-Leach-Bliley Act, its holding companies will be prohibited from engaging in non-financial activities. Lake Shore Bancorp’s activities will be restricted to:

•	furnishing or performing management services for a savings institution subsidiary of such holding company;

•	conducting an insurance agency or escrow business;

•	holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

•	holding or managing properties used or occupied by a savings institution subsidiary of such company;

•	acting as trustee under a deed of trust;

•	any other activity (i) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (ii) in which multiple savings and loan holding companies were authorized by regulation to directly engage in on March 5, 1987;

•	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the Office of Thrift Supervision; and

•	any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act.

Permissible activities which are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insurance activities or providing and issuing annuities, and acting as principal, agent, or broker;

•	financial, investment, or economic advisory services;

•	issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

•	underwriting, dealing in, or making a market in securities;

•	activities previously determined by the Federal Reserve Board to be closely related to banking;

•	activities that bank holding companies are permitted to engage in outside of the U.S.; and

•	portfolio investments made by an insurance company.

In addition, Lake Shore Bancorp will not be permitted to be acquired unless the acquirer is engaged solely in financial activities or to acquire a company unless the company is engaged solely in financial activities.

Restrictions Applicable to Activities of Mutual Holding Companies. Under federal law, a mutual holding company may engage only in the following activities:

•	investing in the stock of a savings institution;

•	acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

•	merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

•	investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

•	the permissible activities described above for non-grandfathered savings and loan holding companies.

If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in the activities listed above, and it has a period of two years to cease any nonconforming activities and divest any non-conforming investments.

Restrictions Applicable to All Savings and Loan Holding Companies. Federal law prohibits a savings and loan holding company, which will include Lake Shore Bancorp and Lake Shore, MHC, directly or indirectly, from acquiring:

•	control (as defined under the Home Owners’ Loan Act) of another savings institution (or a holding company parent) without prior Office of Thrift Supervision approval;

•	through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior Office of Thrift Supervision approval; or

•	control of any depository institution not insured by the Federal Deposit Insurance Incorporation (except through a merger with and into the holding company’s savings institution subsidiary that is approved by the Office of Thrift Supervision).

A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

•	in the case of certain emergency acquisitions approved by the Federal Deposit Insurance Incorporation;

•	if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

•	if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state-chartered association.

If the savings institution subsidiary of a federal mutual holding company fails to meet the qualified thrift lender test set forth in Section 10(m) of the Home Owners’ Loan Act and regulations of the Office of Thrift Supervision, the holding company must register with the Federal Reserve Board as a bank holding company under the BHC Act within one year of the savings institution’s failure to so qualify.

Waivers of Dividends by Lake Shore, MHC. Office of Thrift Supervision regulations will require Lake Shore, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Lake Shore Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

•	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association; and

•	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

In the event Lake Shore, MHC waives dividends, under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Lake Shore, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Lake Shore, MHC converts to stock form.

Conversion of Lake Shore, MHC to Stock Form. Office of Thrift Supervision regulations will permit Lake Shore, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new stock holding company would be formed as the successor to Lake Shore Bancorp (the “New Holding Company”), Lake Shore, MHC’s corporate existence would end, and certain depositors and borrowers of Lake Shore Savings would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Lake Shore, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Lake Shore Bancorp immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Lake Shore, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Lake Shore, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the offering conducted as part of the Conversion Transaction.

Any Conversion Transaction would require the approval of a majority of the outstanding shares of common stock of Lake Shore Bancorp held by Minority Stockholders and by two thirds of the total outstanding shares of common stock of Lake Shore Bancorp. Any second-step conversion transaction also would require the approval of a majority of the eligible votes of members of Lake Shore, MHC.

Federal Securities Laws

Our common stock will be registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Securities Exchange Act of 1934.

The Sarbanes-Oxley Act

As a public company, we will be subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities and Exchange Commission includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•	a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Quotation on Nasdaq

We expect our common stock to be quoted on The Nasdaq Stock Market. In order to maintain such quotation, we will be subject to certain corporate governance requirements, including:

•	a majority of our board must be composed of independent directors;

•	we are required to have an audit committee composed of at least three directors, each of whom is an independent director, as such term is defined by both the rules of the National Association of Securities Dealers and by Securities Exchange Act of 1934 regulations;

•	our nominating committee and compensation committee must also be composed entirely of independent directors; and

•	our audit committee and our nominating committee must have publicly available written charters.

TAXATION

Federal Taxation

General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Lake Shore, MHC, Lake Shore Bancorp and Lake Shore Savings. For federal income tax purposes, Lake Shore Savings reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and is generally subject to U.S. federal income taxation in the same manner as other banks. Following the reorganization, Lake Shore Bancorp and Lake Shore Savings will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because Lake Shore, MHC will own less than 80% of the common stock of Lake Shore Bancorp, it will not be a member of such affiliated group and will report its income on a separate return. Lake Shore Savings’ 2003 corporate tax return is currently under audit by the Internal Revenue Service. The audit is expected to be completed by the end of the first quarter of 2006 and we do not anticipate any material changes in our income tax liability.

Bad Debt Reserves. Lake Shore Savings, as a “small bank” (one with assets having an adjusted tax basis of $500 million or less) is permitted to maintain a tax reserve for bad debts based on the six-year average experience method. Pursuant to the Small Business Job Protection Act of 1996, the Bank is now recapturing (taking into income) over a multi-year period a portion of the balance of its tax bad debt reserve as of December 31, 1995. The tax liability associated with the recapture has been adequately provided for in the Lake Shore Savings’ financial statements.

Distributions. To the extent that Lake Shore Savings makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from Lake Shore Savings’ unrecaptured tax bad debt reserve “base year reserve,” i.e., its reserve as of December 31, 1987, to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in Lake Shore Savings’ taxable income. Non-dividend distributions include distributions in excess of Lake Shore Savings’ current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Lake Shore Savings’ current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Lake Shore Savings’ income.

The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Lake Shore Savings’ base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Lake Shore Savings does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

Corporate Alternative Minimum Tax. The alternative minimum tax rules have been devised to ensure that at least a minimum amount of income tax is paid by high-income corporate taxpayers who take advantage of substantial tax savings due to the use of certain tax deductions and exemptions. In essence, the alternative minimum tax functions as a recapture mechanism, reclaiming some of the tax deductions and credits utilized by these taxpayers when calculating their regular federal income tax liability. In general, a corporation’s alternative minimum taxable income is equal to its regular taxable income, increased by its preference items for the year and adjusted by computing certain items under special rules that negate the acceleration of certain tax benefits which are available under the regular tax rules. The alternative minimum tax rate is 20%. Such preference items include adjustments for tax exempt interest, excess bad debt deductions, accelerated depreciation deductions and net operating loss carry-forwards. Lake Shore Savings is subject to the alternative minimum tax.

Elimination of Dividends; Dividends Received Deduction. Lake Shore Bancorp may exclude from its income 100% of dividends received from Lake Shore Savings as a member of the same affiliated group of corporations. Because, following the reorganization, Lake Shore, MHC will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Lake Shore Bancorp so long as it owns more than 20% of the common stock.

State Taxation

New York State Taxation. Lake Shore Savings is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (1) 7.5% of its “entire net income” allocable to New York State during the taxable year, or (2) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of its “alternative entire net income” allocable to New York State or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications, and alternative entire net income is equal to entire net income without certain adjustments. For purposes of computing its entire net income, Lake Shore Savings is permitted a deduction for an addition to the reserve for losses on qualifying real property loans. Lake Shore Savings is currently using a six-year average experience method, similar to the federal method to compute their New York State bad debt deduction.

New York State passed legislation in August 1996 that incorporated into New York State tax law provisions for the continued use of bad debt reserves in a manner substantially similar to the provisions that applied under federal law prior to the enactment of the 1996 Act discussed above. This legislation enabled the Bank to avoid the recapture of the New York State tax bad debt reserves that otherwise would have occurred as a result of the changes in federal law and to continue to utilize the reserve method for computing its bad debt deduction. However, the New York bad debt reserve is subject to recapture for “non-dividend distributions” in a manner similar to the recapture of federal bad debt reserves for such distributions. See “— Federal Taxation — Distributions.” Also, the New York bad debt reserve is subject to recapture in the event that the Bank fails to satisfy certain definitional tests relating to its assets and the nature of its business.

MANAGEMENT

Our Directors

Upon consummation of the reorganization, Lake Shore Bancorp will have eight directors. Our Charter will provide that the Board of Directors shall be dividend into three classes, as nearly equal in number as possible. At each Lake Shore Bancorp annual meeting of stockholders, directors will be elected to fill the seats of those directors whose terms are expiring in that year and any vacant seats. It is expected that Lake Shore, MHC, as the majority stockholder of Lake Shore Bancorp, will be able to control the outcome of director elections. Lake Shore Bancorp, as the sole stockholder of Lake Shore Savings, will elect Lake Shore Savings’ directors.

Lake Shore Savings currently has eight directors. Upon the consummation of the reorganization, the directors of Lake Shore Savings will be divided into three classes with staggered three-year terms of office, similar to Lake Shore Bancorp’s Board of Directors and will be eligible to serve until age 75. We expect that Lake Shore Bancorp and Lake Shore Savings will continue to have common directors and common executive officers until there is a business reason to establish separate management structures.

Upon consummation of the reorganization, the current directors of Lake Shore Savings will become the directors of Lake Shore Bancorp. The following table states such directors’ names, their ages as of September 30, 2005, their positions, the years they began serving as directors and the years their terms as directors of Lake Shore Bancorp will expire:

Name	Age	Positions	Bank Director Since	Bancorp Term Expires
Sharon E. Brautigam	49	Director	2004	2007
Michael E. Brunecz	67	Chairman of the Board	1984	2007
James P. Foley DDS	67	Director	1983	2008
David C. Mancuso	59	Director, President and Chief Executive Officer	1998	2006
Thomas E. Reed	63	Director	1988	2008
Daniel P. Reininga	46	Vice Chairman of the Board	1994	2008
Gary W. Winger	61	Director	1997	2006
Nancy L. Yocum	58	Director	1995	2006

Business Experience of Directors

The principal occupation and business experience for the last five years of each of director is set forth below. All directors have held their current positions for five years unless otherwise stated.

Sharon E. Brautigam is a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York where her practice is concentrated in real estate transactions, estates, trusts and elder law.

Michael E. Brunecz is the Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. Mr. Brunecz is the President of Office Concepts, Inc. in Dunkirk, New York, a company involved in the retailing and wholesaling of office furniture.

James P. Foley DDS is a dentist in private practice in Dunkirk, New York. He is a retired commander of the U.S. Naval Reserve.

David C. Mancuso is the President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings. Mr. Mancuso has been employed in various positions by Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. Mr. Mancuso was a member of the New York State Banking Board from 2001 through November 2005.

Thomas E. Reed is the Chairman of the Board of ECR International, Inc., a manufacturer of heating and cooling products headquartered in Utica, New York.

Daniel P. Reininga is Vice Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. Mr. Reininga is the President of G.H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York.

Gary W. Winger has been a principal of Compass Consulting, Inc. in Auburn and Jamestown, New York and Venice, Florida, a firm that provides consulting services in the area of higher education, since July, 2002. From 1975 until June 2002, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York.

Nancy L. Yocum is a practicing certified public accountant. She is a partner in the firm of Brumfield & Associates in Fredonia, New York where her practice is concentrated in estates and trusts.

Our Executive Officers

Our initial senior executive officers will be the same as those who currently serve as executive officers of Lake Shore Savings. In addition to Mr. Mancuso, we will have the following executive officers:

Beverley J. Mulkin is the Secretary/Treasurer of Lake Shore Bancorp. She has also been the Secretary of Lake Shore Savings since 1984 and its Treasurer since 2002.

Reginald S. Corsi is the Executive Vice President of Lake Shore Bancorp. He has also been the Executive Vice President of Lake Shore Savings since 1994. Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

Robert L. Smith is the Chief Financial Officer of Lake Shore Bancorp. He has also been the Chief Financial Officer of Lake Shore Savings since July 2004. Prior to joining Lake Shore Savings, Mr. Smith served in various financial positions for Nestlé Purina Petcare Company from June 1976 to June 2004. Mr. Smith was a member of the Board of Directors of Lake Shore Savings from January 2003 to June 2004.

The Board of Directors will annually elect our executive officers and those of Lake Shore Savings. The elected officers will hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Meetings of the Boards of Directors

Regular meetings of the board of directors of Lake Shore Savings are held monthly. Following the completion of the stock offering, regular meetings of the board of directors of Lake Shore Bancorp will also be held monthly. Special meetings of these boards are and will be held as needed.

Committees of the Board of Directors

Upon consummation of the reorganization, the Board of Directors of Lake Shore Bancorp will establish the following committees.

Executive Committee. The Executive Committee of the Board of Directors of Lake Shore Bancorp will exercise the powers of the Board of Directors in between Board meetings.

Compensation Committee. The Compensation Committee will assess the structure of the management team and the overall performance of Lake Shore Bancorp. It will oversee executive compensation by approving salary increases and review general personnel matters such as staff performance evaluations.

Audit Committee. The Audit Committee of Lake Shore Bancorp will be comprised of the following three directors: Mr. Brunecz, Mr. Reed and Ms. Yocum. Ms. Yocum will serve as Chairperson of the Committee. It will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our independent auditors, and report any substantive issues found during the audit to the Board. The Audit Committee will be directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The Audit Committee will also review and approve all transactions with affiliated parties. The Board of Directors will adopt a written charter for the Audit Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will meet to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered.

Each of the Audit, Compensation and Nominating and Corporate Governance Committees will be composed entirely of directors who are independent as such term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ Manual and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Director Compensation

Meeting Fees. Lake Shore Savings pays a fee to each of the non-employee directors for attendance at each board meeting and each meeting of a committee of which they are members. Members receive $975 for each Board meeting attended in person and half of that amount for each Board meeting attended telephonically. Board members also receive fees for membership on the Board’s committees. The Chairman of the Executive Committee receives an annual fee of $23,000 and its Vice Chairman receives an annual fee of $7,500. All other non-employee members of the Executive Committee receive annual fees of $5,000. The Chairpersons of the other committees receive annual fees of $4,000 and their other members receive annual fees of $2,500. Members of the Board of Directors who are also employees do not receive directors’ fees.

Lake Shore Savings and Loan Association paid fees totaling $124,892 to its non-employee directors for the year ended December 31, 2004.

Directors’ Deferred Compensation Plan. Lake Shore Savings previously maintained a deferred compensation plan for non-employee directors under which each non-employee director could defer receipt of his or her directors fees and have such amounts credited with a market-rate investment return. This plan was terminated in October 2005 with all vested amounts paid to the plan participants pursuant to the requirements of the American Jobs Creation Act of 2004.

Supplemental Benefit Plan for Non-Employee Directors. Lake Shore Savings has entered into separate supplemental benefit plans in 1999 and 2001 with each of its current non-employee directors except for Ms. Brautigam. Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 70 equal to $18,105 per year based upon twenty-one years of service as a director to Lake Shore Savings (or an earlier retirement age if twenty-one years of service is attained prior to age 70) with the annual benefit payable reduced proportionately for each year of service as a director less than twenty-one years attained at age 70. Under the 2001 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 72 equal to $12,000 per year based upon twenty-one years of service to Lake Shore Savings with the annual benefit payable reduced proportionately for each year of service less than twenty-one years attained at age 72.

Executive Officer Compensation

The following table provides information about the compensation paid for 2004 to our Chief Executive Officer and our Executive Vice President. No other officer’s total annual salary and bonus for 2004 was in excess of $100,000.

	Summary Compensation Table Annual Compensation				All Other Compensation ($)(1)
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)
David Mancuso,	2004	160,000	9,077	–	20,966
President and Chief
Executive Officer
Reginald S. Corsi,	2004	104,471	5,971	–	13,695
Executive Vice President

(1)	Reflects (i) matching contributions of $4,058 and $2,651 credited under the 401(k) plan to the accounts of Messrs. Mancuso and Corsi, respectively; and (ii) profit-sharing contributions of $16,908 and $11,044 credited under the 401(k) plan to the accounts of Messrs. Mancuso and Corsi.

Employment Agreement

Effective as of the reorganization, Lake Shore Bancorp and Lake Shore Savings will each have entered into parallel employment agreements with Mr. David C. Mancuso to secure his services as President and Chief Executive Officer. The employment agreements will have a fixed term of three years beginning as of the effective date of the reorganization and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $213,550, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements will also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Lake Shore Bancorp and Lake Shore Savings may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for the remaining unexpired term of the employment agreements. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office or membership on the board of directors;

•	material reduction in duties, functions, compensation or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 35 miles in distance from Lake Shore Savings’ principal office in Dunkirk, New York and over 35 miles from the executive’s principal residence; or

•	other material breach of contract by Lake Shore Bancorp and Lake Shore Savings which is not cured within 30 days.

The employment agreements will also provide uninsured death and disability benefits and provides that any severance payable after a change of control shall be computed as if the remaining unexpired term of the agreements was three years.

If Lake Shore Bancorp and Lake Shore Savings experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the employment agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Change of Control Agreements

Effective as of the reorganization, Lake Shore Savings will enter into one-year change of control agreements with Reginald S. Corsi, our Executive Vice President and Robert L. Smith, our Chief Financial Officer. These agreements will be guaranteed by Lake Shore Bancorp. The term of these agreements is perpetual until Lake Shore Savings gives notice of non-extension, at which time the term is fixed for one year.

Generally, Lake Shore Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Lake Shore Savings or Lake Shore Bancorp, Inc. signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional year. Lake Shore Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Lake Shore Savings’ principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If Lake Shore Bancorp and Lake Shore Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the change of control agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Benefit Plans

Incentive Compensation Program. Lake Shore Savings maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective, pre-established performance goals. This plan is a short term incentive program which rewards short term performance based on the achievement of key operating goals. All executive officers and certain exempt employees are eligible to participate. These short term incentive payments are made annually. For 2005, the maximum bonus to be paid to Mr. Mancuso is 20% of his base salary and the maximum bonus to be paid to Mr. Corsi is 15% of his base salary (depending upon the achievement of certain pre-established performance goals).

Supplemental Benefit Plans for Executives. Lake Shore Savings has entered into separate executive supplemental benefits plans in 1999 and 2001 with each of Messrs. Mancuso and Corsi. In addition, Lake Shore Savings has entered into an executive supplemental benefit plan in 2001 with four other officers. Pursuant to these plans, each executive is entitled to receive a monthly payment over a period of fifteen years commencing on the first day of the month following the executive’s attainment of his benefit age (age 63 under the 1999 plan, and age 65 under the 2001 plan) as set forth in the plans. Under the 1999 plan, Mr. Mancuso and Mr. Corsi shall be entitled to an annual retirement benefit of $87,093, and $19,639, respectively. Under the 2001 plan, Mr. Mancuso and Mr. Corsi shall be entitled to an annual retirement benefit of $55,000 and $24,000, respectively. Amounts payable under the plans are subject to reduction in the event of the executive’s voluntary or involuntary termination of employment prior to attaining his benefit age.

401(k) Plan. Lake Shore Savings maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 21 and have at least three months of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections up to 75% of annual compensation, subject to limitations of the Internal Revenue Code (for 2005, the annual limit is $14,000). Lake Shore Savings also makes a discretionary contribution to the plan on behalf of eligible employees who have attained age 21 and have at least one year of service.

Severance Pay Plan. Effective as of the reorganization, Lake Shore Savings will implement a Severance Pay Plan that provides severance benefits to employees and officers, other than those individuals covered by a separate employment or change in control agreement, whose employment is terminated without “cause” or by the employee or officer following a forced relocation, forced reduction in annual base salary, or a material adverse change in the employee’s or officer’s title, position or responsibilities during the period commencing three months prior to a change in control and ending one year following the change in control. An employee or officer whose employment terminates under these circumstances is entitled to a lump sum payment equal to three weeks’ annual cash compensation in the case of eligible officers and one week’s annual cash compensation in the case of eligible employees multiplied by the employee’s or officer’s whole years of service, but such severance payment will not exceed fifty-two weeks of compensation for officers and twenty-six weeks of compensation for eligible employees nor shall it be less than twelve weeks of compensation for eligible officers and two weeks of compensation for eligible employees. For the purposes of the Severance Pay Plan, officers are those employees designated as such by the Board of Directors.

Future Stock Benefit Plans

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 21 and will take effect at the completion of the reorganization.

Lake Shore Bancorp intends to lend this plan enough money to purchase 8% of the shares issued in the offering. The plan will purchase these shares from Lake Shore Bancorp to the extent that shares are available after filling the subscriptions of eligible account holders. Otherwise, the plan will purchase these shares on the open market after completion of the reorganization and offering to the extent that shares are available for purchase on reasonable terms. If this plan cannot purchase the shares that it wants directly from Lake Shore Bancorp in the offering, there is no assurance that it will purchase shares after the reorganization and offering, or that such purchases will occur during any particular time period or at any particular price.

Although contributions to this plan will be discretionary, Lake Shore Savings intends to contribute enough money each year to make the required principal and interest payments on the loan. It is expected that this loan will be for a term of 30 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. The number of shares released is determined pursuant to a formula where the number of unallocated shares is multiplied by a fraction, the numerator of which is the amount of principal and interest paid for the plan year, and the denominator of which is the sum of the numerator plus all principal and interest to be paid in all future years. The plan will allocate the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization and offering. Applicable regulations prohibit us from implementing this plan until six months after the reorganization and offering and require that we obtain the approval of the holders of a majority of the outstanding shares of Lake Shore Bancorp that are not owned by Lake Shore, MHC.

We expect to adopt a stock option plan that will authorize our Compensation Committee to grant options to purchase up to 4.90% of the shares outstanding after the offering (including shares issued to the Lake Shore Charitable Foundation). The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date such option is granted, and no option will have a term that is longer than ten years. If we implement a stock option plan before the first anniversary of the reorganization and offering, applicable regulations will require that we observe the following restrictions:

•	We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

•	We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

•	We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

•	We must not permit accelerated vesting for any reason other than death, disability or a change of control.

After the first anniversary of the reorganization and offering, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization and offering, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in case of retirement. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

We expect the stock option plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, Lake Shore Bancorp and Lake Shore Savings may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. This amount may be the same as the related compensation expense or it may be different. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization and offering. Applicable regulations prohibit us from implementing this plan until six months after the reorganization and offering and that we obtain the approval of the holders of a majority of the outstanding shares of Lake Shore Bancorp that are not owned by Lake Shore, MHC.

We expect to adopt a management recognition plan that will authorize our Compensation Committee to make restricted stock awards of up to 1.96% of the shares outstanding after the offering (including shares issued to the Lake Shore Charitable Foundation). The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

•	We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

•	We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

•	We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

•	We must not permit accelerated vesting for any reason other than death, disability or a change of control.

After the first anniversary of the reorganization and offering, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in case of retirement.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards will not be vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. Lake Shore Bancorp and Lake Shore Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Lake Shore Bancorp and Lake Shore Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Certain Transactions with Management

Lake Shore Savings has outstanding loans to its directors and executive officers and the directors and executive officers of Lake Shore Bancorp and Lake Shore, MHC. These loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. A majority of the independent, disinterested members of our board of directors must approve future affiliated transactions and forgiveness of loans.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

The following table presents, for each of our directors and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. None of our directors or executive officers expects to purchase more than 1.0% of our common stock. Collectively our directors and executive officers expect to purchase a total of 89,600 shares, or 3.8% of shares we sell in the offering, including shares issued to the charitable foundation (assuming a total of 2,350,000 shares of common stock are sold in the offering and issued to the charitable foundation). These shares do not include shares expected to be issued under any stock benefit plans of Lake Shore Bancorp. If all shares issuable under such stock benefit plans were issued to directors and executive officers of Lake Shore Bancorp, Lake Shore Bancorp directors and executive officers would own 432,600 shares, or 18.4% of the shares we sell in the offering (assuming a total of 2,350,000 shares of common stock are sold in the offering and issued to the charitable foundation).

Name	Amount	Number of Shares
Directors:
Sharon E. Brautigam	$10,000	1,000
Michael E. Brunecz	100,000	10,000
James P. Foley, DDS	25,000	2,500
David C. Mancuso	100,000	10,000
Thomas E. Reed	60,000	6,000
Daniel P. Reininga	250,000	25,000
Gary W. Winger	50,000	5,000
Nancy L. Yocum	50,000	5,000

Other Executive Officers:
Beverley J. Mulkin	1,000	100
Reginald S. Corsi	50,000	5,000
Robert L. Smith	200,000	20,000

Total:	$896,000	89,600

It should be noted that the above subscriptions by our directors and executive officers are expected to be made in the subscription offering based only on their deposits with Lake Shore Savings as deposit account holders. This aspect of the offering could make it difficult for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering. However, if any such purchases are made for the explicit purpose of meeting the minimum of the offering, they will be made for investment purposes only, and not with a view towards redistribution. Furthermore, Office of Thrift Supervision regulations restrict the sale of common stock purchased in this offering by directors and executive officers for a period of one year following the offering.

THE REORGANIZATION AND OFFERING

The Board of Directors of Lake Shore Savings and Loan Association has approved the plan of reorganization. The plan of reorganization also must be approved by the depositors of Lake Shore Savings and Loan Association. A special meeting of depositors has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization by the agency.

General

On August 9, 2005, the Board of Directors of Lake Shore Savings and Loan Association unanimously adopted the plan of reorganization and minority stock issuance, pursuant to which Lake Shore Savings and Loan Association will change its name to Lake Shore Savings Bank and reorganize from a New York-chartered savings and loan association into a federally-chartered mutual holding company with a federally chartered mid-tier holding corporation and a federally-chartered stock savings bank. After the reorganization, Lake Shore Bancorp will be the mid-tier stock holding company and Lake Shore, MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization, Lake Shore Bancorp will own all of the stock of Lake Shore Savings and Lake Shore, MHC will own at least a majority of Lake Shore Bancorp’s stock. Lake Shore, MHC will have no stockholders, and depositors of Lake Shore Savings will become members of Lake Shore, MHC.

The reorganization also includes the offering by Lake Shore Bancorp of 45% of its common stock to eligible depositors of Lake Shore Savings in a subscription offering and, possibly, to members of the general public through a community offering and/or a syndicate community offering. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the independent appraisal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized from the sale of the common stock. If the reorganization is terminated, Lake Shore Savings would be required to charge all reorganization expenses against current income. The Office of Thrift Supervision approved the plan of reorganization, subject to, among other things, approval of the plan of reorganization by Lake Shore Savings’ depositors. The plan of reorganization also provides for the establishment of The Lake Shore Charitable Foundation and our funding of the charitable foundation with an amount that will equal 2% of the shares of our common stock outstanding after the reorganization. The establishment of The Lake Shore Charitable Foundation is subject to a separate vote of Lake Shore Savings’ depositors. Finally, the reorganization incorporates a conversion of Lake Shore Savings’ charter from a New York mutual savings and loan association to a federally-chartered mutual savings bank (which will then convert to stock form in the reorganization). The conversion from a New York mutual savings association to a federally-chartered mutual savings bank must be approved by an affirmative vote of either (i) 66 2/3% in amount of the book value of all outstanding deposits of Lake Shore Savings, or (ii) at least 75 % in amount of all outstanding deposits of Lake Shore Savings represented at the special meeting. A special meeting of Lake Shore Savings’ depositors will be called to vote on these three matters on March 23, 2006.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization is available from Lake Shore Savings upon request and is available for inspection at the offices of Lake Shore Savings and at the Office of Thrift Supervision. The plan of reorganization is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of Lake Shore Savings unanimously approved the reorganization as being in the best interest of Lake Shore Savings and its depositors. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital, which will support our future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including giving us the ability to use stock as a form of merger consideration. Our current mutual structure, by its nature, precludes us from offering any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion, where 100% of our common stock would be sold. Therefore, the reorganization permits us to control the amount of capital being raised and helps us to prudently deploy the proceeds of the offering. The reorganization, however, also will allow us to raise additional capital in the future in the event of a conversion of Lake Shore, MHC to stock form in a second-step conversion.

Our directors, officers and employees will have the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. Our customers and local community members will also have an opportunity to acquire our stock.

The disadvantages of the reorganization considered by Lake Shore Savings’ Board of Directors include the additional expense and effort of operating as a public company quoted on the Nasdaq Stock Market, the inability of public stockholders to obtain majority ownership of Lake Shore Bancorp, that Lake Shore, MHC must own greater than 50% of Lake Shore Bancorp’s common stock, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted periodically which may have an adverse impact on stockholders other than Lake Shore, MHC. A majority of Lake Shore Bancorp’s voting stock will be owned by Lake Shore, MHC, which will be controlled by its Board of Directors, which will initially be the Board of Lake Shore Savings. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from public stockholders, it will also serve to perpetuate our existing management and directors. Lake Shore, MHC will be able to elect all the members of Lake Shore Bancorp’s Board of Directors, and will be able to control the outcome of most matters presented to Lake Shore Bancorp’s stockholders for resolution by vote. The matters as to which stockholders other than Lake Shore, MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Lake Shore, MHC will not take action adverse to the interests of other stockholders. For example, Lake Shore, MHC could prevent the sale of control of Lake Shore Bancorp, or defeat a candidate for Lake Shore Banrcorp’s Board of Directors or other proposals put forth by stockholders.

The mutual holding company reorganization does not preclude the conversion of Lake Shore, MHC from the mutual to the fully stock form of organization in the future, in which case Lake Shore, MHC would cease to exist. No assurance can be given when, if ever, Lake Shore, MHC will conduct a second-step conversion or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Regulation-Holding Company Regulation-Conversion of Lake Shore, MHC to Stock Form.”

Description of the Plan of Reorganization

Following receipt of all required regulatory approvals and approval of the plan of reorganization by Lake Shore Savings’ depositors, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

•	Lake Shore Savings will exchange its charter for a federal mutual savings bank charter;

•	Lake Shore Savings will organize Lake Shore, MHC, initially as an interim federal savings bank (“Interim One”) as a wholly owned subsidiary;

•	Interim One will organize Lake Shore Bancorp as a wholly-owned subsidiary;

•	Interim One will then organize an interim federal savings bank (“Interim Two”) as a wholly-owned subsidiary;

•	Lake Shore Savings will exchange its federal mutual savings bank charter for a federal stock savings bank charter;

•	Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company (i.e., Lake Shore, MHC);

•	Interim Two will merge with and into Lake Shore Savings who will survive as a federal stock savings bank and a subsidiary of Lake Shore, MHC;

•	former members of Lake Shore Savings will become members of Lake Shore, MHC; and

•	Lake Shore, MHC will contribute 100% of the issued common stock of Lake Shore Savings to Lake Shore Bancorp.

Contemporaneously with the above steps of reorganization, Lake Shore Bancorp will offer for sale 45% of its common stock.

As a result of the reorganization, Lake Shore Savings will be organized in stock form and will be wholly owned by Lake Shore Bancorp. The legal existence of Lake Shore Savings will not terminate as a result of the reorganization. Instead, Lake Shore Savings in stock form will be a continuation of Lake Shore Savings in mutual form. All property of Lake Shore Savings, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Lake Shore Savings, or which would inure to Lake Shore Savings immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Lake Shore Savings in stock form. Lake Shore Savings in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Lake Shore Savings in the mutual form and will maintain its corporate headquarters and operations at Lake Shore Savings’ present locations.

The plan of reorganization also provides that we will establish and fund The Lake Shore Charitable Foundation. See “The Lake Shore Charitable Foundation.”

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. While the reorganization is being accomplished, the normal business of Lake Shore Savings will continue without interruption, including being regulated by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation. After reorganization, Lake Shore Savings will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Lake Shore Savings at the time of reorganization will serve as directors of Lake Shore Savings after the reorganization. The Board of Directors of Lake Shore Bancorp and Lake Shore, MHC will be composed solely of the individuals who serve on the Board of Directors of Lake Shore Savings. All officers of Lake Shore Savings at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Lake Shore Savings. All deposit accounts in Lake Shore Savings after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Lake Shore Savings.

After the reorganization, each depositor of Lake Shore Savings will have both a deposit account in Lake Shore Savings and a pro rata ownership interest in the equity of Lake Shore, MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Lake Shore, MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Lake Shore, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Lake Shore, MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Lake Shore, MHC have no way to realize the value of their ownership interest in Lake Shore, MHC, except in the unlikely event that Lake Shore, MHC is liquidated.

After the reorganization, all loans of Lake Shore Savings will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the reorganization.

Effect on Voting Rights of Members. After the reorganization, direction of Lake Shore Savings will continue to be under the control of its Board of Directors. As the holder of all of the outstanding common stock of Lake Shore Savings, Lake Shore Bancorp, through its Board of Directors, will have exclusive voting rights with respect to any matters concerning Lake Shore Savings requiring stockholder approval, including the election of directors.

After the reorganization, Lake Shore Bancorp stockholders will have exclusive voting rights with respect to any matters concerning Lake Shore Bancorp that requires stockholder approval. By virtue of being the majority stockholder owing 53% of the outstanding shares of common stock of Lake Shore Bancorp, Lake Shore, MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

As a federally chartered mutual holding company, Lake Shore, MHC will have no authorized capital stock and, therefore, no stockholders. Holders of deposit accounts of Lake Shore Savings will become members of Lake Shore, MHC. Such persons will be entitled to vote on all questions requiring action by the members of Lake Shore, MHC, including the election of directors of Lake Shore, MHC. In addition, all persons who become depositors of Lake Shore Savings following the reorganization will have membership rights with respect to Lake Shore, MHC. Borrowers do not currently have membership rights in connection with any borrowings and will not receive any membership rights after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Lake Shore Savings before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Lake Shore Savings remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Lake Shore Savings at the time of liquidation.

Upon a complete liquidation of Lake Shore Savings after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Lake Shore Savings. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Lake Shore Savings above that amount. Instead, the holder of Lake Shore Savings’ common stock (i.e., Lake Shore Bancorp) would be entitled to any assets remaining upon a liquidation of Lake Shore Savings.

Upon a complete liquidation of Lake Shore Bancorp, our stockholders, including Lake Shore, MHC, would be entitled to receive our remaining assets, following payment of all debts, liabilities and all claims of greater priority.

If liquidation of Lake Shore, MHC occurs following completion of the reorganization, all depositors of Lake Shore Savings at that time will be entitled, pro rata, to the value of their deposit accounts, to a distribution of any assets of Lake Shore, MHC remaining after payment of all debts and claims of creditors.

There are no plans to liquidate Lake Shore Savings, Lake Shore Bancorp or Lake Shore, MHC in the future.

How We Determined the Offering Range and the $10.00 Price Per Share

Federal regulations require that the aggregate purchase price of the stock sold in connection with the reorganization be based upon our estimated pro forma market value on a fully converted basis (i.e., assuming that 100% of our common stock had been sold to the public in the offering, as opposed to the 45% that will be sold to the public), as determined by an independent appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. RP Financial will receive fees totaling $65,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our reorganization and stock issuance applications as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/book method, the price earnings method, and price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price earnings and price/book methods in estimating pro forma market value. RP Financial compared the pro forma price/book and price earnings ratios for Lake Shore Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded companies operating in the mutual holding company form of ownership based in the New England, Mid-Atlantic and Midwestern United States. The peer group included companies with:

•	average assets of $291 million;

•	average nonperforming assets of 0.37% of total assets;

•	average loans of 64.2% of total assets;

•	average equity of 14.7% of total assets; and

•	average income of 0.68% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of December 22, 2005, our estimated pro forma market value on a fully converted basis was within the estimated valuation range of $42.5 million and $57.5 million with a midpoint of $50.0 million. Based on our intention to contribute to the charitable foundation 2% of the to be outstanding shares, to issue 53% of the shares to Lake Shore, MHC and to offer for sale to the public 45% of the shares outstanding, the offering range is $19.125 million to $25.875 million, with a midpoint of $22.5 million. Our Board of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Based on the $10.00 per share offering price, the estimated number of shares issued in the reorganization will be between 4,250,000 and 5,750,000, with a midpoint of 5,000,000 and the estimated number of shares sold in the offering will be between 1,912,500 and 2,587,500 with a midpoint of 2,250,000. The maximum number of shares that we sell in the offering may increase by up to 15%, to 2,975,625 shares, as a result of demand for the shares in the offering, positive changes in financial markets in general and with respect to financial institution stocks in particular or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 2,975,625 or decreased to less than 1,912,500, or the offering is extended beyond April 30, 2006, subscribers will not have the opportunity to modify or cancel their stock orders. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual to stock conversions and reorganizations of financial institutions.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. If, upon completion of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will update its estimate of our pro forma market value as of the expiration of the offering period. No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total price of the shares on an aggregate basis was materially incompatible with its original appraisal. If, however, the facts do not justify that statement, the offering may be canceled or it may be extended with a new offering range or new subscription, community and syndicated community offerings may be held. If the offering is extended due to a new offering range, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time. If a subscriber does not respond during the resolicitation period, his or her subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the reorganization at prices at or above the $10.00 offering price per share.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our corporate headquarters and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits at Lake Shore Savings with balances aggregating $50 or more (“qualifying deposits”) as of June 30, 2004 (“eligible account holders”).

2.	Our tax-qualified employee benefit plans.

3.	Persons with qualifying deposits at Lake Shore Savings as of December 31, 2005 (“supplemental eligible account holders”).

4.	Persons with deposits at Lake Shore Savings as of February 6, 2006 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization. See “– Limitations on Purchases of Shares.” All persons sharing a qualifying joint deposit account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

Category 1: Eligible Account Holders. Subject to the $400,000 overall purchase limitation as described below under “–Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	200,000 of common stock (which equals 20,000 shares);

•	one-tenth of 1% of the total offering of common stock for sale; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of qualifying deposits of the eligible account holder and the denominator of which is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each remaining subscribing eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Lake Shore Savings or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Lake Shore Savings in the one-year period preceding June 30, 2004.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of oversubscription.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the aggregate shares of common stock sold in the offering plus issued to our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the aggregate shares of common stock sold in the offering plus issued to our charitable foundation. It is the only plan expected to participate in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If we increase the number of shares offered in the reorganization above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering plus issued to our charitable foundation. Rather than purchase shares in the offering, the employee stock ownership plan may choose to make all or a portion of its intended purchase in the open market after the offering concludes.

Category 3: Supplemental Eligible Account Holders. Subject to the $400,000 overall purchase limitation as described below under “–Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$200,000 of common stock (which equals 20,000 shares);

•	one-tenth of 1% of the total offering of common stock for sale; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator of which is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among each remaining subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of oversubscription.

Category 4: Other Members. Subject to the $400,000 overall purchase limitation, each other member has the right to purchase up to the greater of $200,000 of common stock (which equals 20,000 shares) or one-tenth of 1% of the total offering of common stock for sale. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each other member whose subscription remains unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at February 6, 2006. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of oversubscription.

Expiration Date for the Subscription Offering. The subscription offering is expected to terminate at 11:00 a.m., Eastern Time, on March 16, 2006. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights. We may extend the expiration date without notice to you until April 30, 2006.

If the sale of the common stock is not completed by April 30, 2006, all funds received will be returned promptly with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period beyond

April 30, 2006 has been granted, we will notify all subscribers of the duration of the extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive a response from a subscriber, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest at our passbook savings rate and deposit account withdrawal authorizations will be canceled. No single subsequent extension can exceed 90 days, and all extensions in the aggregate may not last beyond August 9, 2007.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon exercise of your subscription rights. In addition, illegal transfers of subscription rights, including agreements made prior to completion of the reorganization and offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violation of Rule 10b-5 of the Securities Exchange Act. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to affirm on the stock order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision, the Securities and Exchange Commission or another agency of the U.S. Government. We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Chautauqua, Erie and Cattaraugus Counties, New York; and

•	Members of the general public to whom we deliver a prospectus.

We will consider persons to be residents of one of the specified counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares). If oversubscription occurs among natural persons and trusts of natural persons, the available shares will be allocated first to each such subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If oversubscription occurs among members of the general public, the allocation procedures described above will apply.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering, is expected to terminate with the subscription offering and must terminate no later than 45 days after the expiration of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of reorganization provides that shares of common stock not purchased in the subscription offering and any community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Ryan Beck & Co., Inc. acting as our agent. Neither Ryan Beck & Co., Inc. nor any other registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Ryan Beck & Co., Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering must terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Subject to the $400,000 overall purchase limitation, purchasers in the syndicated community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares).

The syndicated community offering, if any, will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., Inc., a registered broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest.

If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, stock order forms will not be used.

If we are unable to find purchasers from the general public to sell at least the minimum number of shares offered, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and in excess of the proposed director purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, the plan of reorganization will terminate.

Marketing Arrangements

We have retained Ryan Beck & Co., Inc., a broker-dealer, as our financial and marketing advisor to consult with and to advise Lake Shore Bancorp, and to assist Lake Shore Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Ryan Beck & Co., Inc. will provide include, but are not limited to:

•	managing the Stock Information Center and training the employees of Lake Shore Bancorp who will perform ministerial functions in the offering;

•	soliciting orders for common stock and assisting interested stock subscribers; and

•	assisting in soliciting proxy votes of depositors.

For its services, Ryan Beck & Co., Inc. will receive a reorganization and proxy vote advisory and administrative fee of $50,000 and a marketing fee of 1% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the tax-qualified employee benefit plans and directors, officers and employees of Lake Shore Savings and their immediate families. If Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc.) for the shares they sell shall not exceed 6.0% of aggregate syndicated community offering sales. Ryan Beck & Co., Inc. will also be reimbursed for its allocable expenses not to exceed $20,000 without our consent and its legal fees in an amount not to exceed $100,000 without consent. Lake Shore Bancorp and Lake Shore Savings have agreed to indemnify Ryan Beck & Co., Inc. against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Ryan Beck & Co., Inc. may be required to make in connection with any such claims or liabilities.

We will establish a Stock Information Center. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of common stock in those States where the law permits. Our officers, directors and employees will not be compensated directly or indirectly by the payment of commissions or other remuneration in connection with their participation in the sale of common stock. Ryan Beck & Co., Inc. has not prepared a report or opinion constituting recommendations or advice to us in connection with the offering. In addition, Ryan Beck & Co., Inc. has expressed no opinion as to the prices at which the common stock to be sold in the offering may trade thereafter.

Limitations on Purchases of Shares

The plan of reorganization provides for the following purchase limitations:

•	The minimum purchase is 25 shares.

•	The aggregate amount of Lake Shore Bancorp outstanding common stock owned or controlled by persons other than Lake Shore, MHC at the close of the offering shall be less than 50% of total outstanding common stock.

•	No person may subscribe for more than $200,000 of common stock in all categories of the offering, combined. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount. This individual purchase limitation is subject to increase as described below.

•	Except for our tax-qualified employee benefit plans, which may purchase up to 10% of the common stock sold in the offering plus issued to our charitable foundation, no person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $400,000 of common stock (which equals 40,000 shares), in all categories of the offering combined. Unless we determine otherwise, all persons having the same address and all persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation. This overall purchase limitation is subject to increase as described below.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by Lake Shore Bancorp by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering.

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by Lake Shore Bancorp by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering.

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Lake Shore, MHC.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of the outstanding shares of common stock held by persons other than Lake Shore, MHC at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of our stockholders’ equity held by persons other than Lake Shore, MHC at the conclusion of the offering.

We may, in our sole discretion, decrease the individual and/or overall purchase limitations or increase the individual and/or overall purchase limitations to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitations unless market conditions warrant an increase in the maximum purchase limitations. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

The plan of reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization defines “associate,” with respect to a particular person, to mean:

•	any corporation or organization other than Lake Shore, MHC, Lake Shore Bancorp or Lake Shore Savings or a majority-owned subsidiary of Lake Shore, MHC, Lake Shore Bancorp or Lake Shore Savings of which such person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person, or any relative of a spouse, who either has the same home as such person or who is a director or officer of Lake Shore, MHC, Lake Shore Bancorp or Lake Shore Savings or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Description of Sales Activities; Stock Information Center

We will offer the common stock in the offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center located at our administrative office (not our main banking office in Dunkirk). The Stock Information Center is located at 31 East Fourth Street, Dunkirk, New York. At all times, registered representatives of Ryan Beck & Co., Inc. will manage the Stock Information Center. The center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern Time. Questions about the offering and reorganization may be directed to the Stock Information Center at (800) 806-8430.

Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the stock order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of our depositors and other prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to employees of Ryan Beck & Co., Inc. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms. To purchase shares in the subscription offering and community offering, you must submit a properly completed and executed stock order form, to be received by us by 11:00 a.m., Eastern Time, on March 16, 2006. Your stock order form must be accompanied by full payment for all of the shares subscribed for. Once tendered, a stock order form cannot be modified or revoked without our consent. You may submit your stock order form and payment by mail using the return envelope provided, by overnight delivery to the indicated address on the stock order form or by bringing your stock order form to our Stock Information Center, located at our administrative office, 31 East Fourth Street, Dunkirk. Stock order forms may not be brought to our main banking office in Dunkirk or to Lake Shore Savings branches. These offices will not have supplies of offering materials.

In order to ensure that your subscription offering stock purchase eligibility and priority are properly identified in the stock order form, you must list all deposit accounts on the stock order form as of your eligibility date, giving all names on each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

We need not accept stock order forms that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but do not represent that we will do so. Under the plan of reorganization, our interpretation of the terms and conditions of the plan of reorganization and of the stock order form will be final.

By executing and returning the stock order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The stock order form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration of the offering period, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the stock order form will confirm receipt or delivery under Rule 15c2-8. Stock order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for shares may be made by personal check, bank check or money order payable to Lake Shore Bancorp, Inc. or by authorization of withdrawal from certain types of Lake Shore Savings deposit accounts, as explained on the stock order form. No cash, wire transfers, Lake Shore Savings lines of credit checks or third party checks will be accepted. Payments made by personal check must be available in the account. Checks and money orders will be immediately cashed and placed in a segregated account at Lake Shore Savings, or at our discretion at another insured depository institution. Interest will be paid on funds at our passbook savings rate from the date payment is received at the Stock Information Center until the completion or termination of the reorganization. You may not authorize direct withdrawal from Lake Shore Savings individual retirement accounts. Please do not authorize withdrawal from checking or NOW accounts. Submit a check instead. You may, however authorize withdrawal from all types of money market accounts, savings accounts and certificates of deposit. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account must be available in the account when we receive your stock order form. The designated funds will remain in the accounts and will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on the funds, making them unavailable to you during the offering period. When the reorganization is completed, deposit account withdrawals will be made for the purchase of shares.

We will waive any applicable penalties for early withdrawal from Lake Shore Savings certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook savings rate.

The tax-qualified employee benefit plans will not be required to pay for the shares of common stock purchased until consummation of the offering, provided that there is a loan commitment to lend to the tax-qualified employee benefit plans the amount of funds necessary to purchase the number of share ordered.

Use of Individual Retirement Account Funds. You may not designate direct withdrawal of funds from a Lake Shore Savings individual retirement account. By regulation, our individual retirement accounts do not permit investment in our shares of common stock. Persons with individual retirement accounts maintained with Lake Shore Savings must transfer their accounts to a self-directed individual retirement account with an unaffiliated trustee (such as a brokerage firm) prior to placing an order to purchase shares of common stock in the offering. There will be no early withdrawal penalties or Internal Revenue Service interest penalties for transfers. The new trustee will hold the shares of common stock in a self-directed account. An annual administrative fee may be payable to the new trustee. Assistance on how to transfer individual retirement accounts maintained at Lake Shore Savings can be obtained by contacting the Stock Information Center.

Depositors interested in using funds in an individual retirement account maintained at Lake Shore Savings or elsewhere should contact the Stock Information Center promptly, preferably at least two weeks before March 16, 2006, the offering expiration date. Whether such funds can be used may depend on time constraints and limitations imposed by the institutions where funds are currently held.

In addition, the provisions of the Employee Retirement Income Security Act and Internal Revenue Service regulations require that executive officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the offering make such purchase for the benefit of the individual retirement account participant.

Delivery of Certificates

Certificates representing shares of common stock issued in the offering will be mailed to persons entitled to the certificates at the certificate registration address noted by them on the stock order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by our transfer agent until claimed by the persons legally entitled to the certificates, or will be otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to purchasers, they may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the reorganization repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Lake Shore Savings’ regulatory capital to be reduced below the amount required for reorganization the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of reorganization, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and issued to our charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Accounting Consequences

The reorganization will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States of America. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in Lake Shore, MHC’s consolidated financial statements based on their historical amounts.

Tax Aspects. The reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies. However, we intend to consummate the reorganization using a series of transactions as described below. This structure enables Lake Shore Savings to retain all of its historical tax attributes and produces significant savings to us because it simplifies regulatory approvals and conditions associated with the completion of the reorganization.

The merger structure will be accomplished as follows:

(1) Lake Shore Savings will exchange its New York mutual savings and loan association charter for a federal mutual savings bank charter (the “Charter Conversion”);

(2) Lake Shore Savings will organize Lake Shore, MHC initially as an interim federal stock savings bank (“Interim One”) as its wholly-owned subsidiary;

(3) Interim One will organize a capital stock corporation under federal law (i.e., Lake Shore Bancorp) as its wholly-owned subsidiary that will subsequently hold 100% of Lake Shore Savings’ common stock;

(4) Interim One will also organize an interim federal stock savings bank as its wholly owned subsidiary (“Interim Two”) and the following transactions will occur simultaneously;

(5) Lake Shore Savings will exchange its federal mutual savings bank charter for a federal stock savings bank charter (the “Conversion”);

(6) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter (i.e., Lake Shore, MHC);

(7) Interim Two will merge with and into Lake Shore Savings with Lake Shore Savings being the surviving institution; and

(8) the initially issued stock of Lake Shore Savings (which will be constructively received by former Lake Shore Savings’ depositors when Lake Shore Savings becomes a stock savings bank pursuant to step (5)) will be issued to Lake Shore, MHC in exchange for liquidation interests in Lake Shore, MHC which will be held by Lake Shore Savings’ depositors (the “Exchange”). Lake Shore, MHC will then contribute 100% of the stock of Lake Shore Savings to Lake Shore Bancorp, which will be a wholly-owned subsidiary of Lake Shore, MHC. Lake Shore Bancorp will subsequently offer for sale 47% of its common stock pursuant to the Amended and Restated Plan of Reorganization. As a result of these transactions, (a) Lake Shore Savings will be a wholly-owned subsidiary of Lake Shore Bancorp; (b) Lake Shore Bancorp will be a majority-owned subsidiary of Lake Shore, MHC; and (c) the depositors of Lake Shore Savings will hold membership interests in Lake Shore, MHC.

Under this structure: (i) the Charter Conversion is intended to be a tax-free reorganization under Internal Revenue Code section 368(a)(1)(F); (ii) the Conversion is intended to be a tax-free reorganization under Section 368(a)(1)(F) of the Code; and (iii) the Exchange is intended to be a tax-free exchange under Internal Revenue Code section 351.

Under the plan of reorganization, consummation of the reorganization is conditioned upon, among other things, the prior receipt by Lake Shore Savings of either a private letter ruling from the IRS and from the New York taxing authorities or an opinion of Lake Shore Savings’ counsel as to the federal and New York State income tax consequences of the reorganization to Lake Shore Savings’ (in both its mutual and stock form), Lake Shore Bancorp and depositors. In Revenue Procedure 99-3, 1999-1 I.R.B. 103, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Internal Revenue Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Internal Revenue Code section 351, but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Internal Revenue Code sections.

Based in part upon certain factual representations of Lake Shore Savings or its officers, Thacher Proffitt & Wood LLP has issued its opinion regarding all of the material federal income tax consequences of the reorganization.

In the following discussion, “Mutual Bank” refers to Lake Shore Savings before the reorganization and “Stock Bank” refers to Lake Shore Savings after the reorganization.

With regard to the Charter Conversion, Thacher Proffitt & Wood LLP has issued an opinion that:

(1) the Charter Conversion will constitute a “reorganization” under Internal Revenue Code Section 368(a)(1)(F); and

(2) the Mutual Bank will recognize no gain or loss as a result of the Charter Conversion.

With regard to the Conversion, Thacher Proffitt & Wood LLP has issued an opinion that:

(1) the Conversion will constitute a “reorganization” under Internal Revenue Code section 368(a)(1)(F), and Lake Shore Savings (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Conversion;

(2) the basis of each asset of Mutual Bank received by Stock Bank in the Conversion will be the same as Mutual Bank’s basis for such asset immediately prior to the Conversion;

(3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the Conversion;

(4) For purposes of Internal Revenue Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date and the tax attributes of Mutual Bank (subject to application of Internal Revenue Code sections 381, 382, and 384), including Mutual Bank’s tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if there had been no conversion.

(5) Mutual Bank’s depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their membership interest in Mutual Bank;

(6) no gain or loss will be recognized by the depositors of Lake Shore Savings (formerly Mutual Bank) upon the transfer to Lake Shore, MHC of shares of Stock Bank common stock they constructively received in the Conversion in exchange for membership interests in Lake Shore, MHC; and

(7) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank.

With regard to the Exchange, Thacher Proffitt & Wood LLP has issued an opinion that:

(1) the Exchange will qualify as an exchange of property for stock under Code section 351;

(2) no shareholder of Stock Bank (i.e., a former member of Mutual Bank) will recognize gain or loss upon the transfer to Lake Shore, MHC of Stock Bank stock constructively received in the Conversion in exchange for membership interests in Lake Shore, MHC;

(3) the basis of the membership interests in Lake Shore, MHC received by each shareholder of Stock Bank in exchange for such shareholder’s shares of Stock Bank stock will be equal to the basis of such shares of Stock Bank stock;

(4) the holding period of the membership interests in Lake Shore, MHC received by each shareholder of Stock Bank will, as of the date of the Exchange, be equal to the holding period of the shares of Stock Bank stock transferred in exchange therefor, provided such shares of Stock Bank stock were held as a capital asset on the date of the Exchange;

(5) Lake Shore, MHC will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank stock in exchange for membership interests in the Lake Shore, MHC;

(6) Lake Shore, MHC’s basis for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in Lake Shore, MHC will be equal to the basis of such share of stock in the hands of such Stock Bank shareholder; and

(7) Lake Shore, MHC’s holding period for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for membership interests in Lake Shore, MHC will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

With regard the offering under the Plan, Thacher Proffitt & Wood LLP has issued an opinion that:

(1) no gain or loss will be recognized by Stock Bank upon the sale of shares of Stock Bank common stock under the Plan;

(2) it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of the Stock Bank to be issued to members of Mutual Bank is zero and, accordingly, that no income will be recognized by members of Mutual Bank upon the issuance to them of subscription rights or upon the exercise of the subscription rights;

(3) it is more likely than not that the tax basis to the holders of shares of Stock Bank common stock purchased in the subscription offering pursuant to the exercise of subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the subscription offering.

The opinions set forth in (2) and (3) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase common stock of Stock Bank at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of our members.

Completion of the reorganization requires the sale of all shares of the common stock within 24 months following approval of the plan of reorganization by our members. If this condition is not satisfied, the plan of reorganization will be terminated and we will continue our business in the mutual form of organization. We may terminate the plan of reorganization at any time.

THE LAKE SHORE CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish The Lake Shore Charitable Foundation as a non-stock Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with our common stock, as described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of our community banking franchise. The reorganization and offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

Although we intend to continue to emphasize community lending and community activities following the offering, such activities are not our sole corporate purpose. The Lake Shore Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that The Lake Shore Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of The Lake Shore Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the offering. The Lake Shore Charitable Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to The Lake Shore Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended September 30, 2005, and the year ended December 31, 2004, we contributed $80,000 and $124,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, we intend to contribute to The Lake Shore Charitable Foundation 100,000 shares of our common stock, at the midpoint of the offering, valued at $1.0 million based on the offering price of $10.00 per share.

Structure of the Charitable Foundation

The Lake Shore Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Lake Shore Charitable Foundation’s Certificate of Incorporation will provide that The Lake Shore Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We will select two of our current directors to serve on the initial Board of Directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial Board of Directors of the charitable foundation who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the reorganization and offering, following the first anniversary of the reorganization and offering, the charitable foundation may alter the size and composition of its Board of Directors. For five years after the reorganization, one seat on the charitable foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on the charitable foundation’s Board of Directors will be reserved for one of our directors.

The Board of Directors of The Lake Shore Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of The Lake Shore Charitable Foundation will always be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of The Lake Shore Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by The Lake Shore Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

The Lake Shore Charitable Foundation’s place of business will be located at our administrative office. The Board of Directors of The Lake Shore Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the charitable foundation.

The Lake Shore Charitable Foundation will receive working capital from:

•	any dividends that may be paid on our common stock in the future;

•	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

•	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Lake Shore Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by The Lake Shore Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by The Lake Shore Charitable Foundation, except where the Board of Directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Lake Shore Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Lake Shore Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether The Lake Shore Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by The Lake Shore

Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to The Lake Shore Charitable Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to The Lake Shore Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that The Lake Shore Charitable Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Lake Shore Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to The Lake Shore Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize The Lake Shore Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to The Lake Shore Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Within four and one-half months after the close of its fiscal year, The Lake Shore Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the charitable foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of The Lake Shore Charitable Foundation:

•	the Office of Thrift Supervision can examine the charitable foundation;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the IRS;

•	the charitable foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, The Lake Shore Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Additionally, the establishment and funding of The Lake Shore Charitable Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by depositors of Lake Shore Savings at the special meeting of members.

Consummation of the reorganization and related offering of common stock is not conditioned upon depositors’ approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase our pro forma market value. See “Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation.”

RESTRICTIONS ON ACQUISITION OF LAKE SHORE BANCORP

AND LAKE SHORE SAVINGS

General

Lake Shore Savings’ plan of reorganization provides that Lake Shore Savings will be reorganized from a New York state-chartered mutual savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Lake Shore Bancorp. Certain provisions in our charter and bylaws may have anti-takeover effects. In addition, provisions in Lake Shore Savings’ charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

Following the reorganization, we will own all of the issued and outstanding common stock of Lake Shore Savings. Lake Shore, MHC will own a majority of the issued and outstanding common stock of Lake Shore Bancorp. As a result, management of Lake Shore, MHC is able to exert voting control over Lake Shore Bancorp and Lake Shore Savings and will restrict the ability of our minority stockholders to effect a change of control of management. Lake Shore, MHC, as long as it remains in the mutual form of organization, will control a majority of our voting stock.

Charter and Bylaws of Lake Shore Bancorp

Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the offering, the Board of Directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our charter provides that, for a period of five years from the date of the reorganization, no person, except Lake Shore, MHC or a tax-qualified employee stock benefit plan of ours, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Board of Directors.

Classified Board. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the next election of directors. Our bylaws provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law governing banking securities or insurance. These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. Our charter provides that special meetings of stockholders relating to a change in control of us or amendments to our charter may be called only upon direction of the Board of Directors. Subject to this restriction, the bylaws provide that holders of not less than 10% of our outstanding shares may request the calling of a special meeting. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by us. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the Board of Directors or holders of not less than 10% of our outstanding shares. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Lake Shore, MHC must always own a majority of our common stock.

Restrictions in Lake Shore Savings’ Charter and Bylaws

Although the Board of Directors of Lake Shore Savings is not aware of any effort that might be made to obtain control of Lake Shore Savings after the offering, the Board of Directors believed it appropriate to adopt provisions permitted by federal law to protect the interests of the institution and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of us, as Lake Shore Savings’ sole stockholder.

Lake Shore Savings’ stockholders will not be permitted to cumulate their votes in the election of directors. Furthermore, Lake Shore Savings’ bylaws provide for the election of three classes of directors to staggered terms. In addition, Lake Shore Savings’ charter provides that, for a period of five years from the date of the reorganization, no person except Lake Shore Bancorp and Lake Shore, MHC or a tax-qualified employee stock benefit plan of Lake Shore Bancorp or Lake Shore Savings, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of Lake Shore Savings’ equity securities. Additionally, special meetings of stockholders related to changes in control of Lake Shore Savings or amendments to its charter may only be called upon direction of the Board of Directors. Lake Shore Savings’ charter and bylaws also contain other provisions to protect the interests of the institution including a requirement that vacancies on the Board of Directors be filled by a majority vote of the Board of Directors, eligibility requirements for directors, and establishes advance notice procedures for stockholders to nominate directors or bring other business before the stockholders.

In addition, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Lake Shore Savings’ Board of Directors without stockholder approval. Although Lake Shore Savings has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock authorized, the Board of Directors believes that the availability of such shares will provide Lake Shore Savings with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Lake Shore Savings occurs of which management does not approve, the Board of Directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interest of Lake Shore Savings and its then existing stockholders.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of our class of any equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF LAKE SHORE BANCORP CAPITAL STOCK

General

We are authorized to issue 25,000,000 shares of our common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. We can pay dividends if, as and when declared by our Board of Directors. The payment of dividends is limited by law and applicable regulation. See “Our Policy Regarding Dividends.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Lake Shore Bancorp and Lake Shore Savings,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Lake Shore Savings, as the holder of Lake Shore Savings’ capital stock, we would be entitled to receive all of Lake Shore Savings’ assets available for distribution after payment or provision for payment of all debts and liabilities of Lake Shore Savings, including all deposit accounts and accrued interest. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive all of our assets available for distribution after payment or provision for payment of all its debts and liabilities. If we issue preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

We will not issue any preferred stock in the reorganization and we have no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be Registrar and Transfer Company.

REGISTRATION REQUIREMENTS

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX MATTERS

The legality of our common stock has been passed upon for us by Thacher Proffitt & Wood LLP, Washington, D.C. Thacher Proffitt & Wood LLP has consented to the references to their opinion in this prospectus. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The financial statements as of December 31, 2004 and for the year then ended included in this prospectus have been so included in reliance on the report of Beard Miller Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 included in this Registration Statement on Form S-1 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

CHANGE IN ACCOUNTANTS

On January 28, 2004, the Board of Directors of Lake Shore Savings and Loan Association dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. There were no disagreements with PwC during the year ended December 31, 2003 and through July 21, 2004 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their report on the Lake Shore Savings and Loan Association financial statements for such years. During the year ended December 31, 2003 and through July 21, 2004, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K. The reports of PwC on the financial statements of Lake Shore Savings and Loan Association as of and for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer opinion, or any qualification or modification as to uncertainty, audit scope or accounting principle.

PwC has furnished a letter addressed to the Securities and Exchange Commission and filed as Exhibit 16.1 to our registration statement on Form S-1 agreeing with the statements made herein.

On January 28, 2004, our Board of Directors retained Fagliarone Group CPAs, PC as our independent auditors for the fiscal year ended December 31, 2004. Fagliarone Group CPAs, PC elected not to register with the Public Company Accounting Oversight Board. Therefore in order to file a registration statement for an offering of our common stock pursuant to the Securities Act of 1933, as amended, and to register our common stock with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, we dismissed Fagliarone Group CPAs, PC and retained Beard Miller Company LLP as our independent registered public company accounting firm on August 24, 2005.

Effective August 24, 2005, our Board of Directors dismissed the Fagliarone Group CPAs, PC as our independent auditors. There were no disagreements with the former independent auditors during the year ended December 31, 2004 or during the subsequent interim period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountant’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Nor did Fagliarone Group CPAs, PC’s audit report on our financial statements for 2004 contain an adverse opinion or a disclaimer of an opinion, or any qualification or modifications as to uncertainty, audit scope, or accounting principles.

Fagliarone Group CPAs, PC has furnished a letter addressed to the Securities and Exchange Commission and filed as Exhibit 16.2 to our registration statement on Form S-1 agreeing with the statements made herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of the material from the Securities and Exchange Commission at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov.

This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

Lake Shore Savings and Loan Association has filed applications for approval of the plan of reorganization and minority stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of reorganization and minority stock issuance and our charter and bylaws are available without charge from us. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of RP Financial setting forth the method and assumptions for such appraisal are available for inspection at our administrative office.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

Note:	All schedules required by the Office of Thrift Supervision (OTS) are omitted as the required information is either not applicable or is included in the financial statements or related notes.

Note:	These financial statements do not include the accounts of Lake Shore Bancorp, Inc., as it was not in operation as of September 30, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Lake Shore Savings and Loan Association

Dunkirk, New York

We have audited the accompanying statement of financial condition of Lake Shore Savings and Loan Association as of December 31, 2004, and the related statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Lake Shore Savings and Loan Association as of and for the years ended December 31, 2003 and 2002 were audited by other auditors whose report, dated July 21, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of Lake Shore Savings and Loan Association as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Pittsburgh, Pennsylvania

October 7, 2005

PricewaterhouseCoopers LLP

3600 HSBC Center

Buffalo NY 14203-2879

Telephone (716) 856 4650

Facsimile (716) 856 1208

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Lake Shore Savings and Loan Association and shareholders

In our opinion, the accompanying statement of financial condition and the related statements of income, equity and cash flows present fairly, in all material respects, the financial position of Lake Shore Savings and Loan Association (the “Association”) at December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Buffalo, New York

July 21, 2004

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF FINANCIAL CONDITION

	September 30, 2005	December 31,
		2004	2003
	(Unaudited)
		(Dollars In Thousands)
ASSETS

Cash and due from banks	$8,176	$7,203	$7,982
Interest bearing deposits	2,632	1,617	71
Federal funds sold	4,675	2,757	8,700

Cash and Cash Equivalents	15,483	11,577	16,753

Securities available for sale	96,420	99,170	83,027
Securities held to maturity, fair value 2005 $2,512 (unaudited); 2004 $2,503; 2003 $ 389	2,299	2,359	371
Federal Home Loan Bank stock, at cost	2,504	2,709	2,167
Loans receivable, net of allowance for loan losses 2005 $1,267 (unaudited); 2004 $1,288; 2003 $1,293	202,417	199,525	187,138
Premises and equipment, net	6,679	6,645	6,469
Accrued interest receivable	1,200	1,195	1,042
Bank owned life insurance	5,674	5,520	5,317
Other assets	1,398	1,141	1,227

Total Assets	$334,074	$329,841	$303,511

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Interest bearing	$234,685	$232,346	$219,502
Non-interest bearing	16,891	11,208	10,993

Total Deposits	251,576	243,554	230,495

Short-term borrowings	9,425	11,725	11,800
Long-term debt	40,660	42,260	31,535
Advances from borrowers for taxes and insurance	1,240	2,098	1,924
Other liabilities	3,441	3,289	2,810

Total Liabilities	306,342	302,926	278,564

COMMITMENTS AND CONTINGENCIES

EQUITY

Retained earnings	27,846	26,272	24,093
Accumulated other comprehensive income (loss)	(114)	643	854

Total Equity	27,732	26,915	24,947

Total Liabilities and Equity	$334,074	$329,841	$303,511

See notes to financial statements.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF INCOME

	Nine Months Ended
	September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)		(In Thousands)
INTEREST INCOME

Loans, including fees	$8,745	$8,237	$11,102	$10,072	$10,486
Investment securities, taxable	2,981	2,552	3,541	2,586	2,513
Other	120	86	101	122	183

Total Interest Income	11,846	10,875	14,744	12,780	13,182

INTEREST EXPENSE

Deposits	3,247	2,707	3,674	3,887	4,504
Short-term borrowings	232	135	197	68	7
Long-term debt	1,119	1,012	1,396	679	396
Other	53	49	65	60	39

Total Interest Expense	4,651	3,903	5,332	4,694	4,946

Net Interest Income	7,195	6,972	9,412	8,086	8,236

PROVISION FOR LOAN LOSSES	20	207	267	345	360

Net Interest Income after Provision for Loan Losses	7,175	6,765	9,145	7,741	7,876

NON-INTEREST INCOME

Service charges and fees	1,106	1,079	1,470	1,122	1,142
Net gains (losses) on sales of securities available for sale	—	33	33	(9)	176
Net gains on sales of loans	2	2	2	129	2
Earnings on bank owned life insurance	154	152	203	223	253
Other	139	112	167	263	73

Total Non-Interest Income	1,401	1,378	1,875	1,728	1,646

NON-INTEREST EXPENSES

Salaries and employee benefits	3,290	3,205	4,468	3,854	3,247
Occupancy and equipment	1,020	967	1,310	1,107	879
Data processing	309	275	374	436	464
Advertising	221	138	193	338	147
Postage and supplies	200	223	274	351	278
Professional services	373	348	410	280	278
Other	716	713	910	852	908

Total Non-Interest Expenses	6,129	5,869	7,939	7,218	6,201

Income before Income Taxes	2,447	2,274	3,081	2,251	3,321

INCOME TAXES	873	683	902	744	1,085

Net Income	$1,574	$1,591	$2,179	$1,507	$2,236

See notes to financial statements.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF EQUITY

Nine Months Ended September 30, 2005 (Unaudited) and

Years Ended December 31, 2004, 2003 and 2002

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
		(In Thousands)
BALANCE - JANUARY 1, 2002	$20,350	$1,355	$21,705

Comprehensive income:
Net Income	2,236	—	2,236
Change in unrealized net gains on securities available for sale, net of tax and reclassification adjustment	—	1	1

Total Comprehensive Income			2,237

BALANCE - DECEMBER 31, 2002	22,586	1,356	23,942

Comprehensive income:
Net income	1,507	—	1,507
Change in unrealized net gains on securities available for sale, net of tax and reclassification adjustment	—	(502)	(502)

Total Comprehensive Income			1,005

BALANCE - DECEMBER 31, 2003	24,093	854	24,947

Comprehensive income:
Net income	2,179	—	2,179
Change in unrealized net gains on securities available for sale, net of tax and reclassification adjustment	—	(211)	(211)

Total Comprehensive Income			1,968

BALANCE - DECEMBER 31, 2004	26,272	643	26,915

Comprehensive income:
Net income	1,574	—	1,574
Change in unrealized net gains (losses) on securities available for sale, net of tax and reclassification adjustment	—	(757)	(757)

Total Comprehensive Income			817

BALANCE - SEPTEMBER 30, 2005	$27,846	$(114)	$27,732

See notes to financial statements.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
			(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$1,574	$1,591	$2,179	$1,507	$2,236
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on sales of available for sale securities	—	(33)	(33)	9	(176)
Net gains on sales of loans	(2)	(2)	(2)	(129)	(2)
Net amortization (accretion) of investment securities	52	62	81	(145)	(284)
Provision for loan losses	20	207	267	345	360
Depreciation and amortization	454	456	607	445	365
Deferred income tax expense (benefit)	(51)	(148)	(57)	81	(110)
Earnings on bank owned life insurance	(154)	(152)	(203)	(223)	(253)
(Increase) decrease in accrued interest receivable	(20)	(130)	(153)	(107)	147
(Increase) decrease in other assets	(160)	314	517	(522)	272
Increase (decrease) in other liabilities	702	679	622	891	(50)

Net Cash Provided by Operating Activities	2,415	2,844	3,825	2,152	2,505

CASH FLOWS FROM INVESTING ACTIVITIES

Activity in available for sale securities:
Sales	—	1,033	1,033	2,024	3,176
Maturities, prepayments and calls	18,323	18,401	24,408	25,215	26,274
Purchases	(16,819)	(35,913)	(41,979)	(58,408)	(39,283)
Activity in held to maturity securities:
Maturities, prepayments and calls	53	60	80	396	356
Purchases	—	(2,073)	(2,075)	—	—
Net (increase) decrease in investment in Federal Home Loan Bank stock	205	(587)	(542)	(747)	(258)
Proceeds from sales of loans	396	510	592	4,649	403
Loan origination and principal collections, net	(3,400)	(14,370)	(13,618)	(35,200)	(12,901)
Additions to premises and equipment	(531)	(422)	(783)	(3,115)	(430)

Net Cash Used in Investing Activities	(1,773)	(33,361)	(32,884)	(65,186)	(22,663)

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits	8,022	16,922	13,059	35,396	13,026
Net increase (decrease) in advances from borrowers for taxes and insurance	(858)	(900)	174	287	(18)
Net increase (decrease) in short-term borrowings	(2,300)	(375)	(75)	9,670	2,890
Proceeds from issuance of long-term debt	—	12,600	12,600	20,000	10,000
Repayment of long-term debt	(1,600)	(675)	(1,875)	(1,875)	(4,005)

Net Cash Provided by Financing Activities	3,264	27,572	23,883	63,478	21,893

Net Increase (Decrease) in Cash and Cash Equivalents	3,906	(2,945)	(5,176)	444	1,735

CASH AND CASH EQUIVALENTS - BEGINNING	11,577	16,753	16,753	16,309	14,574

CASH AND CASH EQUIVALENTS - ENDING	$15,483	$13,808	$11,577	$16,753	$16,309

SUPPLEMENTARY CASH FLOWS INFORMATION

Interest paid	$4,609	$3,821	$5,299	$4,711	$4,953

Income taxes paid	$610	$560	$960	$710	$1,468

See notes to financial statements.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Lake Shore Savings and Loan Association (the “Association”) is a mutually owned thrift, which is engaged primarily in the business of retail banking in Erie and Chautauqua Counties of New York State (see Note 15). Its primary deposit products are savings and term certificate accounts and its primary lending products are residential mortgages. The accounting and reporting policies of the Association, a state chartered FDIC insured association, conform to generally accepted accounting principles and to general practices within the thrift industry.

The interim financial statements included herein as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 have been prepared by the Association, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of such information. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements herein as of and for the year ended December 31, 2004. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results for any subsequent period or the entire year ending December 31, 2005.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

To prepare these financial statements in conformity with generally accepted accounting principles, management of the Association made a number of estimates and assumptions relating to the reporting of assets and liabilities and the reporting of revenue and expenses. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits and federal funds which are generally sold for one to three-day periods.

Investment Securities

Investment securities are classified as either available for sale or held to maturity. Securities held to maturity are those debt securities that the Association has the positive intent and ability to hold to maturity. All other securities are classified as available for sale.

Securities available for sale are carried at fair value with unrealized gains and losses, net of the related deferred income tax effect, excluded from earnings and reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses are determined using the specific identification method.

Securities held to maturity are recorded at cost with discounts accreted and premiums amortized to maturity using the level-yield method. If other than temporary impairment of a security exists, the carrying value of that security is written down to fair value with a charge to earnings.

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in western New York State. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Association is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed in the current year. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is estimated by management and maintained at a level to provide for losses that are inherent within the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank system to hold restricted stock of its district Federal Home Loan Bank according to a predetermined formula. The restricted stock is carried at cost.

Premises and Equipment

Land is carried at cost. Buildings, improvements, furniture and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of assets (generally forty years for buildings and three to ten years for furniture and equipment). Leasehold improvements are amortized on the straight-line method over the lesser of the life of the improvements or the lease term.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Association, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Association does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Real Estate

Foreclosed real estate consists of property acquired in settlement of loans which are carried at the lower of cost or fair value less disposal costs. Foreclosed real estate was $193,000, $140,000 and $454,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively, and was included as a component of other assets.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bank Owned Life Insurance

The Association invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Association on a chosen group of employees. The Association is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in non-interest income in the statements of income (see Note 11).

Advertising Costs

The Association follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Association has entered into commitments to extend credit. Such commitments are recorded in the statement of financial condition when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
			(In Thousands)
Unrealized holding gains (losses) on securities available for sale	$(1,202)	$(196)	$(325)	$(782)	$179
Reclassification adjustment for (gains) losses realized in income	—	(33)	(33)	9	(176)

Net Unrealized Gains (Losses)	(1,202)	(229)	(358)	(773)	3
Income tax effect	445	85	147	271	(2)

Net of Tax Amount	$(757)	$(144)	$(211)	$(502)	$1

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), "Shared-Based Payment." Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which was permitted under Statement No. 123, as originally issued. The revised Statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. At present, the Association has not issued any stock options or other equity-based compensation.

In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have any effect on the Association’s financial statements.

Restrictions on Cash and Due from Banks

The Association is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at September 30, 2005 (unaudited), December 31, 2004 and 2003 was $1,093,000, $1,348,000 and $1,035,000, respectively.

Reclassifications

Certain amounts in the 2004, 2003, and 2002 financial statements have been reclassified to conform with the 2005 presentation format. These reclassifications had no effect on net income.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of securities are as follows:

	September 30, 2005 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury bonds	$2,115	$126	$—	$2,241
Municipal bonds	2,006	1	(15)	1,992
Mortgage-backed securities:
Collateralized mortgage obligations	49,932	36	(855)	49,113
Federal National Mortgage Association	7,467	4	(94)	7,377
Federal Home Loan Mortgage Corporation	16,670	3	(424)	16,249
Asset-backed securities	18,390	5	(209)	18,186
Equity securities	22	1,241	—	1,262

	$96,602	$1,416	$(1,597)	$96,420

SECURITIES HELD TO MATURITY:
U.S. Treasury bonds	$2,059	$205	$—	$2,264
Mortgage-backed securities:
Government National Mortgage Association	73	6	—	79
Federal National Mortgage Association	113	1	—	114
Federal Home Loan Mortgage Corporation	54	2	(1)	55

	$2,299	$214	$(1)	$2,512

Approximately 95% of the collateralized mortgage obligations at September 30, 2005 are backed by federal agencies, Freddie Mac, Fannie Mae, and Ginnie Mae. The remaining 5% are issued by private owners.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury bonds	$2,118	$44	$—	$2,162
Mortgage-backed securities:
Collateralized mortgage obligations	47,306	70	(443)	46,933
Federal National Mortgage Association	9,158	53	(36)	9,175
Federal Home Loan Mortgage Corporation	19,151	12	(240)	18,923
Asset-backed securities	20,395	48	(115)	20,328
Equity securities	22	1,627	—	1,649

	$98,150	$1,854	$(834)	$99,170

SECURITIES HELD TO MATURITY:
U.S. Treasury bonds	$2,067	$129	$—	$2,196
Mortgage-backed securities:
Government National Mortgage Association	80	8	—	88
Federal National Mortgage Association	136	3	—	139
Federal Home Loan Mortgage Corporation	76	4	—	80

	$2,359	$144	$—	$2,503

Approximately 93% of the collateralized mortgage obligations at December 31, 2004 are backed by federal agencies, Freddie Mac, Fannie Mae, and Ginnie Mae. The remaining 7% are issued by private owners.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In Thousands)
SECURITIES AVAILABLE FOR SALE:
U.S. Government agencies	$1,000	$63	$—	$1,063
U.S. Treasury bonds	2,123	—	(39)	2,084
Mortgage-backed securities:
Collateralized mortgage obligations	34,160	59	(340)	33,879
Federal National Mortgage Association	6,322	79	(3)	6,398
Federal Home Loan Mortgage Corporation	14,193	77	(69)	14,201
Asset-backed securities	23,828	293	(24)	24,097
Equity securities	22	1,283	—	1,305

	$81,648	$1,854	$(475)	$83,027

SECURITIES HELD TO MATURITY:
Mortgage-backed securities:
Government National Mortgage Association	$86	$9	$—	$95
Federal National Mortgage Association	176	6	—	182
Federal Home Loan Mortgage Corporation	109	3	—	112

	$371	$18	$—	$389

Approximately 93% of the collateralized mortgage obligations at December 31, 2003 are backed by federal agencies, Freddie Mac, Fannie Mae, and Ginnie Mae. The remaining 7% are issued by private owners.

The following table sets forth the Association’s investment in securities with gross unrealized losses of less than twelve months and gross unrealized losses of twelve months or more:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
September 30, 2005 (Unaudited):
Municipal bonds	$1,419	$(15)	$—	$—	$1,419	$(15)
Mortgage-backed securities	31,139	(365)	37,056	(1,009)	68,195	(1,374)
Asset-backed securities	6,369	(82)	8,868	(127)	15,237	(209)

	$38,927	$(462)	$45,924	$(1,136)	$84,851	$(1,598)

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
December 31, 2004:
Mortgage-backed securities	$51,485	$(523)	$7,549	$(196)	$59,034	$(719)
Asset-backed securities	14,200	(109)	744	(6)	14,944	(115)

	$65,685	$(632)	$8,293	$(202)	$73,978	$(834)

The unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. At September 30, 2005 (unaudited), there were 36 securities in the less than twelve months category and 40 securities in the twelve months or more category. At December 31, 2004, there were 52 securities in the less than twelve months category and 8 securities in the twelve months or more category. These unrealized losses relate principally to mortgage-backed securities of FNMA and FHLMC. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies and whether downgrades by bond rating agencies have occurred. As the unrealized losses are interest rate related and management has the intent and ability to hold debt securities until maturity or market price recovery, no declines are deemed to be other than temporary.

Scheduled contractual maturities of investment securities are as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
September 30, 2005 (Unaudited):
Within one year	$—	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	1,604	1,589	—	—
After ten years	2,517	2,644	2,059	2,264
Mortgage-backed securities	74,069	72,739	240	248
Asset-backed securities	18,390	18,186	—	—
Equity securities	22	1,262	—	—

	$96,602	$96,420	$2,299	$2,512

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
December 31, 2004:
Within one year	$—	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	—	—	—	—
After ten years	2,118	2,162	2,067	2,196
Mortgage-backed securities	75,615	75,031	292	307
Asset-backed securities	20,395	20,328	—	—
Equity securities	22	1,649	—	—

	$98,150	$99,170	$2,359	$2,503

During the nine months ended September 30, 2005 and 2004 (unaudited), the Association sold securities available for sale for total proceeds of $-0- and $1,033,000, respectively, resulting in gross realized gains of $-0- and $33,000, respectively. During 2004, the Association sold securities available for sale for total proceeds of $1,033,000 resulting in gross realized gains of $33,000. During 2003, the Association sold securities available for sale for total proceeds of $2,024,000 resulting in gross realized losses of $9,000. During 2002, the Association sold securities available for sale for total proceeds of $3,176,000, resulting in gross realized gains of $176,000.

At September 30, 2005, December 31, 2004 and 2003, equity securities consisted of 22,368 shares of Federal Home Loan Mortgage Corporation common stock.

At September 30, 2005 (unaudited), two asset-backed securities and one government security with a cost of $1,944,000 and fair value of $2,069,000 were pledged under a collateral agreement with the Federal Reserve for liquidity borrowing. Two mortgage-backed securities with a cost of $3,399,000 and fair value of $3,305,000 were pledged under a collateral agreement with the City of Dunkirk Housing Authority. At December 31, 2004, two asset-backed securities and one government security with a total cost of $2,205,000 and fair value of $2,317,000 were pledged under a collateral agreement with the Federal Reserve for liquidity borrowing. A mortgage-backed security with a cost of $32,000 and fair value of $33,000 was pledged under a collateral agreement with the City of Dunkirk Housing Authority.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE

Loans receivable, net consist of the following:

	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
		(In Thousands)
Real estate loans:
Residential, 1- 4 family	$145,653	$142,222	$135,293
Home equity	29,222	28,442	25,876
Commercial	14,916	15,310	14,628
Construction	2,002	2,463	2,531

	191,793	188,437	178,328
Commercial loans	8,081	8,615	5,957
Consumer loans	2,733	2,870	3,310

Total Loans	202,607	199,922	187,595
Allowance for loan losses	(1,267)	(1,288)	(1,293)
Net deferred loan costs	1,077	891	836

Loans Receivable, Net	$202,417	$199,525	$187,138

An analysis of changes in the allowance for loan losses is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In Thousands)
Balance, beginning	$1,288	$1,293	$1,293	$1,217	$924
Provision for loan losses	20	207	267	345	360
Charge-offs	(55)	(96)	(304)	(275)	(79)
Recoveries	14	26	32	6	12

Balance, ending	$1,267	$1,430	$1,288	$1,293	$1,217

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE (CONTINUED)

The following is a summary of information pertaining to impaired and nonaccrual loans:

	September 30,	December 31,
	2005	2004	2003	2002
	(Unaudited)
	(In Thousands)
Impaired loans with no valuation allowance	$—	$—	$—	$—
Impaired loans with a valuation allowance	—	—	320	83

Total Impaired Loans	$—	$—	$320	$83

Valuation allowance allocated to impaired loans	$—	$—	$187	$15

Average investment in impaired loans	$—	$—	$328	$84

Interest income recognized on impaired loans on a cash basis	$—	$—	$—	$—

Nonaccrual loans	$384	$142	$584	$903
Loans past due 90 days or more and still accruing interest	617	650	468	505

Total Nonperforming Loans	$1,001	$792	$1,052	$1,408

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.

Residential real estate loans serviced for others by the Association totaled $15,876,000, $18,763,000, $18,017,000, $20,901,000, and $24,542,000 at September 30, 2005 and 2004 (unaudited), December 31, 2004, 2003, and 2002, respectively.

At September 30, 2005 (unaudited), December 31, 2004 and 2003, loans to directors and executive officers and their affiliated entities totaled $2,830,000, $2,871,000, and $3,030,000, respectively. During the nine months ended September 30, 2005 (unaudited) and the year ended December 31, 2004, total principal additions were $107,000 and $100,000 and total principal payments were $148,000 and $181,000, respectively. Furthermore, director retirements in 2004 resulted in the decline of total principal of $78,000.

At September 30, 2005, there were approximately $90,595,000 of one to four family residential real estate loans pledged as collateral for advances from the Federal Home Loan Bank.

Substantially all of the Association’s loans are in western New York State and, accordingly, the ultimate collectibility of a substantial portion of the loans are susceptible to changes in market conditions in this primary market area.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
	(In Thousands)
Land	$658	$658	$658
Buildings and improvements	6,175	6,019	5,442
Furniture and equipment	3,429	3,385	3,393

	10,262	10,062	9,493
Accumulated depreciation	(3,583)	(3,417)	(3,024)

	$6,679	$6,645	$6,469

Depreciation and amortization of premises and equipment amounted to $454,000 and $456,000 for the nine months ended September 30, 2005 and 2004 (unaudited), respectively. Depreciation and amortization of premises and equipment amounted to $607,000, $445,000 and $365,000 in 2004, 2003 and 2002, respectively, and is included in occupancy and equipment expense in the accompanying statements of income.

NOTE 6 - OTHER ASSETS

Included within other assets is an investment in a limited liability company. Effective November 1, 2002, the Association and Young Title Agency established Lake Shore Title & Abstract, LLC, a New York Limited Liability Company with the purpose of engaging in the business of all core title services in connection with real estate transactions. The Association made an investment of $1,000 in 2002 for its 50% ownership interest. The Association recorded income of $-0-, $22,000, $22,000, $62,000 and $-0- in the nine months ended September 30, 2005 and 2004 (unaudited) and in the years ended December 31, 2004, 2003 and 2002, respectively. The investment and related income are accounted for under the equity method.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7 - DEPOSITS

Deposits consist of the following (dollars in thousands):

	September 30,		December 31,
	2005		2004		2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Unaudited)
Demand deposits:
Non-interest bearing	$16,891	—%	$11,208	—%	$10,993	—%
Interest bearing	37,957	0.44	39,488	0.33	37,076	0.23
Money market accounts	27,099	0.88	30,765	0.93	26,219	0.84
Savings accounts	29,942	0.52	30,007	0.50	31,483	0.50
Time deposits	139,687	3.16	132,086	2.57	124,724	2.60

	$251,576	2.12%	$243,554	1.71%	$230,495	1.62%

Scheduled maturities of time deposits are as follows:

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(In Thousands)
2005	$24,577	$76,569
2006	76,609	35,717
2007	27,174	16,806
2008	9,772	2,622
2009	1,071	155
Thereafter	484	217

	$139,687	$132,086

Time deposits in amounts of $100,000 or more amounted to $31,640,000, $29,312,000 and $22,241,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. Deposit account balances in excess of $100,000 are not federally insured.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7 - DEPOSITS (CONTINUED)

Interest expense on deposits was as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In Thousands)
Interest bearing checking accounts	$106	$79	$110	$176	$297
Money market accounts	203	202	275	276	364
Savings accounts	115	120	159	287	417
Time deposits	2,823	2,306	3,130	3,148	3,426

	$3,247	$2,707	$3,674	$3,887	$4,504

NOTE 8 - BORROWINGS

At September 30, 2005 (unaudited), December 31, 2004, 2003 and 2002, the Association had short-term borrowings from the Federal Home Loan Bank of New York of $9,425,000, $11,725,000, $11,800,000 and $3,000,000, respectively. The short-term borrowings at September 30, 2005 (unaudited) had fixed rates of interest ranging from 3.46% and 3.94% and mature within one year. The weighted average interest rate was 3.74%, 2.30%, 1.35% and 1.50% as of September 30, 2005 (unaudited), December 31, 2004, 2003 and 2002, respectively.

At September 30, 2005 (unaudited) and December 31, 2004, the Association had an unsecured line of credit with the Federal Home Loan Bank of $23,449,000 and $15,699,000, respectively, which bears interest at an adjustable rate and provides a secondary funding source for real estate lending, liquidity, and asset/liquidity management. This renewable facility expires on July 31, 2006. The Association also has a $23,449,000 unsecured stand-by line of credit with the Federal Home Loan Bank. The Association had no outstanding borrowings on either line at September 30, 2005 (unaudited), December 31, 2004 and 2003.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS (CONTINUED)

Long-term debt from the Federal Home Loan Bank of New York consisted of the following:

	Interest Rate	September 30,		December 31,
Maturity		2005	2004	2003
		(Unaudited)
		(Dollars In Thousands)
November 8, 2004	2.23%	$—	$—	$1,000
August 8, 2005	2.06%	—	1,000	1,000
October 31, 2005	2.24%	1,000	1,000	1,000
November 8, 2005	2.74%	1,000	1,000	1,000
November 21, 2005	2.29%	1,000	1,000	1,000
January 23, 2006	2.01%	1,000	1,000	—
April 12, 2006	2.30%	600	600	—
April 17, 2006	2.48%	500	500	—
April 19, 2006	2.41%	500	500	—
August 7, 2006	3.15%	1,000	1,000	—
August 8, 2006	2.64%	1,000	1,000	1,000
October 30, 2006	2.86%	1,000	1,000	1,000
November 8, 2006	3.15%	1,000	1,000	1,000
November 20, 2006	2.88%	1,000	1,000	1,000
January 23, 2007	2.59%	1,000	1,000	—
August 6, 2007	3.62%	1,000	1,000	—
August 8, 2007	3.22%	2,000	2,000	2,000
October 29, 2007	3.34%	1,000	1,000	1,000
November 8, 2007	3.48%	1,000	1,000	1,000
November 19, 2007	3.36%	1,000	1,000	1,000
January 23, 2008	3.08%	2,000	2,000	—
August 5, 2008	4.01%	1,000	1,000	—
August 8, 2008	3.63%	2,000	2,000	2,000
September 17, 2008	3.66%	1,000	1,000	—
October 29, 2008	3.77%	2,000	2,000	2,000
November 10, 2008	3.85%	1,000	1,000	1,000
November 19, 2008	3.74%	1,000	1,000	1,000
January 23, 2009	3.45%	1,000	1,000	—
September 17, 2009	3.92%	2,000	2,000	—
October 29, 2009	4.15%	2,000	2,000	2,000
November 9, 2009	4.18%	1,000	1,000	1,000
November 19, 2009	4.08%	1,000	1,000	1,000
November 8, 2010	4.42%	500	500	500
November 19, 2010	4.39%	1,000	1,000	1,000
November 8, 2011	4.60%	500	500	500
November 21, 2011	4.57%	1,000	1,000	1,000
Strip borrowings:
Matures on a quarterly basis	Rates vary from 6.26%
through May 14, 2012	through 6.32%	1,700	2,000	2,400
Matures on a quarterly basis	Rates vary from 5.47%
through August 1, 2011	to 6.55%	1,360	1,660	2,135

		$40,660	$42,260	$31,535

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS (CONTINUED)

Contractual maturities of long-term debt at September 30, 2005 (unaudited) and December 31, 2004 are as follows:

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(In Thousands)
2005	$3,180	$4,780
2006	8,230	8,230
2007	7,510	7,510
2008	10,480	10,480
2009	7,460	7,460
Thereafter	3,800	3,800

	$40,660	$42,260

NOTE 9 - LEASE OBLIGATIONS

The Association is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $61,000 and $58,000 for the nine months ended September 30, 2005 and 2004 (unaudited) and $78,000 for 2004 and 2003 and $79,000 for 2002.

The Association is also committed under a long-term capital lease with an outstanding balance of $361,000, $373,000 and $387,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively, (included in other liabilities) having a remaining term of 13 years at December 31, 2004. Assets related to the capital lease are included in premises and equipment and consist of the fair value of $400,000 less accumulated amortization of approximately $73,000, $53,000 and $27,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. The Association has signed an agreement to commit to a second long-term capital lease, effective December 31, 2005. The lease agreement is for a term of 23 years and the future lease payments are included in the table shown below.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - LEASE OBLIGATIONS (CONTINUED)

Minimum future lease payments for the operating and capital leases are as follows:

	September 30, 2005		December 31, 2004
	Operating Leases	Capital Leases	Operating Leases	Capital Lease
	(Unaudited)
	(In Thousands)
2005	$22	$18	$80	$39
2006	87	141	87	39
2007	86	141	86	39
2008	80	145	80	43
2009	79	152	79	43
Thereafter	516	2,693	516	368

Total Minimum Lease Payments	$870	$3,290	$928	$571

NOTE 10 - INCOME TAXES

The provision for income taxes consists of the following:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In Thousands)
Current:
Federal	$849	$781	$959	$663	$1,176
State	75	50	—	—	19

	924	831	959	663	1,195

Deferred:
Federal	(55)	(136)	(57)	24	(171)
State	4	(12)	—	57	61

	(51)	(148)	(57)	81	(110)

	$873	$683	$902	$744	$1,085

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (CONTINUED)

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
State tax, net of federal benefit	2.1	1.1	0.0	1.7	1.6
Life insurance income	(2.1)	(2.3)	(2.2)	(3.4)	(2.6)
Other	1.7	(2.4)	(2.5)	0.8	(0.3)

	35.7%	30.4%	29.3%	33.1%	32.7%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
	(In Thousands)
Deferred tax assets:
Deferred compensation	$996	$892	$714
Allowance for loan losses	279	273	275
Capital loss carryforward	56	56	56
Other	—	7	61
Unrealized losses on securities available for sale	67	—	—

Total Deferred Tax Assets	1,398	1,228	1,106

Deferred tax liabilities:
Unrealized gains on securities available for sale	—	(378)	(525)
Depreciation	(410)	(412)	(382)
Deferred loan origination costs	(398)	(329)	(309)
Unrealized gains on deferred compensation investment	(24)	(55)	(40)
Other	(16)	—	—

Total Deferred Tax Liabilities	(848)	(1,174)	(1,256)

	$550	$54	$(150)

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (CONTINUED)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on estimates of the scheduled reversal of deferred tax liabilities and projections for future taxable income, management expects to fully realize the benefits of those deductible differences.

For the tax years prior to 1996, under the Internal Revenue Code, a special bad debt deduction for additions to the Association’s tax bad debt reserves was allowed. However, federal legislation enacted in 1996 eliminated this reserve method. For tax years beginning after January 1, 1996, the Association is only permitted to take deductions for bad debts for federal tax purposes determined based upon the experience method. This legislation also required that the Association recapture into taxable income the portion of existing tax bad debt reserves created in the years beginning after December 31, 1987 over a six-year period which ended in 2003.

Under prior federal law, tax bad debt reserves created prior to January 1, 1998 were subject to recapture into taxable income should the Association fail to meet certain qualifying asset and definition tests. The 1996 federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Association make certain non-dividend distributions or cease to maintain a thrift or bank charter. Management has no intention of taking any such actions. At September 30, 2005 (unaudited) and December 31, 2004, the Association’s total pre-1988 tax bad debt reserve was $2,240,000. This reserve reflects the cumulative effect of federal tax deductions by the Association for which no federal income tax provision has been made.

Provided the Association continues to satisfy certain definitional tests and other conditions for New York State income tax purposes, the Association is permitted to continue to take special reserve method bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the Association’s loss history (“Experience Method”) or a statutory percentage equal to 32% of the Association’s New York State taxable income. The Association used the percentage method in 2005, 2004, 2003 and 2002.

NOTE 11 - EMPLOYEE AND DIRECTOR BENEFIT PLANS

The Association maintains a 401(k) savings plan covering employees who have completed nine months of service and attained age 21. Participants may make contributions to the Plan in the form of salary deferrals of up to 75% of their total compensation subject to certain IRS limitations. The Association contributes a matching contribution equal to 40% of the participant salary deferral up to 6% of compensation. The Association may also make a discretionary profit sharing contribution which is allocated among all eligible employees. The Association’s expense for the 401(k) plan for the nine months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 was $229,000, $215,000, $297,000, $255,000 and $220,000, respectively.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Effective October 1, 1999, the Association initiated a non-qualified Executive Supplemental Benefit Plan and a non-qualified Directors Supplemental Benefit Plan. Both plans are unfunded and provide a predefined annual benefit to be paid to executives and directors for fifteen years upon their retirement. Although the plans are unfunded, the Association has set aside bank owned life insurance for the purpose of funding the liability. The cash surrender value of bank owned life insurance amounted to $5,674,000, $5,520,000 and $5,317,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. Annual benefits increase at a predetermined amount until the executive or director reaches a predetermined retirement age. Predefined benefits are 100% vested at all times and in the event of death, are guaranteed to continue at the full amount to their designated beneficiaries. The Association had a liability under such plans of $1,350,000, $1,211,000 and $962,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. This liability was calculated using an assumed discount rate of 7% in 2005, 2004 and 2003.

Effective October 1, 2001, the Association initiated an additional non-qualified Executive Supplemental Benefit Plan and a non-qualified Director’s Supplemental Benefit Plan. Both plans are unfunded and provide a predefined annual benefit to be paid to executives and directors for fifteen years upon their retirement. Under the Plan Agreement, the Association can set aside assets to fund the liability which will be subject to claims of the Association’s creditors upon liquidation of the Association. At September 30, 2005 (unaudited) and December 31, 2004, the Association has set aside U.S. Treasury bonds with an amortized cost of $2,059,000 and $2,067,000, which are included in held to maturity investment securities in the accompanying statements of financial condition. Annual benefits increase at a predetermined amount until the executive or director reaches a predetermined retirement age. Vesting requirements are based on length of service and upon reaching the vesting requirements, the predefined benefits are guaranteed to continue at the full amounts to the designated beneficiaries in the event of death. The Association had a liability under such plans of $637,000, $533,000 and $371,000 at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. This liability was calculated using an assumed discount rate of 5.75% in 2005, 2004 and 2003.

The Association’s expense for the non-qualified Executive Supplemental Benefit Plans and non-qualified Directors Supplemental Benefit Plans for the nine months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 was $289,000, $325,000, $427,000, $433,000, and $401,000, respectively.

The Association also provides a deferred compensation plan for its directors that allows the directors to elect to defer all or a portion of their compensation and allocate such awards to achieve a rate of return based on several investment options. Participants also elect the timing of distributions from the plan. Such distributions are payable in cash. The Association had a liability under this plan of $665,000 and $597,000 at December 31, 2004 and 2003, respectively. The Association has chosen to separately invest in the investment options specified by the Directors. The Association had $707,000, $665,000 and $597,000 invested in such investment options and recorded as other assets at September 30, 2005 (unaudited), December 31, 2004 and 2003, respectively. The Association’s net expense for the deferred compensation plan for the nine months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 was $57,000, $31,000, $77,000, $148,000 and $(41,000), respectively. The expense includes the amount of unrealized gain or loss recognized on the market value of the investment options for the period indicated. If an unrealized loss was recognized during the period, the expense may be reduced by the amount of the loss. During the year ended December 31, 2002, the unrealized losses exceeded the recorded expense.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of the Association’s financial instruments are as follows:

	September 30,		December 31,
	2005		2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Unaudited)
	(In Thousands)
Financial assets:
Cash and cash equivalents	$15,483	$15,483	$11,577	$11,577	$16,753	$16,753
Securities available for sale	96,420	96,420	99,170	99,170	83,027	83,027
Securities held to maturity	2,299	2,512	2,359	2,503	371	389
Federal Home Loan Bank stock	2,504	2,504	2,709	2,709	2,167	2,167
Loans receivable	202,417	202,996	199,525	202,712	187,138	192,418
Accrued interest receivable	1,200	1,200	1,195	1,195	1,042	1,042
Financial liabilities:
Deposits	251,576	250,355	243,554	243,183	230,495	231,955
Short-term borrowings	9,425	9,425	11,725	11,725	11,800	11,800
Long-term debt	40,660	39,894	42,260	42,103	31,535	31,817
Accrued interest payable	202	202	160	160	127	127
Off-balance-sheet financial instruments	—	—	—	—	—	—

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates. Fair value methods and assumptions are set forth below for each type of financial instrument.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument, including judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Cash and Cash Equivalents

The carrying amount approximates the fair value because the instruments mature in 90 days or less.

Securities

The fair values are based on quoted market prices supplied by the Association’s custody agent and investment broker.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Federal Home Loan Bank Stock

The carrying amount of Federal Home Loan Bank stock approximates fair value.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Loans Receivable

The fair value of performing variable rate loans that reprice frequently approximates carrying value. The fair value of fixed-rate performing loans is calculated by discounting scheduled cash flows through the estimated maturity using the Association’s current origination rates. The estimate of maturity is based on the Association’s contractual cash flows adjusted for prepayment estimates based on current economic and lending conditions. Fair value for significant nonperforming loans is based on carrying value which does not exceed recent external appraisals of any underlying collateral.

Deposits

The fair value of deposits with no stated maturity, such as savings, money market and checking, is the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows at current rates of interest for similar borrowings using rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair value of advances from the Federal Home Loan Bank was calculated by discounting scheduled cash flows at current rates of interest for similar borrowings through maturity of such instruments.

Off-Balance Sheet Financial Instruments

Fair values for the Association’s off-balance sheet financial instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk weighted assets, tangible equity to tangible assets and Tier 1 capital to adjusted total assets. Management believes, as of September 30, 2005 (unaudited) and December 31, 2004, that the Association meets all capital adequacy requirements to which it is subject.

The most recent notification from the Federal banking agencies categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association’s category.

The Association’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of September 30, 2005 (Unaudited):
Total capital (to risk-weighted assets)	$29,667	16.74%	$	≥14,178	≥8.0%	$	≥17,723	≥10.0%
Tier 1 capital (to adjusted total assets)	27,846	8.32		≥13,393	≥4.0		≥16,742	≥5.0
Tangible equity (to tangible assets)	27,846	8.32		≥5,022	≥1.5		N/A	N/A
Tier 1 capital (to risk-weighted assets)	27,846	15.71		N/A	N/A		≥10,634	≥6.0
As of December 31, 2004:
Total capital (to risk-weighted assets)	$28,288	16.34%	$	≥13,847	≥8.0%	$	≥17,309	≥10.0%
Tier 1 capital (to adjusted total assets)	26,272	7.99		≥13,156	≥4.0		≥16,445	≥5.0
Tangible equity (to tangible assets)	26,272	7.99		≥4,933	≥1.5		N/A	N/A
Tier 1 capital (to risk-weighted assets)	26,272	15.18		N/A	N/A		≥10,385	≥6.0
As of December 31, 2003:
Total capital (to risk-weighted assets)	$25,958	16.37%	$	≥12,686	≥8.0%	$	≥15,858	≥10.0%
Tier 1 capital (to adjusted total assets)	24,093	7.97		≥12,088	≥4.0		≥15,110	≥5.0
Tangible equity (to tangible assets)	24,093	7.97		≥4,533	≥1.5		N/A	N/A
Tier 1 capital (to risk-weighted assets)	24,093	15.19		N/A	N/A		≥9,515	≥6.0

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

Following is a reconciliation of the Association’s GAAP capital to regulatory Tier 1 capital at September 30, 2005 (unaudited) and December 31, 2004 and 2003:

	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
	(In Thousands)
GAAP (Equity) Capital	$27,732	$26,915	$24,947
Plus: Unrealized (gains) losses on securities available for sale, net of tax	114	(643)	(854)

Tier 1 Capital	27,846	26,272	24,093
Plus: Allowance for loan losses	1,267	1,288	1,293
Allowed unrealized gain on securities available for sale	559	732	576
Less: Other investments required to be deducted	5	4	4

Total Capital	$29,667	$28,288	$25,958

NOTE 14 - COMMITMENTS TO EXTEND CREDIT

The Association has commitments to extend credit with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Association’s exposure to credit loss is represented by the contractual amount of these commitments. The Association follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following commitments to extend credit were outstanding:

	Contract Amount
	September 30,	December 31,
	2005	2004	2003
	(Unaudited)
	(In Thousands)
Commitments to grant loans	$7,863	$3,969	$3,656
Unfunded commitments under lines of credit	20,564	19,224	17,708

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 14 - COMMITMENTS TO EXTEND CREDIT (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Association, is based on management’s credit evaluation of the customer. At September 30, 2005 (unaudited) and December 31, 2004, the Association’s fixed rate loan commitments totaled $3,378,000 and $1,166,000, respectively. The range of interest rates on these fixed rate commitments was 5.25% to 6.375% at September 30, 2005 and 5.125% to 6.125% at December 31, 2004.

NOTE 15 - PLAN OF CONVERSION AND REORGANIZATION

On August 9, 2005, the Board of Directors of Lake Shore Savings Bank approved a plan of conversion whereby Lake Shore Bancorp, Inc. is offering common stock for sale in connection with the reorganization of Lake Shore Savings and Loan Association into the mutual holding company form of organization. The shares to be offered for sale represent 45% of the to-be outstanding common stock of Lake Shore Bancorp. In connection with the reorganization, Lake Shore Savings and Loan Association will convert its New York State mutual savings and loan charter to a Federal stock savings bank charter and change its name to Lake Shore Savings Bank. In addition, Lake Shore Savings Bank will form Lake Shore Bancorp to own 100% of Lake Shore Savings as part of the reorganization. Lake Shore, MHC, the federally-chartered mutual holding company to be formed by Lake Shore Savings, will own 53% of the outstanding common stock of Lake Shore Bancorp. The remaining 2% of the shares will be contributed to a charitable foundation that Lake Shore Savings intends to form.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be expensed. As of September 30, 2005, the total costs incurred, $109,000, have been deferred.

As part of the Conversion, the Bank intends to enter into change of control agreements with certain executive officers. In addition, as part of the Conversion, the Bank intends to implement a severance plan, employee stock ownership plan, stock option plan and other benefit and salary continuation plans for directors, officers and employees.

Effective as of the re-organization date, Lake Shore Bancorp and Lake Shore Savings Bank will each enter into parallel employment agreements with Mr. David C. Mancuso to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $213,550, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and error and omissions insurance coverage throughout the employment term and for six years after termination.

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

NOTE 16 - SUBSEQUENT EVENTS (UNAUDITED)

On October 11, 2005, based on the recommendation of the Board’s Compensation Committee, the Board of Directors approved the termination of the Bank’s deferred compensation plan (refer to Note 11 - Employee and Director Benefit Plans for more information about this plan). This will result in all accrued benefits under this plan to be distributed to the participants. As a result of terminating this plan, the participants will lose the tax benefit of deferring compensation. The plan was terminated on November 16, 2005. The total amount accrued by the plan as of September 30, 2005 was $707,000 and was recorded in other liabilities section of the financial statements. As indicated in Note 11, the Bank had chosen to separately invest the deferred compensation in the investment options specified by the participants. These investments were fully liquidated on November 16, 2005, as part of the plan termination. As of September 30, 2005, the Bank had recorded $707,000 in its investments for this plan within other assets of the financial statements. The Association realized a gain of approximately $43,000 as a result of terminating the plan.

On or about October 27, 2005, the Association was made aware of a check kiting matter involving one of its customers. As of December 19, 2005, the potential loss to the Association is estimated to be approximately $190,000.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our affairs and the affairs of Lake Shore Savings, Lake Shore, MHC or Lake Shore Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Up to 2,587,500

Shares of Common Stock

(Proposed Holding Company

for Lake Shore Savings Bank)

PROSPECTUS

RYAN BECK & CO.

February 13, 2006

Until the later of March 18, 2006 or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.